UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

LINCOLN ELECTRIC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

03

NOTICE OF ANNUAL MEETING

ANNUAL MEETING OF
SHAREHOLDERS

ITEMS TO BE VOTED ON	RECOMMENDATION
PROPOSAL 1 To elect ten Director Nominees named in this Proxy Statement to hold office until the 2023 Annual Meeting or until their successors are duly elected and qualified	FOR all Director Nominees	PAGE 21
PROPOSAL 2 To ratify the appointment of Ernst & Young LLP as Lincoln Electric’s independent registered public accounting firm for the year ending December 31, 2022	FOR this proposal	PAGE 83
PROPOSAL 3 To approve, on an advisory basis, the compensation of our named executive officers (NEOs) for 2021	FOR this proposal	PAGE 85

By Order of the Board of Directors, Christopher L. Mapes Chairman, President and Chief Executive Officer	Jennifer I. Ansberry Executive Vice President, General Counsel and Secretary

WE WILL BEGIN MAILING THIS PROXY STATEMENT ON OR ABOUT MARCH 18, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 21, 2022:

This Proxy Statement and the related form of proxy, along with our 2021 Annual Report on Form 10-K, are available free of charge at www.lincolnelectric.com/proxymaterials.

DATE & TIME

THURSDAY, APRIL 21, 2022

11:00 AM ET

PLACE

Online at
www.virtualshareholdermeeting.com/LECO2022

ACCESS

Online at
www.virtualshareholdermeeting.com/LECO2022.
You must have your 16-digit control number
which is printed on your proxy card.

PARTICIPATION

Submit pre-meeting questions online by visiting
www.proxyvote.com before Monday, April 18,
2022 at 5:00 pm ET.

RECORD DATE

Shareholders of record on the close of
business on February 28, 2022 are entitled
to vote at the 2022 Annual Meeting.

HOW TO CAST YOUR VOTE Your vote is important! Please vote your shares promptly in one of the following ways:

BY INTERNET USING YOUR COMPUTER Visit www.proxyvote.com until April 20, 2022

BY PHONE Call 1-800-690-6903 by April 20, 2022

BY INTERNET USING YOUR TABLET OR SMARTPHONE Scan this QR code to vote with your mobile device by April 20, 2022

BY MAIL Sign, date and return your proxy card or voting instruction form, which must be received by April 20, 2022

DURING MEETING Vote online on April 21, 2022 during the Annual Meeting at www.virtualshareholdermeeting.com/LECO2022

05

06

BUSINESS
OVERVIEW

OUR PURPOSE:

OPERATING BY A HIGHER
STANDARD TO BUILD A BETTER WORLD

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, automated joining, assembly and cutting systems, plasma and oxyfuel cutting equipment, and has a leading global position in brazing and soldering alloys. We are recognized as The Welding Experts® for our leading material science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. We leverage these strengths, our global presence and a broad distribution network to serve an array of customers across various end markets including: general metal fabrication, energy, structural steel construction and infrastructure (commercial buildings and bridges), heavy industries (agricultural, mining, construction and rail equipment, as well as shipbuilding), and automotive/transportation. Headquartered in Cleveland, Ohio,U.S.A., we operate 56 manufacturing locations in 19 countries and distribute to over 160 countries. In 2021, we generated a record $3.2 billion in sales.

OUR GLOBAL FOOTPRINT

OUR GUIDING PRINCIPLE: THE GOLDEN RULE

TREAT OTHERS AS YOU WOULD LIKE TO BE TREATED

For over 125 years, we have achieved success through innovation and business practices that seek to align our stakeholders. Our long-term strategic initiatives and investments drive alignment by providing:

•	Customers with market-leading solutions that are manufactured responsibly, operate safely and efficiently, and are supported by our superior technical application capabilities;
•	Employees with an incentive and results-driven culture where engagement and professional growth and development is a priority;
•	Suppliers with a shared commitment to responsible operations that are safe, compliant and efficient;
•	Communities with a responsible and engaged partner who is focused on helping communities thrive; and
•	Shareholders with above-market returns.

The 2025 Strategy’s key financial and sustainability targets align with substantially all of the Company’s key short-term and long-term compensation metrics and are incorporated in the CEO and executive leadership compensation goals and cascade through the organization.

KEY FINANCIAL METRICS	2025 GOAL (2020 BASELINE)	SHORT-TERM COMPENSATION METRICS	LONG-TERM COMPENSATION METRICS
Sales CAGR (organic & inorganic)	High single-digit to Low double-digit percent	X
Average Adjusted Operating Income Margin	16%	X1 (Representative of EBITB)
Adjusted Earnings per share CAGR	High-teens to Low 20%		X1 (Three-Year Cumulative Growth of Adjusted Net Income for Compensation Purposes)
Average Operating Working Capital Ratio	15% in 2025	X1
Average Return on Invested Capital (ROIC)	18% to 20% (Top quartile performance vs. proxy peers)		X1

(1) Performance measures used in the design of the executive compensation program are defined in Appendix A

07

08

Employee engagement and development is a key focus of our 2025 Strategy as a highly engaged workforce is safer, innovative, productive, and generates long-term value for the organization. Our 2025 Strategy human capital investments enhance employee development and training through a range of online self-guided and instructor-led educational and experiential programs, skills training and career resources. This programming continues to expand to reach employees globally with learning and development opportunities targeted to all levels of the organization to promote personal development, career pathways and employee retention at Lincoln Electric.

In addition to our educational and career development programs, our annual talent and succession planning process reviews 100% of our global professional staff to ensure an appropriate talent pipeline for critical roles in general management, engineering and operations. This evaluation includes our CEO and all segment and functional leaders who use this process to identify and support high potential and diverse talent in succession planning for the next generation of Lincoln Electric’s leaders.

The 2025 Strategy also incorporates the following long-term 2025 safety and environmental goals:

In addition, we focus on product stewardship in the design and manufacture of our products to improve safety, advance energy efficiency and reduce waste in our customers’ welding operations. We measure energy efficiency improvements achieved in our welding equipment as we transition our equipment portfolio from a transformer-based platform to a more efficient digital, inverter-based system. Product stewardship initiatives also include efforts to reduce packaging waste, digitization of product reference material, and the increased use of intermodal transportation to reduce the carbon footprint of our products in the supply chain.

PROXY

SUMMARY

This section provides an overview of important items related to this Proxy Statement and the 2022 Annual Meeting. We encourage you to read the entire Proxy Statement for more information before voting.

2021 PERFORMANCE HIGHLIGHTS

In 2021, we achieved record sales and adjusted earnings per share performance, and strong return on invested capital, while effectively mitigating inflation and challenging operating conditions. By prioritizing employee safety and following a “customer-first” approach, our team developed an agile supply chain strategy and manufacturing plan, which allowed us to continue to operate safely and maximize inventory levels and product availability to support customers’ needs and the early stages of an industrial recovery.

The team’s resilience allowed us to advance our Higher Standard 2025 strategic initiatives focused on an enhanced customer experience, employee development, maximizing the value of our solutions, and achieving operational excellence. In 2021, we continued to differentiate ourselves through innovation. We maintained our leadership position in automation, launched over 80 new product families and expanded our vitality index of sales from new products to 33%. Operationally, we completed hundreds of local continuous improvement projects across our global footprint, continued to automate, digitize and leverage shared services to drive efficiencies, and benefited from structural cost savings achieved through numerous initiatives, which allowed us to exceed our International Welding segment’s profit goal.

These initiatives combined with strong cash generation, an active acquisition program, and a balance sheet well-positioned to fund growth and superior shareholder returns enables Lincoln Electric to capitalize on a new industrial growth cycle.

2021 FINANCIAL HIGHLIGHTS

End markets returned to growth in 2021. Sales increased approximately 22% to a record $3.2 billion primarily due to 19% organic sales growth and an approximate 2% contribution from acquisitions. We achieved strong operating income performance with a 370 basis point increase in our operating income margin to 14.3% versus the prior year, primarily due to volume growth, price management and benefits of cost reduction actions. Adjusted operating income margin improved 240 basis points to 14.8%.

See Appendix A for definitions and/or reconciliation of these metrics to results reported in accordance with GAAP. Performance measures used in the design of the executive compensation program are presented within the Compensation Discussion and Analysis section.

09

10

2021 SHAREHOLDER RETURNS

We continued to generate solid cash flows and pursued a balanced capital allocation strategy with strong shareholder returns despite the challenging operating conditions. In 2021, we returned $286 million to shareholders through our dividend program and share repurchases. In addition, the Board approved the Company’s 26th consecutive dividend increase, raising the dividend payout rate by 9.8%. These returns were complemented by $219 million in growth investments in internal capital expenditures and acquisitions.

2021 SAFETY AND ENVIRONMENTAL HIGHLIGHTS

Safety and operational excellence are a priority at Lincoln Electric and we strive to improve our performance annually across these key safety and environmental metrics: safety total recordable case rate, carbon emissions, energy intensity, recycling, and water use as we advance towards achieving our 2025 goals. Our performance demonstrates continued structural improvements achieved in the business through our 2025 Strategy and our commitment to best-in-class performance.

	2025 GOAL (vs. 2018 BASELINE)	2021 PERFORMANCE (vs. 2018 BASELINE)
Safety (TRCR)	52% Reduction	19% Reduction
Greenhouse Gas Emissions (Absolute)	10% Reduction	18% Reduction
Energy Intensity	16% Reduction	7% Increase[1]
Recycling (All Waste)	80% Rate	+160 bps to 75% Rate
Water Use (Absolute)	14% Reduction	21% Reduction

(1) Our 2021 energy intensity performance was unfavorably impacted by production hours. Absolute energy use declined 6% in 2021 vs. 2018 baseline.

2021 GLOBAL WORKFORCE AND DIVERSITY AND INCLUSION PROGRAMS

Our 2025 Strategy focuses on the importance of employee engagement and fostering an organization where every employee is encouraged and motivated to bring their unique perspectives and talents forward. Our CEO and Chief Human Resources Officer lead our diversity and inclusion (D&I) initiatives, and report on the Company’s D&I programs, talent attraction and retention, and succession planning to the Board twice annually and our Compensation and Executive Development Committee is regularly briefed on D&I matters throughout the year. Our D&I programs focus on:

•	Internal diversity and inclusion education and training programs
•	Employee development programs to promote talent from within
•	Enhancing our recruiting efforts to increase diversity
•	Support employee resource groups, including Diversity Councils
•	Maintain Advisory Boards where department representatives meet regularly with management to raise key topics
•	Partnering with diverse customers and suppliers

DIVERSITY HIGHLIGHTS

In 2021, we expanded our D&I initiatives to further increase engagement and connectedness among our global organization to help us shape future D&I investments and initiatives. Highlights include:

•	We instituted our periodic global employee survey and achieved record participation. We use employee surveys to gauge employee engagement and to identify where our programs are effective and new opportunities to meet employees’ needs. Overall sentiment was positive and we have identified opportunities to further enhance engagement and team collaboration.
•	We adopted a new “Work Appropriately” program in 2021 for eligible, office-based roles that can effectively achieve their strategic objectives and successfully service customers in a permanently remote or hybrid office/work-from-home format to help employees balance personal needs with professional demands. To further support this approach, we retrofitted our headquarter offices to support visiting hybrid employees and invested in new collaborative workspaces and technologies to support in-person and virtual team interactions. We are continuing to assess the use of this program across our network of global office locations.
•	We launched a new multi-lingual internal communications mobile app and intranet portal that connects all employees (office and production line workers) with global and local news to ensure best-in-class connectivity and content across our 11,000 employees.

In addition, our culture and D&I programming was recognized externally by these distinguished awards:

Also recognized as Forbes 2021 World’s Top Female Friendly Companies

EMPLOYEE DEVELOPMENT & TRAINING

One of the four peaks of our 2025 Strategy is focused directly on our employees’ engagement and professional development because a highly-engaged workforce drives innovation, productivity and improved bottom-line results. One key area of engagement is our investment in training and development to ensure a strong succession pipeline and ample development opportunities to advance skills, knowledge and expertise to prepare our employees for future career opportunities. Our programs include formal leadership, management and professional development programs, tuition reimbursement for external accredited programs, mentoring, self-guided online courses, instructor-led programs, and special project and rotational assignments that can lead to extensive global exposure.

COMMUNITY ENGAGEMENT

In 2021, we maintained our employee assistance program, supported our internal employee resource group initiatives and community engagement through our Lincoln Electric Foundation grants, our U.S. employee matching program for donations and volunteerism, in-kind gifts, sponsorship of key events, and the hosting of community and academic events at our facilities. In addition, we maintained our community educational/career programming among secondary and high school students to address skills gaps in industry and expand awareness of attractive career pathways in manufacturing. This programming, along with our continued support of regional youth programs, welding competitions and serving as the global welding sponsor of WorldSkills® are foundational to our efforts to promote the trades and the science of welding.

11

12

CORPORATE GOVERNANCE HIGHLIGHTS

Lincoln Electric has a solid track record of integrity and corporate governance practices that promote thoughtful management by its officers and Board of Directors, facilitating profitable growth while strategically balancing risk to maximize shareholder value. The tables below summarize select Board and governance information, and highlight certain information about the 10 Director Nominees shareholders are being asked to elect at the 2022 Annual Meeting.

BOARD COMPOSITION AND PRACTICES
Size of Board	13*
Number of independent Directors	12
Average age of Directors Nominees	60
Ethnically diverse Director Nominees	2
Female Director Nominees	3
Board meetings held in 2021	5
New Directors in the last 5 years	4
Average tenure (years) of Director Nominees	9.4
Annual election of Directors	✔
Majority voting policy for Directors	✔
Lead Independent Director	✔

*	Prior to the election of Mr. Chambers, there were 12 Directors (11 were independent) during 2021.

Number of fully independent Board committees	4
Independent Directors meet without management	✔
Director attendance at Board and committee meetings	>75%
Mandatory retirement age (75)	✔
Stock ownership guidelines for Directors	✔
Annual Board and committee self-assessments	✔
Code of Conduct for Directors, officers & employees	✔
No overboarded Directors (per ISS or Glass Lewis)	✔
Succession planning and implementation process	✔
Strategy, ESG and risk management oversight	✔
Corporate culture, diversity and inclusion oversight	✔

SHAREHOLDER PROTECTIONS
One share, One vote standard	✔
Dual-class common stock or Poison pill	✘
Cumulative voting	✘
Vote standard for Code of Regulations amendment	67%
Shareholder right to call a special meeting	✔**
Annual election of Directors	✔
Majority voting policy for Directors	✔
Lead Independent Director	✔
Executive sessions without management present	✔

**	Special meetings can be called by shareholders holding not less than 25% of the voting power
COMPENSATION PRACTICES
Pay for Performance	✔
Annual Say-on-Pay Advisory Vote	✔
Compensation aligned with strategic goals and individual performance	✔
Incentive plans do not encourage excessive risk taking	✔
No excessive perquisites	✔
Robust stock ownership guidelines for NEOs	✔
Clawback policy	✔
Double-trigger change-in-control	✔
Anti-hedging/pledging policy	✔
CEO Pay Ratio	191:1

ENVIRONMENTAL, SOCIAL & GOVERNANCE (ESG) POLICIES AND ENVIRONMENTAL GOALS
Compensation and Executive Development Committee oversight of human capital policies and practices, including corporate culture, diversity and inclusion (D&I)	✔
Audit Committee oversight of environmental, health & safety matters	✔
Audit Committee oversight of information security and cybersecurity matters	✔
ESG performance incorporated into CEO’s annual performance goals (and other executives)	✔
Global Code of Conduct	✔
Human Rights Policy	✔
No-Harassment Policy	✔
Anti-Corruption Policy	✔
Supplier Code of Conduct	✔
Environmental, Health, Safety & Quality Policy	✔
Environment management system	✔
Long-term safety and environmental goals	✔
Aligned with select UN Sustainable Development Goals (SDGs)	✔

DIRECTOR NOMINEES AND BOARD SUMMARY

PROPOSAL 1 Election of 10 Directors to serve until 2023 Annual Meeting or until their successors are duly elected and qualified

The Board recommends a vote FOR all Director Nominees.

Our Nominating and Corporate Governance Committee and our Board of Directors have determined that each of the Director Nominees possesses the right skills, qualifications and experience to effectively oversee Lincoln Electric's long-term business strategy.

	➜	See “Proposal 1 – Election of Directors” beginning on page 21 of this Proxy Statement.

You are being asked to vote on the election of ten Director Nominees. Selected biographical information of each Director Nominee, as well as committee membership and committee chair information is listed below. Additional information can be found in the Director biographies under Proposal 1.

DIRECTOR NOMINEES

Name	Age	Director Since	Independent	Audit	Compensation & Executive Development	Nominating & Corporate Governance	Finance	Other Public Company Boards
Brian D. Chambers Chair, President and CEO, Owens Corning	55	2022	✔	●			●	1
Curtis E. Espeland (Lead Independent Director) Retired Executive Vice President and CFO, Eastman Chemical Company	57	2012	✔	●			●	1
Patrick P. Goris Senior Vice President and CFO, Carrier Global Corporation	50	2018	✔	●		●		—
Michael F. Hilton Retired President and CEO, Nordson Corporation	67	2015	✔		◆	●		2
Kathryn Jo Lincoln Chair and CIO, Lincoln Institute of Land Policy	67	1995	✔		●	●		—
Christopher L. Mapes (Chairman) President and CEO, Lincoln Electric Holdings, Inc.	60	2010						1
Phillip J. Mason Retired President, EMEA Sector of Ecolab, Inc.	71	2013	✔		●		◆	—
Ben P. Patel Former Senior Vice President and Chief Technology Officer, Cooper Tire & Rubber Company	54	2018	✔	●		●		—
Hellene S. Runtagh Retired President and CEO, Berwind Group	73	2001	✔		●	◆		—
Kellye L. Walker Executive Vice President and Chief Legal Counsel, Eastman Chemical Company	55	2020	✔		●	●		—

◆   Chair                  ●   Member

13

14

RETIRING DIRECTORS

Name	Age	Director Since	Independent	Audit	Compensation & Executive Development	Nominating & Corporate Governance	Finance	Other Public Company Boards
Stephen G. Hanks Retired President and CEO, Washington Group International	71	2006	✔	◆			●	—
G. Russell Lincoln President, N.A.S.T. Inc.	75	1989	✔	●			●	—
William E. MacDonald, III Retired Vice Chairman, National City Corporation	75	2007	✔		●		●	—

◆   Chair                  ●   Member

COMPOSITION OF DIRECTOR NOMINEES

Gender Diversity

3
Women
7
Men

Ethnic Diversity

2
Ethnically Diverse

Independence

1
Non-independent
9
Independent

Tenure of Independent Director Nominees

4
0-5 Years
9.1 Years
Average Tenure
2
6-9 Years
1
10-14 years
2
15 years or more

Age of Independent Director Nominees

2
70s
2
60s
61 Years
Average Age
5
50s

15

16

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SUMMARY

PROPOSAL 2 Ratification of independent registered public accounting firm	✔

The Board recommends a vote FOR this proposal.

Our Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as Lincoln Electric’s independent registered public accounting firm for the year ending December 31, 2022.

	➜	See “Proposal 2—Ratification of Independent Registered Public Accounting Firm” beginning on page 83 of this Proxy Statement.

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

PROPOSAL 3 Approval, on an advisory basis, of NEO Compensation	✔	The Board recommends a vote FOR this proposal. Our Board of Directors recommends that shareholders vote “FOR” the approval, on an advisory basis, of compensation of our NEOs for 2021.
	➜	See “Proposal 3—Approval, on an Advisory Basis, of Named Executive Officer Compensation” beginning on page 85 of this Proxy Statement and “Compensation Discussion and Analysis” beginning on page 41 of this Proxy Statement.

We have a long history of driving an incentive management culture, emphasizing pay for performance to align compensation with the achievement of enterprise, segment and individual goals.

We believe our compensation program and practices provide an appropriate balance between profitability, cash flow and returns, on the one hand, and suitable levels of risk-taking, on the other. This balance, in turn, aligns compensation strategies with shareholder interests, as reflected by the consistently high level of shareholders voting for the compensation of our NEOs.

2021 NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis (CD&A) provides information regarding our executive compensation program for the following NEOs in 2021:

Christopher L. Mapes Chairman, President and Chief Executive Officer	Steven B. Hedlund Executive Vice President, President, Americas and International Welding

Gabriel Bruno Executive Vice President, Chief Financial Officer and Treasurer	Jennifer I. Ansberry Executive Vice President, General Counsel and Secretary

Michele R. Kuhrt Executive Vice President, Chief Human Resources Officer

ACTIONS TO FURTHER ALIGN EXECUTIVE COMPENSATION WITH SHAREHOLDER INTERESTS

The Compensation and Executive Development Committee of the Board reviews the framework of our executive compensation program and seeks to align executive pay with our pay for performance philosophy. Each year, our Compensation and Executive Development Committee monitors our executive compensation program and how it relates to our corporate performance and shareholder interests. The historically high approval of our “say-on-pay” proposals on the compensation of our NEOs, including at the 2021 Annual Meeting, demonstrate the alignment of our executive compensation program with corporate performance and shareholder interests.

In 2021, our Compensation and Executive Development Committee reviewed the overall design of our executive compensation program, and held the program consistent with policies developed in prior years. Throughout the year, our Compensation and Executive Development Committee monitored the impact of the COVID-19 pandemic on our executive compensation program, including pay for performance, alignment with stockholder’s interests, and motivation and retention of key talent.

2021 EXECUTIVE COMPENSATION PRACTICES

What We Do		What We Don’t Do
We have long-term compensation programs focused on profitability, net income growth, ROIC and total shareholder returns	✔	We do not allow hedging or pledging of our shares	✘
We use targeted performance metrics to align pay with performance	✔	We do not reprice stock options and do not issue discounted stock options without shareholder approval	✘
We maintain stock ownership guidelines (5x base salary for CEO; 3x base salary for other NEOs)	✔	We do not provide excessive perquisites	✘
We have shareholder-approved incentive plans	✔
We have a broad clawback policy	✔	We do not have multi-year guarantees for compensation increases	✘
We have a double-trigger change in control policy	✔

COMPENSATION FRAMEWORK & PHILOSOPHY

Our compensation program is designed to attract and retain exceptional employees. We also maintain a strong pay for performance culture. As indicated below, we design our compensation system to reflect current best practices, including setting base pay below the competitive market for each position, targeting incentive-based cash compensation above the competitive market and promoting quality corporate governance in compensation decisions. We believe these practices result in sustained, long-term shareholder value and reflect our philosophy that the pay for our best performers should align with the results of our long-term goals.

Our executive compensation program consists of three primary elements of total direct compensation: base salary (fixed), short-term incentive compensation (at-risk) in the form of an annual bonus (EMIP), and long-term incentive compensation (at-risk) in the form of stock options, restricted stock units (RSUs) and performance shares.

•  Base salary is the only component of total direct compensation that is fixed

•  Short-term incentive compensation is based on annual consolidated and, if applicable, segment performance, and individual performance

• Long-term incentive compensation is based on our financial performance over a three-year cycle • Variable, “at risk,” pay is a significant percentage of total compensation

17

18

AVERAGE MIX OF KEY COMPENSATION COMPONENTS AND KEY COMPENSATION METRICS

The following charts present the mix of 2021 target direct compensation for our Chief Executive Officer (CEO) and all of our other NEOs, as established in the beginning of 2021. As shown below, 87% of our CEO’s compensation value and, on average, 73% of all of our other NEOs’ compensation value was “at risk,” with the actual amounts realized based on annual and long-term performance as well as our stock price.

We use the following key performance measures in our short-term and long-term compensation programs.

Key Performance Metrics Tied to Executive Compensation

Metric	Short-Term Compensation (Annual Bonus)	Long-Term Incentive Compensation Program (3-yr Performance Cycle)
EBITB[1,2] (Earnings before interest, taxes and bonus)	✔
Average Operating Working Capital to Sales[2] ratio	✔
Individual performance[3]	✔
Adjusted Net Income[2] growth		✔
Return on Invested Capital (ROIC)[2]		✔
Total Shareholder Return (TSR)[2]		✔
(1)	EBITB is an internal measure that tracks our adjusted operating income.
(2)	Both consolidated and segment financial performance measures are used in the design of the executive compensation program and are defined in Appendix A. Average Operating Working Capital to Sales for Compensation Purposes, Adjusted Net Income for Compensation Purposes, and Return on Investment Capital for Compensation Purposes have discrete definitions relative to our executive compensation program.
(3)	Individual performance goals are set annually and a significant portion of our executive officers’ individual performance goals are tied to one or more aspect of our 2025 Strategy including human capital and other ESG related matters.

LINCOLN ELECTRIC HOLDINGS, INC.

19

20

Cautionary Note on Forward-Looking Statements: This Proxy Statement contains forward-looking statements regarding Lincoln Electric’s strategy and current expectations within the applicable securities laws and regulations. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance,” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic, financial and market conditions; the effectiveness of operating initiatives; completion of planned divestitures; interest rates; disruptions, uncertainty or volatility in the credit markets that may limit our access to capital; currency exchange rates and devaluations; adverse outcome of pending or potential litigation; actual costs of the Company’s rationalization plans; possible acquisitions, including the Company’s ability to successfully integrate acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; the effects of changes in tax law; tariff rates in the countries where the Company conducts business; and the possible effects of events beyond our control, such as political unrest, acts of terror, natural disasters and pandemics, including the current coronavirus disease (“COVID-19”) pandemic, on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021. These forward-looking statements speak only as of the date on which such statements were made, and we undertake no obligation to update these statements except as required by federal securities law.

PROPOSAL 1—
ELECTION OF DIRECTORS

DIRECTOR NOMINEES

Brian D. Chambers Curtis E. Espeland Patrick P. Goris Michael F. Hilton	Kathryn Jo Lincoln Christopher L. Mapes Phillip J. Mason Ben P. Patel	Hellene S. Runtagh Kellye L. Walker

The term of office for each of our Directors expires at this year’s Annual Meeting. Pursuant to the retirement policy contained in our Governance Guidelines, Mr. Lincoln and Mr. MacDonald are not being nominated for re-election and will retire as Directors effective as of the expiration of their terms at the time of this year’s Annual Meeting. Mr. Hanks is also not being nominated for re-election and is retiring as a Director effective as of the expiration of his term at the time of this year’s Annual Meeting. Upon their retirement, the authorized number of Directors will be reduced from its current size of thirteen and fixed at ten.

Our shareholders are being asked to elect ten Directors to serve until the 2023 Annual Meeting or until their successors are duly elected and qualified. All of the Director Nominees, other than Mr. Chambers, who was elected to the Board on February 16, 2022, have been previously elected by our shareholders. Each of the Director Nominees has agreed to stand for re-election. The biographies of our Director Nominees can be found in this section.

If any Director Nominee is unable to stand for election, the Board may provide for a lesser number of nominees or designate a substitute. In the latter event, shares represented by proxies solicited by the Directors may be voted for the substitute. We have no reason to believe that any of the nominees will be unable to stand for election.

HOW WE SELECT DIRECTOR NOMINEES

In evaluating Director candidates, including persons nominated by shareholders, the Nominating and Corporate Governance Committee expects that any candidate must have these minimum qualifications:

•	Demonstrates character, integrity and judgment
•	High-level managerial experience or experience dealing with complex business matters
•	Ability to work effectively with others
•	Sufficient time to devote to the affairs of Lincoln Electric
•	Specialized experience and background that will add to the depth and breadth of the Board
•	Independence as defined by the Nasdaq listing standards (for non-employee Directors)
•	Financial literacy

We are also committed to having Director candidates that can provide perspective on the industry challenges that we face and our long-term commitment to a pay for performance culture. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for Director includes annually discussing prospective Director specifications, which serve as the baseline to evaluate candidates. When recruiting new Director candidates, we may involve a recognized search firm, and the CEO and/or a member of the Nominating and Corporate Governance Committee (usually, the Chair) will contact the prospective director to gauge his or her interest and availability. The candidate will then meet with several members of the Board, including our Lead Independent Director. At the same time, references for the prospect will be contacted. A background check is generally completed before a final recommendation is made to the Board to elect a candidate to the Board.

During 2021, the Nominating and Corporate Governance Committee retained the search firm of Heidrick & Struggles to help identify director prospects, perform candidate outreach, assist in reference and background checks and provide other related services. For the director search that commenced in 2021, the Board targeted active chief executive officers and other senior executives of public companies who had experience in managing global businesses who could appreciate complexities of our business, and enhance our focus on sustainability matters. The Board determined that Mr. Chambers possesses the desired capabilities and management experience and was elected to the Board on February 16, 2022.

Shareholders may nominate one or more persons for election as Director of Lincoln Electric. The process for doing so is set forth in the FAQs section of this Proxy Statement. Director candidates recommended by our shareholders will be considered by the Nominating and Corporate Governance Committee in accordance with the criteria outlined above. For this year, the window for such nominations closed on January 22, 2022.

21

22

DIRECTOR NOMINEES’ SKILLS, EXPERIENCE AND BACKGROUND

Throughout 2021, the Nominating and Corporate Governance Committee reviewed the skills, qualifications and experience of each Director Nominee to ensure that each can effectively oversee our long-term business strategy. As shown below, our Director Nominees have a mix of skills and experience that we believe are relevant to the Company’s long-term strategy and success.

BOARD DIVERSITY

To maintain Board diversity, the Nominating and Corporate Governance Committee is committed to include in each director candidate search individuals that represent diversity of race and gender. The Nominating and Corporate Governance committee also considers diversity of national origin, professional background and capabilities, knowledge of specific industries, and geographic experience.

NASDAQ BOARD DIVERSITY MATRIX

In accordance with Nasdaq’s new Board Diversity Rules, the following Board Diversity Matrix provides certain highlights of the composition of our Board members as of February 16, 2022, and is based on voluntary self-identification. Each of the categories listed in the table has the meaning as it is used in Nasdaq Rule 5605(f).

BOARD DIVERSITY MATRIX (AS OF FEBRUARY 16, 2022)*

Total Number of Directors		13
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	0	2
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	2

*Includes information disclosed by all Director Nominees and Retiring Directors

YOUR BOARD RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE

MAJORITY VOTING POLICY

The Director Nominees receiving the greatest number of votes will be elected (plurality standard). However, our majority voting policy states that any Director who fails to receive a majority of the votes cast in an uncontested director election in his/her favor is required to submit his/ her resignation to the Board. The Nominating and Corporate Governance Committee would then consider each resignation and determine whether to accept or reject it, with full Board approval of such decision. Abstentions and broker non-votes will have no effect on the election of a Director and are not counted under our majority voting policy. Holders of common stock do not have cumulative voting rights with respect to the election of a Director.

ANNUAL MEETING ATTENDANCE; NO SPECIAL ARRANGEMENTS

Directors are expected to attend each annual meeting. The Director Nominees plan to attend this year’s virtual Annual Meeting. All of our then-current Directors attended our 2021 Annual Meeting.

None of the Director Nominees has any special arrangement or understanding with any other person pursuant to which the Director Nominee was or is to be selected as a Director or nominee. There are no family relationships, as defined by Securities and Exchange Commission (SEC) rules, among any of our Directors or executive officers. SEC rules define the term “family relationship” to mean any relationship by blood, marriage or adoption, not more remote than first cousin.

23

24

DIRECTOR NOMINEES

BRIAN D. CHAMBERS Director since 2022 COMMITTEES: Audit Finance AGE: 55 OTHER PUBLIC COMPANY DIRECTORSHIPS: Owens Corning (NYSE: OC) since 2019	CURTIS E. ESPELAND Director since 2012 Lead Independent Director since 2018 COMMITTEES: Audit Finance AGE: 57 OTHER PUBLIC COMPANY DIRECTORSHIPS: Huntsman Corporation (NYSE: HUN) since 2022

Experience

Mr. Chambers has served as the Chair, President and Chief Executive Officer of Owens Corning, a global building and construction materials company, since 2020, and as President and Chief Executive Officer since 2019. During his over eighteen year tenure with Owens Corning, Mr. Chambers has served in various leadership positions including Chief Operating Officer from 2018 to 2019, and President of the Roofing Division from 2014 to 2018. Mr. Chambers has also held several commercial and operational roles at Saint- Gobain, Honeywell and BOC Gases.

Reasons for Nomination

•  Executive leadership experience as CEO and Chair of a global publicly-traded company engaged in manufacturing operations.

•  Strong leadership skills, business strategy development, international business and operations experience with a multi-national company.

•  Valuable knowledge of key governance matters, including sustainability matters, gained through executive leadership of various publicly-traded companies and as a director of Owens Corning.

Experience

Mr. Espeland is the former Executive Vice President and Chief Financial Officer of Eastman Chemical Company, an advanced materials and specialty additives manufacturer, a position he held from 2014 until his retirement in 2020. Mr. Espeland joined Eastman Chemical Company in 1996 and, during his tenure, he also served as Vice President, Finance and Chief Accounting Officer from 2005 to 2008, and Senior Vice President and Chief Financial Officer from 2008 to 2014.

Reasons for Nomination

•  Extensive experience in corporate finance and accounting, having served in various finance and accounting roles, and ultimately as the Chief Financial Officer, at a large publicly- traded company.

•  Significant experience in the areas of strategy, mergers and acquisitions, taxation and enterprise risk management.

•  International auditing experience having served as an independent auditor at Arthur Andersen LLP, working in both the United States and abroad (Europe and Australia).

•  The Board has determined that Mr. Espeland's extensive accounting and financial experience qualifies him as an "audit committee financial expert."

•  Valuable insight into advancing the business priorities of Lincoln Electric's international operations gained from his international business experience.

•  Valuable knowledge of key governance matters gained through his various directorships, including as a director of Lincoln Electric.

PATRICK P. GORIS Director since 2018 COMMITTEES: Audit Nominating and Corporate Governance AGE: 50 OTHER PUBLIC COMPANY DIRECTORSHIPS: None

MICHAEL F. HILTON

Director since 2015

COMMITTEES:

Compensation and Executive Development(Chair)

Nominating and Corporate Governance

AGE: 67

OTHER PUBLIC COMPANY DIRECTORSHIPS:

Ryder Systems, Inc. (NYSE: R)

since 2012

Regal Rexnord Corporation
(NYSE: RBC) since
December 2019
Nordson Corporation
(NASDAQ: NDSN) through 2019

Experience

Mr. Goris has served as the Senior Vice President and Chief Financial Officer of Carrier Global Corporation, a leading global provider of healthy, safe and sustainable building and cold chain solutions, since November 2020. Prior to joining Carrier, he served as Senior Vice President and Chief Financial Officer of Rockwell Automation, a global industrial automation and information solutions provider, from February 2017 to November 2020.

Reasons for Nomination

•  Relevant global financial expertise from serving in various finance roles, and ultimately as the Chief Financial Officer, of publicly-traded, multinational organizations.

•  Extensive experience in accounting, financial planning and analysis, investor relations and mergers and acquisitions.

•  Experience with a global industrial automation and information solutions company provides Mr. Goris with broad exposure to digital operations and "smart" manufacturing solutions using data and analytics, which enhances operational intelligence, productivity and risk management in manufacturing processes. These are key initiatives for our business and our customers' businesses.

•  The Board has determined that Mr. Goris' extensive accounting and financial experience qualifies him as an "audit committee financial expert."

•  Valuable knowledge of key governance matters gained as a director of Lincoln Electric.

Experience

Mr. Hilton is the former President and Chief Executive Officer of Nordson Corporation, a company that engineers, manufactures and markets differentiated products and systems used for precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test inspection, UV curing and plasma surface treatment, a position he held from 2010 until his retirement in 2019. During his tenure at Nordson Corporation, Mr. Hilton also served as a director. Prior to joining Nordson, Mr. Hilton was Senior Vice President and General Manager for Air Products and Chemicals, Inc., a global company that provides a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services, with specific responsibility for leading its $2 billion global Electronics and Performance Materials segment.

Reasons for Nomination

•  With over 30 years of global manufacturing experience, Mr. Hilton brings to the Board an intimate understanding of management leadership.

•  Extensive experience with strategy development and day-to-day operations of a multi-national company, including product line management, new product technology, talent development, manufacturing, distribution and other sales channels, business processes, international operations and global markets expertise.

•  Valuable knowledge of key governance matters gained as a director of Lincoln Electric and several other publicly-traded companies.

25

26

KATHRYN JO LINCOLN Director since 1995 COMMITTEES: Compensation and Executive Development Nominating and Corporate Governance AGE: 67 OTHER PUBLIC COMPANY DIRECTORSHIPS: None	CHRISTOPHER L. MAPES Director since 2010 Chairman since 2013 COMMITTEES: None AGE: 60 OTHER PUBLIC COMPANY DIRECTORSHIPS: The Timken Company (NYSE: TKR) since 2014

Experience

Ms. Lincoln has served as the Board Chair and Chief Investment Officer of the Lincoln Institute of Land Policy, an independent, global foundation focused on addressing significant policy issues through innovation land use and taxation methods, since 1996. As Chief Investment Officer, Ms. Lincoln manages and directs all aspects of the Institute's endowment, including strategic asset allocation and policy development, which have contributed to its current $800 million asset base. In her role as Chair, she plays a crucial role in the strategic direction and planning of the Institute, with ongoing involvement in the development of education programs, demonstration projects and impact measurement. Ms. Lincoln is a member of the Board of HonorHealth Network, and Claremont Lincoln University, and formerly served as a director of Johnson Bank Arizona, N.A. She is also the Co-Chair of the International Center for Land Policy Studies and Training in Taiwan and was recently named a Director for The Hope Effect, a non-profit entity.

Reasons for Nomination

•  Extensive leadership experience, addressing strategic planning, asset allocation matters and corporate governance.

•  As a Lincoln family member and long-standing Director of Lincoln Electric, Ms. Lincoln has a keen sense of knowledge about Lincoln Electric, its culture and the founding principles.

•  Broad experience and commitment to board and corporate governance excellence, named as a Board Leadership Fellow of the National Association of Corporate Directors. Named by WomenInc. as one of 2019's most influential corporate directors.

•  Valuable knowledge of key governance matters gained through her various directorships, including as a director of Lincoln Electric.

Experience

Mr. Mapes is the Chairman, President and Chief Executive Officer of Lincoln Electric. Mr. Mapes has served as President and Chief Executive Officer since December 2012. In December 2013, Mr. Mapes was appointed as Chairman of the Board in addition to his other responsibilities. From September 2011 to December 2012, Mr. Mapes served as the Chief Operating Officer of Lincoln Electric. From 2004 to August 2011, Mr. Mapes served as an Executive Vice President of A.O. Smith Corporation, a global manufacturer with a water heating and water treatment technologies business, which has residential, commercial, industrial and consumer applications, and the President of its former Electrical Products unit. Mr. Mapes started his career with General Motors and has held roles in industrial manufacturing for over 35 years. In addition, Mr. Mapes has served as a director of The Timken Company since 2014.

Reasons for Nomination

•  Extensive leadership experience in large, global publicly- traded companies engaged in manufacturing operations.

•  Keen understanding of the manufacturing industry and challenges organizations face growing globally.

•  In addition to business management experience, Mr. Mapes has an MBA and a law degree.

•  Valuable knowledge of key governance matters gained as a director of Lincoln Electric and The Timken Company.

PHILLIP J. MASON

Director since 2013

COMMITTEES:

Compensation and Executive Development

Finance (Chair)

AGE: 71

OTHER PUBLIC COMPANY DIRECTORSHIPS:

GCP Applied Technologies
(NYSE: GCP) through May 2020

BEN P. PATEL Director since 2018 COMMITTEES: Audit Nominating and Corporate Governance AGE: 54 OTHER PUBLIC COMPANY DIRECTORSHIPS: None

Experience

Mr. Mason is the former President of the Europe, Middle East & Africa Sector (EMEA Sector) of Ecolab, Inc., a leading provider of food safety, public health and infection prevention products and services, a position he held from 2010 until his retirement in 2012. Prior to leading Ecolab’s EMEA Sector, Mr. Mason had responsibility for Ecolab’s Asia Pacific and Latin America businesses as President of Ecolab’s International Sector from 2005 to 2010 and as Senior Vice President, Strategic Planning in 2004. In addition, Mr. Mason has public company board experience, previously serving as a director of GCP Applied Technologies from 2016 to May 2020.

Reasons for Nomination

•  Executive leadership experience in an international business unit for a U.S. publicly-traded company, providing Mr. Mason extensive international business expertise, business-to-business and industrial sector experience.

•  Extensive international business experience, starting, developing and growing businesses abroad, in both mature and emerging markets, having established businesses in China, South Korea, Southeast Asia, Brazil, India, Russia, Africa and the Middle East.

•  Strong finance and strategic planning proficiency, including merger and acquisition experience, along with significant experience working with and advising boards on diverse issues confronting companies with international operations.

•  Valuable knowledge of key governance matters gained as a director of Lincoln Electric and GCP Applied Technologies.

Experience

Mr. Patel served as Senior Vice President, Chief Technology Officer of Cooper Tire & Rubber Company, a global manufacturer of specialized passenger car, light truck, medium truck, motorcycle and racing tires from November 2019 until July 2021. He previously served as Senior Vice President and Chief Technology Officer of Tenneco, Inc., a manufacturer of automotive emission control and ride control products and systems. During his 8-year tenure at Tenneco, beginning in 2011, he held roles leading regional advanced technology development and establishing a global research and development organization. Prior to joining Tenneco, Mr. Patel held numerous positions with increasing responsibility, including senior scientist, at the General Electric Company during his thirteen-year tenure with the organization.

Reasons for Nomination

•  Over 20 years of experience serving with publicly-traded, global products and technology companies.

•  Broad expertise in material science, automation and “smart” systems, as well as extensive research and development experience.

•  Mr. Patel has been a leader in global innovation and research initiatives, which lends tremendous support to our focus on being an innovation leader in our industry and our advanced manufacturing growth strategy, which helps customers identify value and efficiencies in their welding and cutting operations.

•  Valuable knowledge of key governance matters gained as a director of Lincoln Electric.

27

28

HELLENE S. RUNTAGH

Director since 2001

COMMITTEES:

Compensation and Executive Development

Nominating and Corporate Governance (Chair)

AGE: 73

OTHER PUBLIC COMPANY DIRECTORSHIPS:
Harman International Industries
(NYSE: HAR) through 2017
NeuStar, Inc. (NYSE: NSR)
through 2017

KELLYE L. WALKER Director since 2020 COMMITTEES: Compensation and Executive Development Nominating and Corporate Governance AGE: 55 OTHER PUBLIC COMPANY DIRECTORSHIPS: None

Experience

Ms. Runtagh is the former President and Chief Executive Officer of the Berwind Group, a diversified pharmaceutical services, industrial manufacturing and real estate company, a position she held in 2001. From 1997 through 2001, Ms. Runtagh was Executive Vice President of Universal Studios, a media and entertainment company. Prior to joining Universal Studios, Ms. Runtagh spent 27 years at General Electric Company, a diversified industrial company, in a variety of leadership positions. In addition, Ms. Runtagh has extensive board experience, previously serving as a director of Harman International Industries from 2008 to 2017, NeuStar, Inc. from 2006 to 2017, and several other publicly-traded companies.

Reasons for Nomination

•  Over 30 years of experience in management positions with technology focused global companies, with responsibilities in management ranging from marketing and sales to finance, as well as engineering and manufacturing.

•  Diverse management experience, including growing businesses while maintaining high corporate governance standards.

•  Extensive experience as a director of publicly-traded companies.

•  Valuable knowledge of key governance matters gained as a director of Lincoln Electric and several other publicly-traded companies.

Experience

Ms. Walker has served as the Executive Vice President and Chief Legal Officer of Eastman Chemical Company, an advanced materials and specialty additives manufacturer, since April 2020. In this role, Ms. Walker has overall leadership and responsibility for Eastman's legal organization. She also served as Executive Vice President and Chief Legal Officer of Huntington Ingalls Industries, Inc., America's largest military shipbuilder, from 2015 to 2020. Prior to joining Huntington Ingalls Industries, Inc., Ms. Walker served as Senior Vice President, General Counsel and Secretary at American Water Works Company, Inc. Ms. Walker is a member of the Board of Directors of T. Rowe Price Funds, a position she has held since October 2021.

Reasons for Nomination

•  Seasoned senior executive with over 25 years of experience with publicly-traded companies, helping to increase organizational value through forward thinking, strategic discipline and a focus on continuous improvement.

•  Extensive experience in corporate governance, compliance and litigation management, government affairs, strategy development, product stewardship and regulatory affairs, global business conduct and global health, safety, environment and security.

•  Long-standing general counsel of publicly-traded companies and has also served as Chief Administrative Officer, leading human resources, information technologies, government affairs and corporate communications functions.

•  Extensive leadership across various industries including global public companies, government organizations and utility companies that will lend value to advance our 2025 Strategy.

•  Valuable knowledge of key governance matters gained as a director of Lincoln Electric.

RETIRING DIRECTORS

STEPHEN G. HANKS

Director since 2006

COMMITTEES:

Audit (Chair)
Finance

AGE: 71

OTHER PUBLIC COMPANY DIRECTORSHIPS:
McDermott International,
Inc. (NYSE: MDR) through
2018
Babcock & Wilcox
Enterprises, Inc. (NYSE:
BW) through 2018

G. RUSSELL LINCOLN Director since 1989 COMMITTEES: Audit Finance AGE: 75 OTHER PUBLIC COMPANY DIRECTORSHIPS: None

Mr. Hanks' 30-year tenure with global engineering and construction company Morrison Knudsen Corporation and its successor, Washington Group International, Inc. included serving the last eight years as President, Chief Executive Officer and a member of its Board of Directors, retiring in January 2008. Mr. Hanks also formerly served as Washington Group’s Executive Vice President, Chief Legal Officer and Secretary. In addition, Mr. Hanks has extensive board experience, previously serving as a director of McDermott International, Inc. from 2009 to May 2018 and Babcock & Wilcox Enterprises, Inc. from 2010 to March 2018.

Mr. Lincoln has served as the president of N.A.S.T. Inc., a personal investment firm, since 1996. Prior to joining N.A.S.T. Inc., Mr. Lincoln served as the Chairman and Chief Executive Officer of Algan, Inc.

WILLIAM E. MACDONALD, III Director since 2007 COMMITTEES: Compensation and Executive Development Finance AGE: 75 OTHER PUBLIC COMPANY DIRECTORSHIPS: None

Mr. MacDonald is the former Vice Chairman of National City Corporation, a diversified financial holding company, a position he held from 2001 until his retirement in 2006, where he was responsible for its seven-state regional and national corporate banking businesses, the Risk Management and Credit Administration unit, Capital Markets and the Private Client Group. Mr. MacDonald joined National City in 1968 and, during his tenure, held a number of key management positions, including Senior Executive Vice President of National City Corporation and President and Chief Executive Officer of National City’s Ohio bank.

29

30

CORPORATE GOVERNANCE

GOVERNANCE FRAMEWORK

We are committed to effective corporate governance and high ethical standards. We adhere to our ethical commitments in every aspect of our business, including our commitments to each other, in the marketplace and in the global, governmental and political arenas. These commitments are spelled out in our Code of Conduct, which applies to all of our employees (including our CEO and our other NEOs) and Directors.

We encourage you to visit our website at www.lincolnelectric.com, where you can find detailed information about our corporate governance programs/policies including:

• Code of Conduct • Governance Guidelines	• Charters for our Board Committees • Director Independence Standards

CORPORATE GOVERNANCE HIGHLIGHTS

BOARD OF DIRECTORS

•  Our Board held five meetings in 2021

•  During 2021, each of our Directors attended at least 75% of the total full Board meetings and meetings of committees on which he or she served during the time he or she served as a Director

•  Size of Board: 12 in 2021

•  Plurality vote with director resignation policy for failures to receive a majority vote in uncontested director elections

•  Lead Independent Director

•  All Directors are expected to attend the Annual Meeting

BOARD COMPOSITION

•  Number of independent Directors: 11 in 2021

•  Diverse Board including a complementary mix of backgrounds, experiences and expertise, as well as balanced mix of ages, tenure of service and gender

•  Several current and former CEOs

•  Global experience

•  Audit Committee has multiple financial experts

BOARD PROCESSES

•  Independent Directors meet without management present

•  Annual Board and Committee self-evaluations

•  Board orientation program

•  Governance Guidelines approved by Board

•  Board has an active role in risk oversight

•  Full Board review of succession planning annually

BOARD ALIGNMENT WITH SHAREHOLDERS

•  Annual equity grants align interests of Directors and officers with shareholders

•  Annual advisory approval of named executive officer compensation

•  No poison pill

•  Stock ownership guidelines for Directors and officers

COMPENSATION

•  No employment agreements

•  Executive compensation is tied to performance: 87% of CEO target pay and 73% of all of our other NEO target pay is performance-based (at risk)

•  Anti-hedging and anti-pledging policies for Directors and officers

•  Recoupment/clawback policy

INTEGRITY AND COMPLIANCE

•  Code of Conduct for employees, officers and Directors

•  Environmental, health and safety guidelines and goals, including long-term sustainability goals

•  Annual compliance training relative to ethical behavior

•  Enterprise risk management program with Board oversight

SHAREHOLDER ENGAGEMENT

We are committed to engaging in constructive conversations with shareholders and nurturing long-term relationships with the investment community. We maintain an active shareholder engagement program where executives and management from various departments meet with shareholders regularly to discuss a variety of topics including business performance, strategic initiatives, corporate governance practices, corporate sustainability initiatives, executive compensation, and other matters of shareholder interest. The Board values an active investor relations program as it believes that shareholder input strengthens its role as an informed and engaged fiduciary.

Our shareholder engagement program includes participation at investor conferences, holding meetings and tours at Lincoln Electric, visiting investors at their offices, hosting tradeshow tours, being accessible to shareholder inquiries throughout the year and communicating with transparency. In 2021, we maintained active engagement with the investment community despite COVID-19 restrictions with calls/video conferencing, a virtual annual shareholder meeting, virtual investor conferences and non-deal roadshows. Our efforts were recognized by Institutional Investors’ “All-American Executive Team” 2021 rankings, where our CEO, CFO and head of Investor Relations were ranked among the top-3 midcap machinery executives in their respective areas. In addition, we reached out to investors representing approximately 50 percent of our outstanding shares to discuss corporate governance and sustainability (ESG) matters. We continue to gain good insights on our practices and policies and receive positive feedback on the execution of our strategy, corporate governance, executive compensation, environmental, health and safety practices, and our investor relations program.

CORPORATE SUSTAINABILITY MATTERS

The Board recognizes the importance of achieving our goals responsibly, and aligning with our key stakeholders also drives long-term value creation.

Our approach to sustainability began with our founders who established the Company under the guiding principle of The Golden Rule: Treating others how you would like to be treated. Our culture, values and our commitment to diversity and inclusion reflect The Golden Rule and our Purpose of Operating by a Higher Standard to Build a Better World.

Our governance structure for sustainability includes Board oversight and sustainability metrics are incorporated into the annual goals of our CEO and other executives. Our Executive Vice President, General Counsel oversees corporate environmental, health and safety (EH&S) initiatives and global reporting, and works closely with business unit leadership and local facilities to implement, monitor and measure our EH&S results. EH&S also oversees an internal sustainability council that was established in 2020 with a primary focus on enhancing product stewardship with sustainable solutions.

The following policies and business practices exemplify our commitment to ESG matters:

•  Our guiding principle is The Golden Rule;

•  Our Code of Conduct;

•  Our Supplier Code of Conduct;

•  Health, safety and wellness initiatives for our employees, customers and communities;

•  Our Human Rights Policy;

•  Equal employment opportunities, along with our pledge to treat employees fairly, with dignity, and without discrimination in any form;

•  Focus on improving safety and environmental performance, including long-term goals and performance reporting, and incorporating product stewardship;

•  Training and development programs to attract and retain high performing employees to help them reach their full potential;

•  Community engagement through employee-led fundraisers, grants provided by The Lincoln Electric Foundation, scholarships, in-kind gifts, and an employee matching and “Dollars for Doers” program to support volunteerism;

•  Positively impacting manufacturing and industry by promoting the art and science of welding among students and young professionals through our business initiatives, partnerships with schools and associations, and programming at the J.F. Lincoln Foundation; and

•  Enhancing diversity and inclusion through employee resource groups including our Diversity Councils, Veterans, Women in Lincoln Leadership, and our Young Professionals organizations.

OUR BOARD OF DIRECTORS

Our Board oversees management of the long-term interest of Lincoln Electric and our stakeholders. The Board’s major responsibilities include:

•  Overseeing the conduct of our business

•  Reviewing and approving key financial objectives, strategic and operating plans and other significant actions

•  Evaluating CEO and senior management performance and determining executive compensation

•  Planning for CEO succession and monitoring management’s succession planning for other key executives

•  Establishing an appropriate governance structure, including appropriate Board composition and succession planning

•  Overseeing enterprise risk management and cybersecurity

•  Overseeing the ethics and compliance program

•  Overseeing ESG and diversity and inclusion (D&I) matters

31

32

DIRECTOR INDEPENDENCE

Each of our non-employee Directors meets the independence standards set forth in the Nasdaq listing standards, which are reflected in our Director Independence Standards. To be considered independent, the Nominating and Corporate Governance Committee must affirmatively determine that the Director has no material relationship with Lincoln Electric. In addition to outlining the independence standards set forth in the Nasdaq listing standards, the Director Independence Standards outline specific relationships that are deemed to be categorically immaterial for purposes of director independence. The Director Independence Standards are available on our website at www.lincolnelectric.com.

During 2021, the independent Directors met in regularly scheduled Executive Sessions in conjunction with each of the Board meetings. The Lead Independent Director presided over these sessions.

BOARD LEADERSHIP

Mr. Mapes, our President and CEO, serves as Chairman of the Board, in addition to his other responsibilities. As Chairman, he is responsible for planning, formulating and coordinating the development and execution of our corporate strategy, policies, goals and objectives. He is accountable for Lincoln Electric’s performance and:

•  reports directly to our Board, who reviews and approves his annual performance objectives;

•  works closely with our management to develop our strategic plan;

•  works with our management on transactional matters by networking with strategic relationships;

•  promotes and monitors the Board’s fulfillment of its oversight and governance responsibilities;

•  encourages the Board to set and implement our goals and strategies;

•  establishes procedures to govern our Board’s work;

•  oversees the execution of the financial and other decisions of our Board;

•  makes available to all members of our Board opportunities to acquire sufficient knowledge and understanding of our business to enable them to make informed judgments;

•  presides over meetings of our shareholders; and

•  sets the agenda and presides over Board meetings.

Our Board believes having one individual serve as Chairman and CEO is beneficial to us because the dual role enhances Mr. Mapes’ ability to provide direction and insight on strategic initiatives impacting us and our shareholders. The Board also believes the dual role is consistent with good corporate governance practices because it is complemented by a Lead Independent Director.

LEAD INDEPENDENT DIRECTOR

Our Lead Independent Director focuses on overseeing the Board’s processes and prioritizing the right areas of focus. Our Lead Independent Director is appointed each year by the independent Directors and serves as a liaison between the Chairman of the Board and the independent Directors. Specifically, the Lead Independent Director has the following duties, responsibilities, and expectations:

•  Collaborates with the Chairman, the Secretary and senior management on the format and adequacy of the information that Directors receive and on the effectiveness of the Board meeting process.

•  Acts independently of the Chairman to review and approve Board meeting agendas and schedules.

•  Acts as a sounding board to the Chairman on key aspects of the business, and assists in promoting sound corporate governance practices.

Mr. Curtis Espeland currently serves as our Lead Independent Director, a position he has held since 2018. Mr. Espeland was elected to our Board in February 2012. During his tenure on our Board, he has developed strong working relationships with his fellow Directors, and assisted with the onboarding of our four most recently elected Directors.

• Calls meetings of the independent Directors as he sees fit, presiding over such meetings. • Speaks on behalf of Lincoln Electric, as the Board determines necessary.

ANNUAL BOARD AND COMMITTEE EVALUTION PROCESS

The Board recognizes that a robust and constructive performance evaluation process is an essential component of Board effectiveness. Our Governance Guidelines require annual evaluation of the performance of the Board. The Nominating and Corporate Governance Committee oversees the annual evaluation process. As part of this process, each Board member completes an evaluation relative to Committee and Board matters. A summary of the results of this process is presented to the Nominating and Corporate Governance Committee. The results are then reported to the full Board by the Lead Director, which considers the results and ways in which Board processes and effectiveness may be enhanced.

BOARD ROLE IN ENTERPRISE RISK MANAGEMENT

In the ordinary course of business, we face various strategic, operating and compliance risks. Our enterprise risk management process seeks to identify and address risks to the organization. Our Board oversees the management of these risks on an enterprise-wide basis, and the Lead Independent Director promotes our Board’s engagement in this process. A fundamental part of the process is to understand the Company’s risks, and to provide oversight as to how management is addressing these risks. The full Board reviews with management its process for enterprise risk management. In addition, the Audit Committee is charged with overseeing the Company’s risk assessment and management process each year, including ensuring that management has instituted processes to identify critical risks and has developed plans to manage such risks.

The Company maintains a risk management review process where risk is assessed throughout our entire organization, and is reported to a corporate risk committee comprised of members of our various business units and control functions. Each year, the committee identifies critical risks to the organization and those that are determined to be “high-priority” risks are reported to the executive management committee and the Board. Thereafter, “high-priority” risks are assigned, as appropriate, to various Board Committees, or to the Board as a whole, for further review, analysis and development of appropriate plans for management and mitigation. Information security and cybersecurity are high-priority risks, and the Audit Committee receives updates at each meeting relative to these matters. The Company maintains an insurance policy with respect to information security and has undergone several simulation, preparedness and response exercises. In addition, the Company offers various employee training modules relative to information security matters, and regularly simulates phishing events with employees to raise cybersecurity awareness.

BOARD ROLE IN STRATEGY OVERSIGHT

One of the Board’s key responsibilities is overseeing the Company’s strategic planning process, including reviewing the steps taken to develop strategic plans and approving the final plans. In 2021, this included receiving periodic updates regarding the Company’s execution and performance as we continue to implement our 2025 Strategy. Our Board regularly discusses the key priorities of our Company, taking into consideration global economic, consumer and other significant trends. The Company’s long-term strategic plan is reviewed regularly with the Board, along with its annual operating plan, capital structure and sustainability performance.

COMPENSATION-RELATED RISK

We regularly assess risks related to our compensation and benefit programs, including our executive compensation program, and our Compensation and Executive Development Committee is actively involved in those assessments. In addition, Willis Towers Watson, a compensation consultant engaged by management, has provided a risk assessment of our executive compensation program in the past. Although we have a long history of pay for performance and incentive-based compensation, we believe our compensation programs contain many mitigating factors to ensure that our employees are not encouraged to take unnecessary risks.

As a result of all these efforts, we do not believe the risks arising from our executive compensation policies and practices are reasonably likely to have a material adverse effect on Lincoln Electric.

RELATED-PARTY TRANSACTIONS

The Board has adopted a policy regarding the review and approval of transactions between the Company and its subsidiaries and certain related parties that are required to be disclosed in proxy statements, which are referred to as “related-party transactions.” Related parties include our Directors, Director Nominees, executive officers, persons controlling 5% of our common shares, and the immediate family members of these individuals. Pursuant to the policy, the Audit Committee is responsible for reviewing and approving related-party transactions and will consider information it deems appropriate, including, but not limited to, whether the terms of the transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the approximate dollar value of the transaction, and the nature and extent of the related party’s interest in the transaction. No Director will participate in any discussion or approval of a related-party transaction for which he or she is a related party, other than to provide material information concerning the transaction.

We define “related-party transactions” generally as transactions collectively over $120,000 in any calendar year, in which any related party had, has or will have a direct or indirect material interest. We have a monitoring and reporting program, which includes requirements to report all actual or potential related-party transactions during the year and information regarding all relationships with entities involving a related party.

The Company did not have any related-party transactions that required Audit Committee approval in 2021.

33

34

OUR BOARD COMMITTEES

We have separately designated standing Audit, Compensation and Executive Development, and Nominating and Corporate Governance Committees established in accordance with applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and SEC and Nasdaq rules. The Board also has designated a standing Finance Committee.

Each Committee has a charter, which details all of the Committee’s roles and responsibilities. The following summaries set forth the principal responsibilities of each of our Committees, as well as other information regarding their makeup and operations. A copy of each Committee’s charter may be found on our website at www.lincolnelectric.com.

Audit Committee		Compensation and Executive Development Committee
Chair: Stephen G. Hanks	Members: Brian D. Chambers* Curtis E. Espeland Patrick P. Goris G. Russell Lincoln Ben P. Patel	Chair: Michael F. Hilton	Members: Kathryn Jo Lincoln William E. MacDonald, III Phillip J. Mason Hellene S. Runtagh Kellye L. Walker
Meetings held in 2021: 6		Meetings held in 2021: 6

Key Responsibilities

•  Independent auditor engagement

•  Reviews financial statements and disclosures, interim financial reports and earnings press releases

•  Reviews significant litigation and legal matters

•  Oversees enterprise risk management, ethics and compliance programs, and risk assessment and mitigation processes with respect to environmental, health and safety matters, and cybersecurity

•  Reviews and evaluates the scope and performance of the internal audit function

•  Reviews internal controls over financial reporting

Each member of our Audit Committee meets the independence standards set forth in the Nasdaq listing standards and have likewise been determined by the Board to have the financial competency required by the listing standards. In addition, because of the professional training and past employment experience of Messrs. Hanks, Espeland and Goris, the Board has determined that they are financially sophisticated Audit Committee members under the Nasdaq listing standards and qualify as "audit committee financial experts" in accordance with SEC rules. Shareholders should understand that the designation of Messrs. Hanks, Espeland and Goris as "audit committee financial experts" is a disclosure requirement and that it does not impose upon them any duties, obligations or liabilities that are greater than those generally imposed on them as members of the Audit Committee and the Board.

Mr. Hanks, the current Chair of the Audit Committee, will retire as a Director at the end of his current term at the Annual Meeting. In connection with Mr. Hanks' retirement, The Board will appoint a new Chair of the Audit Committee at its April 2022 meeting.

Key Responsibilities

•  Reviews and recommends to the Board total compensation of our CEO, and reviews and establishes total compensation of our other executive officers

•  Evaluates performance (along with full Board) of our CEO and other executive officers

•  Monitors development, selection process and succession planning of key management

•  Reviews and recommends to the Board, in conjunction with the Nominating and Corporate Governance Committee, the appointment and removal of elected officers

•  Oversees executive compensation policies, practices and programs, as further described in the CD&A

•  Reviews and recommends to the Board new or amended executive compensation plans with our executive officers

•  Oversees the implementation and effectiveness of the Company's human capital policies and practices, including diversity and inclusion programming

Each member of our Compensation and Executive Development Committee meets the independence standards set forth in the Nasdaq listing standards and each is deemed to be a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act. The Compensation and Executive Development Committee may, in its discretion, delegate specific duties, responsibilities and authority to a subcommittee, one or more Committee members or one or more executive officers, to the extent permitted by applicable law and stock exchange rules and regulations.

*Appointed February 16, 2022

Nominating and Corporate Governance Committee		Finance Committee
Chair: Hellene S. Runtagh	Members: Patrick P. Goris Michael F. Hilton Kathryn Jo Lincoln Ben P. Patel Kellye L. Walker	Chair: Phillip J. Mason	Members: Brian D. Chambers* Curtis E. Espeland Stephen G. Hanks G. Russell Lincoln William E. MacDonald, III

Meetings held in 2021: 5		Meetings held in 2021: 5

Key Responsibilities

•  Reviews our corporate governance framework including external developments related to corporate governance matters

•  Reviews appropriate composition of the Board, identifies Board candidates and recommends Director nominees

•  Reviews shareholder proposals and shareholder engagement activities

•  Reviews non-employee Director compensation program in light of best practices and makes recommendations to the Board

•  Reviews and determines Director independence

•  Oversees the self-evaluation process of the Board and Committees

•  Oversees the overall corporate governance of the Company, including compliance with stock exchange listing rules and other applicable legal or regulatory requirements and practices pertaining to corporate governance

Each member of our Nominating and Corporate Governance Committee meets the independence standards set forth in the Nasdaq listing standards.

Key Responsibilities

•  Reviews financial performance, including comparing financial performance to budgets and goals

•  Reviews capital allocation, dividend and share repurchasing strategies

•  Reviews operating budgets

•  Reviews capital expenditures

•  Reviews M&A activity and integration performance

•  Oversees strategic planning and financial policy matters

Each member of our Finance Committee meets the independence standards set forth in the Nasdaq listing standards. All of our Directors typically attend the Finance Committee meetings, a practice that has been in place for the past several years.

*Appointed February 16, 2022

35

36

DIRECTOR COMPENSATION

OUR BOARD COMPENSATION PROGRAM

Based upon the recommendations of the Nominating and Corporate Governance Committee, the Board determines our non-employee Director compensation. The Nominating and Corporate Governance Committee periodically reviews all elements of Board compensation in relation to our proxy peer group (as identified in the CD&A), trends in Board compensation and other factors it deems appropriate. As a result of that review, in July 2021, with Korn Ferry as an independent advisor, the Board approved the following adjustments to our non employee Director compensation program:

•	Effective with the December 2021 award, an increase in the approximate value of the annual restricted stock unit award (and the initial equity award for any newly elected director) from $135,000 to $145,000 per year.

•	Effective January 2022, an increase in the annual Board retainer from $80,000 to $85,000.

The objectives of our non-employee Director compensation program are to attract highly qualified and diverse individuals to serve on our Board and to align their interests with those of our shareholders and the Board determined these adjustments were appropriate to meet these objectives. An employee of Lincoln Electric who also serves as a Director does not receive any additional compensation for serving as a Director.

All non-employee Directors receive cash retainers and an annual stock-based award for serving on our Board. Stock-based compensation is provided under our 2015 Stock Plan for Non-Employee Directors.

GOOD GOVERNANCE PRACTICES

Lincoln Electric seeks to attract and retain highly qualified individuals to serve on the Board. To that end, Lincoln Electric maintains the philosophy of paying non-employee Directors fairly and reasonably, considering external market factors, consistent with good governance practices. With respect to our non-employee Director compensation program, our governance practices include:

What We Do		What We Don’t Do
Reasonable limits on non-employee Directors’ annual equity awards included in 2015 Stock Plan for Non-Employee Directors	✔	No Hedging or Pledging of Lincoln Electric Stock	✘
Total compensation is positioned at the peer median	✔	No Excessive Perquisites	✘
Non-employee Director compensation approved by full Board	✔	No Excise Tax Gross-Ups or Tax Reimbursements	✘
Full-value equity award granted at a fixed-value	✔
Double Trigger Provisions for Change in Control	✔
Stock Ownership Guidelines	✔
Independent Advisor	✔

The following is a summary of our current Director compensation program:

		Board Level	Lead Independent Director	Committee Chairs
Cash	Retainer[1]	$ 85,000	Additional $28,000	Additional $20,000 for Audit $15,000 for Compensation and Executive Development, Finance and Nominating and Corporate Governance
	Meeting Fees[2]	—	–	–
Equity	Annual Restricted Stock Unit (RSU) Award approx. value[3]	$145,000	–	–
	Initial RSU Award approx. value[3,4]	$145,000	–	–

(1)	Directors have the ability to defer annual cash compensation under the Non-Employee Directors’ Deferred Compensation Plan.
(2)	We do not have separate meeting fees, except if there are more than eight full Board or Committee meetings in any given year, Directors will receive $1,500 for each full Board meeting in excess of eight meetings and Committee members will receive $1,000 for each Committee meeting in excess of eight meetings in total.
(3)	Directors have the ability to defer RSUs under the Non-Employee Directors’ Deferred Compensation Plan.
(4)	The initial award will be pro-rated based on the Director’s length of service during the twelve-month period preceding the next regularly scheduled annual equity grant, which normally occurs in the fourth quarter of each year.

37

38

2021 DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Curtis E. Espeland	108,000	144,880	0	252,880
Patrick P. Goris	80,000[2]	144,880	2,206[3]	227,086
Stephen G. Hanks[4]	100,000	144,880	28[3]	244,908
Michael F. Hilton	87,500	144,880	28[3]	232,408
G. Russell Lincoln[4]	80,000	144,880	0	224,880
Kathryn Jo Lincoln	87,500[2]	144,880	28[3]	232,408
William E. MacDonald, III[4]	87,500	144,880	0	232,380
Phillip J. Mason	95,000	144,880	0	239,880
Ben P. Patel	80,000[2]	144,880	28[3]	224,908
Hellene S. Runtagh	87,500	144,880	0	232,380
Kellye L. Walker	80,000	144,880	0	224,880

(1)	On December 9, 2021, 1,066 RSUs were granted to each non-employee Director under our 2015 Stock Plan for Non-Employee Directors.

The Stock Awards column represents the grant date fair value under Accounting Standards Codification (ASC) Topic No. 718 based on a closing price of $135.91 per share on December 9, 2021. Assumptions used in the calculation of these amounts are included in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2021 included in our Annual Report on Form 10-K filed with the SEC on February 18, 2022.

As of December 31, 2021, the number of RSUs held by each non-employee Director was 1,066. Each of Messrs. Goris, Hanks, Hilton and Patel and Ms. Lincoln elected to defer receipt of the RSUs that were granted in 2021 under our Non-Employee Directors’ Deferred Compensation Plan.

(2)	All of Messrs. Goris’ and Patel’s and Ms. Lincoln’s Board fees were deferred under our Non-Employee Directors’ Deferred Compensation Plan.
(3)	The amount shown for 2021 represents the difference in earnings under the Moody’s Corporate Bond Index fund in our Non-Employee Directors’ Deferred Compensation Plan and a hypothetical rate.
(4)	Messrs. Hanks, Lincoln and MacDonald will no longer be members of the Board as of April 21, 2022, the date of our 2022 Annual Meeting.

OTHER ARRANGEMENTS

We reimburse Directors for reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings, or when traveling in connection with the performance of their services for Lincoln Electric.

CONTINUING EDUCATION

Directors are generally reimbursed up to $5,000 for continuing education expenses (inclusive of travel expenses) for programs each Director may elect to attend. We also incorporate continuing education topics for Directors into our Board meetings from time to time.

STOCK OWNERSHIP GUIDELINES

In keeping with the philosophy that Directors’ interests should be aligned with the shareholders’ interest and as part of the Board’s continued focus on corporate governance, all of our non-employee Directors must adhere to our stock ownership guidelines. RSUs, including any RSUs that have been deferred under the Non-Employee Directors’ Deferred Compensation Plan, count toward the stock ownership amount; shares held in another person’s name (including a relative) do not.

With respect to 2021, the stock ownership guidelines can be met by satisfying one of the two thresholds noted in the chart below. Directors have five years from the date of election to the Board to satisfy the stock ownership guidelines. As of December 31, 2021, all of our non-employee Directors had satisfied the stock ownership guidelines, except for Ms. Walker who was elected to the Board in 2020.

Retainer Multiple		Number of Shares
Shares valued at 5x annual Board retainer ($400,000)	OR	4,368*

*	Represents shares equal to $400,000 based on the closing price of Lincoln Electric stock as of December 29, 2017 (the last trading day of that calendar year) of $91.58.

The Nominating and Corporate Governance Committee reviews the guidelines at least every two-and-a-half years to ensure that the components and values are appropriate. A review was conducted during 2021, with the assistance of Korn Ferry as an independent advisor, and it was determined that no changes to the guidelines were necessary, other than the share floor amount being reset as of December 31, 2021 and reflecting the modified Board retainer of $85,000, as the five times annual retainer guideline is consistent with the peer group median. These revised stock ownership guidelines are effective in 2022. The next review is anticipated to occur in 2023.

EQUITY AWARDS

The non-employee Directors’ RSUs awards are granted under the 2015 Stock Plan for Non-Employee Directors. Under the terms of the awards, RSUs vest in full one year after the date of grant, with accelerated vesting in the event of a change in control of Lincoln Electric if the Director’s service is terminated or if the award is not assumed upon the change in control, or upon the death or disability of the Director. During the period in which RSUs remain unvested, dividend equivalents pay out in cash when dividends are generally paid to shareholders.

DEFERRED COMPENSATION PLAN

The Non-Employee Directors’ Deferred Compensation Plan allows the non-employee Directors to defer payment of all or a portion of their annual cash compensation and RSUs granted to them. This plan allows each participating non-employee Director to elect to begin payment of the deferred amounts as of the earlier of termination of services as a Director, death or a date not less than one full calendar year after the year the fees are initially deferred.

The investment elections available under the plan for cash compensation deferred are the same as those available to executives under our Top Hat Plan, which is discussed in the narrative under 2021 Deferred Compensation Benefits. RSU deferrals are deemed invested solely in a Lincoln Electric Stock fund, and no other plan deferrals are eligible for investment into that fund.

39

40

EXECUTIVE
COMPENSATION

Our long-term strategy is focused on key actions and initiatives that generate long-term profitable growth within our targeted markets through value-added solutions and operational excellence. We believe this approach engages our business team in creating a long-term value proposition for shareholders that generates above-market returns through an economic cycle while maintaining a short-term focus on improving profitability and driving operating excellence. More information on our business and strategy can be found in the “Business Overview” section at the beginning of this Proxy Statement.

The Compensation Discussion and Analysis (CD&A) describes our executive compensation programs and how they apply to our NEOs. The CD&A contains statements regarding future performance targets and goals. These targets and goals are disclosed in the context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We caution investors not to apply these statements in other contexts.

Executive Compensation Table of Contents
Executive Summary	41
Our Compensation Philosophy	48
Elements of Executive Compensation	52
Other Arrangements, Policies and Practices	59
Summary of 2021 Compensation Elements	64
2021 Summary Compensation Table	65
2021 Grants of Plan-Based Awards Table	67
Holdings of Equity-Related Interests	69
2021 Pension Benefits Table	71
2021 Deferred Compensation Benefits	71
Termination and Change in Control Arrangements	73

For 2021, our NEOs were:
CHRISTOPHER L. MAPES Chairman, President and Chief Executive Officer
GABRIEL BRUNO Executive Vice President, Chief Financial Officer and Treasurer
STEVEN B. HEDLUND Executive Vice President, President, Americas and International Welding
JENNIFER I. ANSBERRY Executive Vice President, General Counsel and Secretary
MICHELE R. KUHRT Executive Vice President, Chief Human Resources Officer

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our approach to executive compensation is generally the same as our approach to employee-wide compensation, with a strong belief in pay for performance and a long-standing commitment to incentive-based compensation.

While maintaining our performance-driven culture, our executive compensation program is designed to achieve the following objectives:

Align Interests	Incentivize Management	Support Long-Term Strategy
Align the interests of management (and employees) with long-term interests of our shareholders and other stakeholders	Design compensation elements to incentivize management to deliver above-market financial results	Define performance drivers which support key financial and strategic business objectives

Good Governance Practices	Address Challenges	Pay for Performance
Help ensure we are following good governance practices in the design and operation of our executive compensation program, including consideration of the risks associated with those practices	Address specific business challenges, including economic circumstances, employee turnover and retention considerations	Link incentive-based compensation to the company’s short-term and long-term financial and operational performance

41

42

KEY FINANCIAL PERFORMANCE

We have a strong track record of delivering increased value to our shareholders and we have typically delivered above-market performance across various financial metrics over many economic cycles. Our long-term strategy seeks to achieve profitable sales growth both organically and through acquisitions by emphasizing value-added solutions and differentiated technologies. We anticipate this strategy will yield improved profit margins and returns, and will generate best-in-class financial performance measured against our peer group.

We continued to operate safely in 2021 and led with a “customer-first” approach to maximize product availability and continue the introduction of new technologies and solutions. Despite the unprecedented safety and operational challenges posed by the global pandemic, we achieved record sales and adjusted earnings per share performance, strong operating income and returns with a 23.9% ROIC, and strong cash flow generation and liquidity.

In 2021, all end markets and regions returned to growth. Sales increased approximately 22% to a record $3.2 billion primarily due to 19% organic sales growth and an approximate 2% benefit from acquisitions. We achieved strong operating income, and operating income margin increased 370 basis points to 14.3% versus the prior year, primarily due to volume growth, price management and benefits of cost reduction actions, which mitigated the impact of inflation. Adjusted operating income margin increased 240 basis points to 14.8%.

We also focused on the continued development and commercialization of innovative solutions and reinforced our industry-leading portfolio of automated solutions. In 2021, we invested $56 million in R&D spend which helped to launch over 80 new product families and increase our vitality index of sales from new products launched in the last five years to 33%, and we increased our vitality index in equipment systems to 57%. The vitality index represents the percentage of 2021 sales from new products launched in the last five years, excluding the International Welding segment and customized automation sales.

In addition, we invested in operational excellence and deployed our Lincoln Business System to ensure standardization of best practice tools and processes across our international platform, completed hundreds of continuous improvement projects, further automated and digitized manufacturing and administrative functions, and expanded the use of shared services to optimize efficiencies and the customer experience. We continue to advance our performance towards our 2025 safety and environmental goals. Our performance demonstrates continued structural improvements achieved in the business through our 2025 Strategy and our commitment to best-in-class performance.

See Appendix A for definitions and/or reconciliation of these metrics to results reported in accordance with GAAP. Performance measures used in the design of the executive compensation program are presented within this Compensation Discussion and Analysis section.

We remain focused on generating long-term value for our shareholders through a disciplined capital allocation strategy. In 2021, we deployed approximately $63 million towards capital projects focused primarily on growth and operational efficiency, invested $156 million in three new acquisitions and returned approximately $286 million of cash to shareholders through our dividend program and share repurchases. In the last five years, we have repurchased an aggregate amount of $816 million in shares and have increased the dividend rate by 60%, including the 2022 increase in the payout rate by 9.8%, marking 26 years of consecutive dividend increases.

FINANCIAL MEASURES USED FOR COMPENSATION PURPOSES

We consider various types of widely reported financial metrics, each of which is related to our executive compensation program. Some of these financial metrics directly impact our executive compensation program, while others are the closest approximation to the metrics that we use in our programs. We believe that all of these financial metrics are critical to the short-term and long-term growth and performance of our organization.

Short-term financial metrics used to evaluate operational performance and used in our annual bonus (EMIP) design are:

•	Adjusted earnings before interest, taxes and bonus (EBITB), and
•	Average operating working capital to net sales ratio (AOWC/Sales) for Compensation Purposes.

The following charts illustrate our performance in these or comparable metrics.

43

44

Financial metrics considered in our long-term incentive compensation program include:

•	Growth of Adjusted Net Income for Compensation Purposes (over a three-year cycle),	•	Share price appreciation, including dividends (TSR).
•	Three-year average Return on Invested Capital (ROIC) for Compensation Purposes indexed to peer performance, and

The following charts illustrate our Adjusted Net Income for Compensation Purposes and ROIC for Compensation Purposes. The results for ROIC for Compensation Purposes are compared to our peer group, the S&P 400 Midcap Index (S&P 400), in which we participate, and the S&P 400 Midcap Manufacturing Index. The ROIC for Compensation Purposes percentile rankings show the position of our financial results compared to the particular group, with a 50th percentile ranking indicating median (or market) performance. Percentiles below 50 indicate below-market performance, while percentiles above 50 indicate above-market performance. Information is based on the most recently available public information (as accumulated by an independent third party), as of January 2022 when the analysis was performed.

TOTAL SHAREHOLDER RETURN (TSR)

The following 3-Year (2019–2021) TSR Performance Percentile Rank chart illustrates our TSR performance compared to our peer group, the S&P Composite 500 Stock Index (S&P 500), the S&P 400, and the S&P 400 Midcap Manufacturing Index. The TSR percentile rankings show the position of our TSR Performance compared to the particular group, with a 50th percentile ranking indicating median (or market) performance. Percentiles below 50 indicate below-market performance, while percentiles above 50 indicate above-market performance.

The following line graph compares the yearly percentage change in the cumulative total shareholder return on our common stock against the cumulative total return of the S&P 500 and the S&P 400 for the five-year calendar year period commencing January 1, 2017 and ending December 31, 2021. This graph assumes that $100 was invested on December 31, 2016 in each of our common shares, the S&P 500 and the S&P 400. A peer-group index for the welding industry, in general, is not readily available because the industry is comprised of a large number of privately held competitors and competitors that are smaller parts of large publicly traded companies.

45

46

PAY FOR PERFORMANCE, OBJECTIVES AND PROCESS

In designing our executive compensation program, a core philosophy is that our executives should be rewarded when they deliver financial results that provide value to our shareholders. Therefore, we have established a program that ties executive compensation to superior financial performance.

To assess pay for performance, we evaluate the relationship between CEO realizable pay and TSR performance considering the ISS methodology. This allows us to understand the relative degree of alignment over a three-year period between the pay opportunity delivered to the CEO and the performance achieved by shareholders relative to our peer group. In conjunction with ISS resources, this analysis is performed by management and reviewed by management's compensation consultant, Willis Towers Watson, the Compensation and Executive Development Committee (the "Committee") and by the Committee's independent consultant, Korn Ferry. This analysis was performed for the 2018 to 2020 period, which is the period for which both compensation and performance data was readily available for our peers.

In evaluating pay and performance alignment, the analysis focuses on CEO pay primarily as reflected in the Summary Compensation Table, with the exception of valuing equity-based awards. All stock-based awards (both time and performance-vesting) are calculated by multiplying the number of underlying shares by the closing stock price on the grant date, and option awards are calculated using the ISS Black-Scholes option pricing model. This means that for us, the CEO is evaluated based on the following compensation elements for the applicable three-year period:

•  Base pay;

•  Annual bonus (EMIP);

•  The value of restricted stock units (“RSUs”) granted (based on the closing price of our common stock as of the grant date);

•  The value at target of performance shares granted (based on the closing price of our common stock as of the grant date);

•  The value of stock options granted (based on the ISS Black-Scholes pricing model as of the grant date);

•  Actual nonqualified deferred compensation earnings; and

•  All other compensation for the applicable three-year period.

As the following chart demonstrates, for the 2018-2020 performance period (the most readily available comparable data set), our ranking for TSR performance was slightly above the median of our peer group defined by ISS for the most recent three-year period. For the same period, our ranking for CEO pay was slightly above the median. The shaded area in the chart below highlights the area in which ISS has a low overall concern level. As shown in the chart below, our ranking for TSR performance and our ranking for CEO pay falls within the shaded area and demonstrates an overall alignment. Based on this analysis, the Committee is satisfied with the alignment of our CEO's pay with the performance of the Company.

While we consider the ISS methodology in assessing pay for performance, we view it as one of the variables for evaluating pay for performance alignment. We have provided the ISS analysis in assessing pay for performance for investors that might be utilizing it in evaluating pay for performance.

2021 EXECUTIVE COMPENSATION ACTIONS

During 2021, the Committee reviewed the design of our executive compensation program to help ensure consistency with our pay for performance philosophy. Each year, the Committee monitors our executive compensation program and how it relates to our corporate performance and shareholder interests. At our 2021 Annual Meeting, we received 98% approval, based on the total votes cast, for our annual advisory say-on-pay vote to approve the compensation of our NEOs. The Committee considered this result, in connection with its review of the overall design of our executive compensation program, particularly in light of the 2025 Strategy. The Committee believes the voting results demonstrate significant support for our executive compensation program, and the Committee chose not to make any substantial changes to the existing program for 2021 specifically in response to the 2021 say-on-pay voting results. The Committee expects, however, to continue to work with its compensation consultant to monitor changes in executive compensation trends to keep our executive compensation program aligned with best practices in our competitive market.

In addition, the Committee and senior leadership team continued to closely monitor the impact of the COVID-19 pandemic on our executive compensation program, to help ensure ongoing alignment between our executive’s incentives and our stockholders’ long-term interests during a period of extraordinary market volatility. Ultimately, the Committee made no changes or adjustments to our executive compensation program in response to the COVID-19 pandemic.

NO ADJUSTMENTS TO COMPENSATION PROGRAMS FOR THE COVID-19 PANDEMIC

During 2021 we did not make any changes or adjustments to our executive compensation program specifically in response to the COVID-19 pandemic. The Committee did not modify individual performance goals or the corporate performance goals that were established at the beginning of the fiscal year for the annual bonus (EMIP) or outstanding performance share awards.

GOOD GOVERNANCE PRACTICES

In addition to our emphasis on above-market financial performance and pay for performance, we design our executive compensation program to be current with best practices and good corporate governance. We also consider the risks associated with any particular program, design or compensation decision. We believe these assessments result in sustained, long-term shareholder value. Some of those governance practices are described in the Compensation-Related Risk section in this Proxy Statement.

The following table highlights certain of our good governance practices relative to our executive compensation program:

What We Do		What We Don’t Do

Pay for Performance Focus

(Compensation programs weighted heavily toward variable, “at risk,” compensation; perform annual reviews of market competitiveness and the relationship of compensation to financial performance)

	✔	No Guaranteed Pay (No multi-year guarantees for compensation increases, including base pay, and no guaranteed bonuses)	✘

Balanced Compensation

(Compensation opportunities linked to both short-term and long-term periods of time, while aligning compensation with several financial performance metrics that are critical to achievement of sustained growth and shareholder value creation)

	✔	No Repricing or Replacement of Underwater Stock Options without Prior Shareholder Approval	✘
Double Trigger Provisions for Change in Control	✔	No Payment of Dividends on Unvested Equity	✘
Stock Ownership Guidelines for all Executive Officers	✔	No Excessive Perquisites	✘
Clawback Policy	✔	No Excise Tax Gross-Ups or Tax Reimbursements	✘
Independent Compensation Committee and Consultant	✔	No Hedging or Pledging of Lincoln Electric Stock	✘

47

48

OUR COMPENSATION PHILOSOPHY

CORE PRINCIPLES

The primary components of our executive compensation program, summarized below, help ensure that we maintain our performance-driven culture:

Type	Component and Competitive Target	Philosophy and Objective
Fixed Compensation	Base Pay

•  Targeted at the 45th percentile of market (below market) to place stronger emphasis on incentive compensation

•  Provide market-competitive fixed pay reflective of an executive officer’s role, responsibilities and individual performance in order to attract and retain top talent

Incentive-Based Compensation	Target Total Cash Compensation with Annual Bonus (EMIP)

•  Targeted above the competitive market, so that target total cash compensation (base pay and annual bonus which incorporates financial targets and individual performance goals) is set at 65th percentile of market

•  Drive financial performance, including adjusted earnings before interest, taxes and bonus (EBITB) and average operating working capital to net sales ratio

•  Deliver individual performance against specific business objectives, including executing on our 2025 Strategy, increasing our customer satisfaction, developing and engaging a diverse and talented workforce, driving sustainable innovation and improving operating efficiencies

Long-Term Incentive Compensation

•  Targeted at the 50th percentile of market (at market)

•  Divided equally among 3 programs: (1) stock options; (2) restricted stock units (RSUs); and (3) Performance Shares

•  Incentivize achievement of long-term value creation through financial performance objectives weighted more heavily toward rewards for share price appreciation and long-term profitability

In addition to the primary components of our executive compensation program, we provide benefits and perquisites that we believe, taken as a whole, are at the market median.

Individual performance also plays a key role in determining the amount of compensation delivered to an individual in many of our programs, with our philosophy being that the best performers should receive the greatest rewards. The following charts present the mix of 2021 target direct compensation for our CEO and all of our other NEOs, as established in the beginning of 2021. As shown below, 87% of the CEO’s compensation mix was “at risk” and 73% of our other NEOs’ compensation mix was “at risk,” with the actual amounts realized based on annual and long-term performance as well as our stock price.

THE ROLES OF THE COMMITTEE, EXTERNAL ADVISORS AND MANAGEMENT

The Committee, which consists solely of non-employee Directors, has primary responsibility for reviewing, establishing and monitoring all elements of our executive compensation program. The Committee is advised by its independent executive compensation consultant, Korn Ferry, and independent legal counsel as it deems appropriate. Management provides recommendations and analysis to the Committee, and is supported in those efforts by its own executive compensation consultant, Willis Towers Watson.

ROLE OF THE COMMITTEE
Compensation-Related Tasks	Organizational Tasks
Reviews, approves and administers all of our executive compensation plans, including our equity plans	Evaluates the performance of the CEO, including consideration of tone and embodiment of core values, with input from all non-employee Directors
Establishes performance objectives under our short-term and long-term incentive compensation programs[1]	Reviews the performance capabilities of the other executive officers, including consideration of tone and embodiment of core values, based on input from the CEO
Determines the attainment of performance objectives and the awards to be made to our executive officers under our short-term and long-term incentive compensation programs[1]	Reviews succession planning for officer positions, including the position of the CEO
Determines the compensation for our executive officers, including salary and short-term and long-term incentive compensation opportunities[1]	Reviews proposed organization or responsibility changes at the officer level
Reviews compensation practices relating to key employees to confirm that these practices remain equitable and competitive	Reviews our practices for the recruitment and development of a diverse talent pool
Reviews employee benefit plans that relate to executive officers and/or key employees	Retains the services of independent legal counsel from time to time to provide input on various matters

(1)	The independent members of the Board takes such action with respect to the CEO.

49

50

ROLE OF EXTERNAL ADVISORS

Korn Ferry

•  Independent executive compensation consultant for the Committee

•  Advises on matters including competitive compensation analysis, executive compensation trends and plan design, peer group company configuration, competitive financial performance and financial target setting

•  Reviews analysis and data collected by management (particularly the CEO, the CFO and the Chief Human Resources Officer) and Willis Towers Watson

•  Reports directly to the Chairperson of the Committee

•  Meets with the Committee in executive session without the participation of management

•  Discusses the CEO’s recommendations with the Committee to help ensure the compensation recommendations are in line with stated compensation philosophies and are reasonable when compared to the competitive market

•  The Committee is not bound by Korn Ferry’s recommendation

•  Considering all relevant factors (as required by compensation consultant independence standards set forth in applicable SEC rules and Nasdaq listing standards), we have assessed Korn Ferry’s independence, and are not aware of any conflict of interest that has been raised by the work performed by Korn Ferry

Willis Towers Watson

•  Provides executive compensation analysis and other services directly to management

•  Performs data analysis on competitive compensation, competitive financial performance and financial target setting

•  Provides analysis to Korn Ferry in advance to allow Korn Ferry to comment upon the findings and recommendations made by management

• Considering all relevant factors (as required by compensation consultant independence standards set forth in applicable SEC rules and Nasdaq listing standards), we have assessed Willis Towers Watson’s independence, and are not aware of any conflict of interest that has been raised by the work performed by Willis Towers Watson

ROLE OF CEO AND MANAGEMENT

•  Provides compensation-related recommendations to the Committee

•  The CEO recommends the compensation for other executive management positions and provides the Committee with assessments of their individual performance (both of which are subject to Committee review)

•  Performs individual performance assessments based on achievement of various financial and leadership objectives set by the CEO

•  Receives suggestions from the Committee for modifications to financial and leadership objectives where warranted

OUR METHODOLOGIES

SELECTION OF COMPENSATION ELEMENTS

As part of its annual review, the Committee evaluates whether changes in the philosophy or structure are warranted in light of emerging trends, business needs and/or financial performance. The Committee then uses competitive market data, performance assessments, and independent executive compensation consultants and management recommendations to set the pay components along the targets described above (for example, 45th percentile for base pay). Actual pay for executive management will generally fall within a range of these targets (plus or minus 20%). Absent significant increases due to promotion, increases for break-through individual performance or significant changes in the competitive market data, pay increases are generally in line with national trends.

MARKET COMPARISON DATA

We collect competitive market compensation data from multiple nationally published surveys and from proxy data for a peer group of companies. Nationally published survey market compensation data is statistically determined (through regression analysis) to approximate our revenue size and aged to approximate more current data. The Company did not select the companies that comprise any of these survey groups. The Company generally blends 50% survey and 50% peer data for benchmarking executive compensation for our NEOs.

PEER GROUP

We use a peer group of publicly traded industrial companies that are headquartered in the U.S. that serve a number of different market segments and that have significant foreign operations. These are companies for which Lincoln Electric competes for talent and shareholder investment. In addition, we only select companies with solid historical financial results (removing companies from the peer group when their financial performance has consistently fallen below an acceptable level) and companies with sales that are within 2.5 times that of Lincoln Electric, with the exception of Illinois Tool Works (ITW), as ITW is a global competitor with its largest presence in the U.S. The peer group used for 2021 compensation actions did not change from the prior year. For 2021, our peer group consisted of the following 18 publicly traded industrial corporations:

Ametek Inc.	Flowserve Corporation	Kennametal Inc.	SPX Corporation
Carlisle Companies Incorporated	Graco Inc.	Nordson Corporation	The Timken Company
Colfax Corporation	IDEX Corporation	Regal Rexnord Corporation	The Toro Company
Crane Co.	Illinois Tool Works Inc.	Roper Technologies, Inc.
Donaldson Company, Inc.	ITT Inc.	Snap-On, Incorporated

The Committee conducts an annual review of our peer group, with the assistance of Korn Ferry as an independent advisor. In July 2021, the Committee modified its peer group to be used for 2022 compensation matters, by eliminating Illinois Tool Works Inc., due to its large revenue size and market capitalization, Roper Technologies, Inc., due to its large market capitalization, and SPX Corporation, due to its small international exposure and size. The Committee then added Woodward Inc. and Xylem Corporation, which are ISS peers, and Terex Corporation, which provides segment exposure in Automation.

EXECUTIVE COMPENSATION STRUCTURE

In evaluating our executive compensation structure, the Committee considers three primary elements: (1) business needs, (2) individual performance and (3) pay for performance review.

Business Needs	Individual Performance	Pay for Performance Review
• Independent compensation consultant (Korn Ferry) provides information about emerging trends in executive compensation, along with Committee members’ own reading and study	• Individual performance is a significant factor in determining annual changes (up or down) to pay components	• The Committee conducts an annual assessment of our financial performance and pay for performance, in determining whether changes will be made to the existing philosophy or structure and before setting compensation levels for the upcoming year
• Trends considered in light of our compensation philosophies and various business needs	• Annual bonus (EMIP) includes an individual performance component in determining the percentage of target bonus to be paid (described below and noted in the 2021 EMIP Matrix)	• The annual assessments are used to evaluate whether executive compensation is properly aligned with our financial performance
• Business needs that are evaluated can include: talent attraction or retention strategies, growth expectations, strategic programs, cost-containment initiatives, management development needs and our company culture	• Individual performance is measured against how well an executive demonstrates proficiency in key leadership competencies, as well as the executive’s achievement against objectives established for him or her at the beginning of the year
• No single factor guides whether changes will be made, as the Committee uses a holistic approach, considering a variety of factors	• For the past three years, individual performance ratings for the annual bonus for officers have ranged from 107 to 130

51

52

The following chart highlights the process and timing of compensation determinations and payouts:

Prior Year Fourth Quarter	Current Year First Quarter	Throughout Current Year

•  Committee reviews our compensation program and philosophy, including determining if our compensation levels are competitive with our peer group and if any changes should be made to the program for the next year

	• Committee determines the individual performance goals of the CEO (with Board approval) and sets the performance goals for each corporate-based (financial) component	• Committee meets regularly throughout the year, with management and in executive session
• Committee determines the principal components of compensation for the NEOs	• CEO sets individual performance goals for each of the other NEOs, which are reviewed by the Committee	• Ongoing review of Company performance against performance goals
• Management engages compensation consultant (Willis Towers Watson) to provide a competitive market assessment of pay levels for the executive officers, including the NEOs	• Individual performance goals of CEO and the other NEOs are designed to drive our corporate goals and our 2025 Strategy
• Base pay, annual bonus targets and long-term incentive awards are set at a regularly scheduled Committee meeting

•  Payout amounts for the annual bonus (EMIP) and Performance Shares are determined at the first available Committee meeting (normally in February) or a subsequent special meeting (normally in March), once financial results are available

ELEMENTS OF EXECUTIVE COMPENSATION

Each compensation component for our NEOs is described below, with specific actions that were taken during 2021 noted. For 2021 compensation amounts, please refer to the Summary Compensation Table and other accompanying tables.

BASE PAY

Base salary is provided to our executives to compensate them for their time and proficiency in their positions, as well as the value of their job relative to other positions at Lincoln Electric. Base salaries are set based on a subjective evaluation of the executive’s experience, expertise, level of responsibility, leadership qualities, individual accomplishments and other factors. That being said, we aim to set base salaries at approximately the 45th percentile of the market (slightly below market) in keeping with our philosophy that greater emphasis should be placed on variable compensation.

2021 AND 2022 BASE PAY

Ahead of 2021, the Committee reviewed officer pay, including all NEOs, as compared to the market. The Committee approved certain increases in NEO base salaries as detailed below, bringing the base pay within the competitive benchmark, while the base pay of the NEOs remains, on average, slightly below the 45th percentile.

NEO	Increase %	2021 Base Salary
Christopher L. Mapes	3.0%	$1,030,000
Gabriel Bruno	11.3%	$ 445,000
Steven B. Hedlund	—	$ 440,000
Jennifer I. Ansberry	3.0%	$ 424,000
Michele R. Kuhrt	20.4%	$ 413,000

The 2021 base salary increase for Mr. Bruno was to bring his base pay within the competitive benchmark following his recent promotion to Executive Vice President, Chief Financial Officer and Treasurer in April 2020. In light of Mr. Hedlund receiving a 3.5% increase in base salary when appointed to Executive Vice President, President, Americas and International Welding in November 2020, the Committee determined no further increase was necessary as of January 2021. In addition, the Committee recognized that Ms. Kuhrt had continuing responsibilities as the acting Chief Information Officer, in addition to her duties as the Chief Human Resources Officer. In light of such additional duties, the Committee approved a temporary supplemental base salary increase of $55,000. For 2021, excluding Ms. Kuhrt's supplemental increase, her increase was 4.4%. For 2021, excluding salary increases for promotions and assigned temporary duties, the average base salary increase for the NEOs was 2.6%.

For 2022, Mr. Bruno received at 12.4% base pay increase and Mr. Hedlund received a 13.6% base pay increase, which were to continue to progress compensation within the competitive benchmark for their recently promoted roles. For 2022, Ms. Kuhrt's assigned duties as acting Chief Information Officer have continued and therefore her base compensation continues to include a supplemental base salary component which is now $63,000. Excluding the temporary supplemental base salary, Ms. Kuhrt's base compensation increased 4.7%. Mr. Mapes' and Ms. Ansberry's 2022 base compensation increased 3.4% and 2.0% respectively. The base pay falls within the competitive benchmark and the NEOs remain, on average, slightly below the 45th percentile for base compensation.

ANNUAL BONUS (EMIP) AND TOTAL CASH COMPENSATION

The Executive Management Incentive Plan (EMIP) provides executive officers, including the NEOs, with an opportunity to receive an annual cash bonus. We believe that, given base pay is below market, annual cash bonus opportunities should be above average to balance some of the risk associated with greater variable compensation. However, we also believe that above-market pay should only be available for superior individual and financial performance. Therefore, we target total cash compensation (base pay and target annual bonus) at the 65th percentile of the market, but use a structure that provides payments of above-average bonuses only where the individual’s performance, the performance of the consolidated company, and the performance of his or her particular segment or business unit, warrant it.

ANNUAL BONUS (EMIP) MATRIX

With respect to 2021, the percentage of target annual bonus actually paid is based upon a matrix that takes into account financial performance and an executive’s individual performance, interpolating the results to calculate the actual percentage paid. If either of these factors is not met, the percentage of target annual bonus paid is reduced, with the potential that no bonus will be paid. If either of these factors exceeds expectations, the percentage of annual bonus paid can be above the target amount. To the extent that financial performance or an individual’s performance rating exceeds the maximum amounts set forth below, the payout percentage is capped.

The 2021 EMIP matrix is consistent with prior years. The Committee has discretion to approve EMIP payments outside of the strict application of this matrix, although no discretion was used for calculation of the 2021 annual bonus. EMIP payout determinations for the 2021 performance period were made in the first quarter of 2022.

2021 EMIP Matrix

	Financial Performance
Individual Performance Rating	50%	60%	70%	80%	90%	100%	110%	120%
	Percentage Payout
130	0	50%	80%	100%	130%	150%	160%	180%
120	0	40%	70%	90%	120%	135%	150%	160%
110	0	30%	60%	80%	110%	120%	140%	150%
100	0	20%	50%	60%	90%	100%	135%	145%
95	0	0	20%	50%	80%	90%	115%	125%
90	0	0	0	20%	50%	80%	100%	110%
85	0	0	0	0	20%	50%	60%	70%
80	0	0	0	0	0	20%	30%	50%
75	0	0	0	0	0	0	0	0

53

54

ANNUAL BONUS (EMIP) INDIVIDUAL PERFORMANCE GOALS

Individual performance goals are set annually. A significant portion of our executive officers’ individual performance goals is tied to one or more aspects of our 2025 Strategy.

The following table highlights certain of the 2021 performance goals for our CEO. The Committee chair, supported by the Lead Independent Director, leads the review and evaluation process to establish the CEO’s performance goals for each year, which were approved by the Board at the beginning of 2021. These 2021 performance goals were cascaded throughout the organization and many are also in the individual performance goals for our other NEOs.

Individual Performance Goals	CEO
Execution of the Higher Standard 2025 Strategy	✔
Human capital management, employee engagement, development and training, and diversity and inclusion initiatives	✔
Enterprise risk management and compliance matters, including IT systems and cyber security	✔
Global environmental, health and safety metrics	✔
Operating and capital budget and financial performance	✔
Operational enhancements and adjustments in light of global pandemic	✔

In defining the individual performance goals, the Committee considered the goals to be strategically important to the Company and its 2025 Strategy. The goals for 2021 were particularly aimed at navigating the Company through the global pandemic, with a focus on employee health and safety. The CEO’s individual performance rating is determined based on an evaluation of performance against the underlying goals with the final rating being approved by the independent Directors of the Board. In assessing the individual performance of our NEOs, the Committee reviews the performance rating recommended by the CEO with respect to each of the other NEOs and recommends revisions, as needed, prior to the Committee approval of such rating.

ANNUAL BONUS (EMIP) FINANCIAL METRICS

A portion of the EMIP financial component is based upon achievement of company consolidated financial performance against budget and another portion may be attributable to segment financial performance against budget, depending upon the individual’s span of responsibility. By varying the financial metrics used based upon areas of responsibility, it is possible that certain participants will receive a higher percentage of target bonus while others will receive a lower percentage of target where the segment performance for one participant is better than the segment performance for the other. This is a key component of our pay for performance and incentive-based philosophies.

The following is a summary of the financial components used for 2021 for the NEOs:

2021 Annual Bonus (EMIP)—Financial Metrics Used
NEOs	Consolidated Results	Segment Results
Christopher L. Mapes—Chairman, President & CEO	100%	—
Gabriel Bruno—EVP, CFO & Treasurer	100%	—
Steven B. Hedlund—EVP, President, Americas and International Welding	50%	50% Americas & International Welding
Jennifer I. Ansberry—EVP, General Counsel & Secretary	100%	—
Michele R. Kuhrt—EVP, Chief Human Resources Officer	100%	—

EBITB. One of the EMIP financial metrics is the achievement of earnings before interest, taxes and bonus (EBITB) as compared to budget. Since 2011, this metric accounts for 75% of the EMIP financial component. EBITB to budget has been used as the financial metric for the annual bonus since 1997 because it is an important indicator of profitability. Budgets are set aggressively (based on the local and global economic climate), at the beginning of the year, are reviewed by the Finance Committee of the Board and are approved by the full Board. The following is a summary of historical consolidated results:

Historical EBITB to Budget (Consolidated Results 2017-2021)
Consolidated Results
Average	104%
Highest Level	128%
Lowest Level	86%

When performance goals are set, we believe that there is an equal probability of achieving EBITB to budget in any year, although the cyclical nature of our business may increase the probability in some years and decrease it in others.

For 2021, the consolidated EBITB budget was set at $481 million and actual performance for 2021, as adjusted, measured at budgeted exchange rates, was $613 million, or an achievement of 127.5% of budget. The Americas Welding & International Welding EBITB actual performance for 2021, as adjusted, measured at budgeted exchange rates, was $544 million, or an achievement of 117.8% of budget. The EBITB performance results were adjusted for the same types of special items that impact Adjusted Operating Income and Adjusted Net Income as disclosed in Appendix A.

AOWC/Sales for Compensation Purposes. Since 2007, a second EMIP financial metric, the achievement of budget for average operating working capital as compared to sales (AOWC/Sales for Compensation Purposes), has been used as a reflection of our commitment to improving cash flow. Since 2011, AOWC/Sales for Compensation Purposes has accounted for 25% of the EMIP financial component. The following is a summary of historical consolidated results:

Historical AOWC/Sales to Budget (Consolidated Results 2017-2021)
Consolidated Results
Average	99%
Highest Level	105%
Lowest Level	92%

Like EBITB, we believe that there is an equal probability of achieving AOWC/Sales for Compensation Purposes to budget in any given year, although the cyclical nature of our business may increase the probability in some years and decrease it in others.

For 2021, the consolidated AOWC/Sales for Compensation Purposes budget was set at 20.8% and actual performance for 2021 was 21.0%, or an achievement of 99.1% of budget. The Americas & International Welding AOWC/Sales for Compensation Purposes actual performance for 2021 was 20.8%, or an achievement of 101.8% of budget.

2021 ANNUAL BONUS (EMIP) AND TOTAL CASH COMPENSATION

The 2021 EMIP annual bonus targets for the NEOs were established according to the principles discussed above. Due to Mr. Bruno’s recent promotion, to bring his EMIP target within the competitive framework, Mr. Bruno received a 2021 target bonus increase of 15.3%. The Committee recognized that Ms. Kuhrt has continued responsibilities as the activing Chief Information Officer, in addition to her duties as the Chief Human Resources Officer. In light of such additional duties, the Committee approved a temporary supplemental target bonus increase of $45,000 for 2021. Overall, excluding Mr. Bruno’s increase and Ms. Kuhrt’s supplemental increase, the 2021 bonus targets reflect an increase from the 2020 target amounts of, on average, 5.1%, for the NEOs. The 2021 EMIP targets for the NEOs placed their total targeted cash compensation (base pay and target annual bonus), on average, slightly below the 65th percentile of market.

In approving the 2021 EMIP payouts, the Committee assessed our EBITB performance and AOWC/Sales for Compensation Purposes performance against budget for consolidated and segments, as applicable. On average, 2021 EMIP payments for the NEOs were 67% above their 2021 target amounts, driven primarily by strong EBITB performance, as shown in the following table.

NEO	Target Award Opportunity	Target Award Opportunity as a % of 2021 Base Salary	Maximum Award Opportunity Based on Matrix	Actual Award	Actual Award as a % of Target
Christopher L. Mapes	$1,493,500	145%	$2,688,300	$2,569,567	172%
Gabriel Bruno	$ 415,000	93%	$ 747,000	$ 698,528	168%
Steven B. Hedlund	$ 390,000	89%	$ 702,000	$ 659,373	169%
Jennifer I. Ansberry	$ 330,000	78%	$ 594,000	$ 530,871	161%
Michele R. Kuhrt	$ 336,000	81%	$ 604,800	$ 546,773	163%

On average, 2021 EMIP payments for the NEOs were 44% higher than the 2020 EMIP payments.

2022 ANNUAL BONUS (EMIP) AND TOTAL CASH COMPENSATION

In consultation with Willis Towers Watson, the Committee performed a thorough review of the overall design of the annual bonus program in 2021. In December 2021, the Committee approved a new design with respect to the annual bonus program beginning in 2022 for the NEOs. The design changes address both the structure of the annual bonus and the financial metrics. Each NEO’s annual bonus would be

55

56

based on the following calculation: target bonus, multiplied by the financial performance factor, multiplied by the individual performance factor. Financial performance would be based on the achievement of three financial metrics: EBITB to budget, AOWC/Sales to budget, and revenue to budget. The EBITB financial metric will account for 50% of the financial component; the AOWC/Sales financial metric will account for 25% of the financial component; the revenue financial metric will account for 25% of the financial component. At the February 2022 meeting, the Committee approved the performance thresholds for the 2022 plan year that will determine the financial performance factor.

The 2022 EMIP target awards for the NEOs, approved in the first quarter of 2022, were established by the Committee in consultation with Korn Ferry, based on our compensation philosophies as well as competitive market data as discussed above. For 2022, Mr. Bruno received a 17.5% target bonus increase and Mr. Hedlund received a 24.4% target bonus increase, which were to continue to progress target compensation within the competitive benchmark for their recently promoted roles. The Committee recognized that Ms. Kuhrt has ongoing responsibilities as the acting Chief Information Officer, in addition to her duties as the Chief Human Resources Officer. In light of such additional duties, the Committee approved continuing a temporary supplemental target bonus amount of $60,000 for 2022. Excluding the temporary supplemental target bonus, Ms. Kuhrt target bonus increased 22% to continue to progress target compensation within the competitive framework for her role. Mr. Mapes’ and Ms. Ansberry’s 2022 target bonus increased 3.4% and 3.6%, respectively. The bonus targets still fall within the competitive benchmark and the NEOs remain, on average, slightly below the 65th percentile on targeted total cash compensation.

LONG-TERM INCENTIVE COMPENSATION

We believe that long-term incentive compensation should be provided to focus rewards on factors that deliver long-term sustainability and should be established at the median (or 50th percentile) of the market. We have targeted the median of the market, in keeping with our pay for performance philosophy, because we believe that superior long-term financial growth itself should be the main driver of above-market long-term incentive compensation.

For 2021, our long-term incentive compensation program consist of three components: (1) stock options, (2) RSUs and (3) Performance Shares (LTIP). The value of each is weighted equally. This provides an even balance with respect to the different attributes and timing associated with each type of award. Annual awards of all three components are made to EMIP participants, including the NEOs.

The following is a summary of the three components of our long-term incentive compensation program as in effect for 2021:

	Standard Vesting Provision	Accelerated Vesting Provisions	Total Employees Receiving Grant in 2021
Stock Options	• Vest ratably over 3 years

•  Full vesting upon death or disability.

•  Full vesting upon retirement for awards granted in 2021. Pro-rata vesting upon retirement, for awards granted prior to 2021.

•  Full vesting in the event of a change in control, if (i) replacement awards are not provided or (ii) replacement awards are provided and there is a subsequent qualifying termination.

19 employees, including NEOs, all EMIP participants and other senior leaders
Restricted Stock Units (RSUs)	• Vest in full after 3 years

•  Full vesting upon death or disability.

•  Full vesting upon retirement for awards granted in 2021. Pro-rata vesting upon retirement, for awards granted prior to 2021.

•  Full vesting in the event of a change in control, if (i) replacement awards are not provided or (ii) replacement awards are provided and there is a subsequent qualifying termination.

557 employees, including NEOs, all EMIP participants, other senior leaders, managers and significant contributors, regardless of their position within Lincoln Electric
Performance Shares	• Vest based on performance during the applicable 3-year performance period

•  Vest at target upon death or disability

•  Full vesting upon retirement, based on actual performance for the applicable 3-year performance period, for awards granted in 2021. Pro-rata vesting upon retirement, based on actual performance for the applicable 3-year performance period, for awards granted prior to 2021.

•  Vest at target in the event of a change in control, if (i) replacement awards are not provided or (ii) replacement awards are provided and there is a subsequent qualifying termination for awards granted in 2020 and 2021. Pro-rata vesting based on length of employment during the applicable performance period, at the greater of target or actual performance in the event of a change in control, if (i) replacement awards are not provided or (ii) replacement awards are provided and there is a subsequent qualifying termination for awards granted prior to 2020.

12 employees, including NEOs and all EMIP participants

Following a review of market data, including our peer group, the Committee approved certain changes to the terms of our Performance Shares. Commencing with grants made in February 2020, in the event of a change in control, the Performance Shares will vest at target if (i) replacement awards are not provided or (ii) replacement awards are provided and there is a subsequent qualifying termination. This change was made to align with our peers and to streamline the administration of such awards in the event of a change in control.

During 2020, the Committee reviewed our retirement vesting provisions under our equity awards generally, and following a review of market data, including our peer group, the Committee approved certain changes to the retirement vesting provisions. Commencing with grants made in February 2021, the definition of retirement under our equity awards is defined to include retirement at the age of 60 and 5 years of service, or at the age of 55 and 15 years of service. In addition, upon retirement, stock options and RSUs will vest in full, and Performance Shares will vest in full, based on actual performance for the applicable 3-year performance period. These changes were made to align with our peers and to streamline the administration of such awards upon retirement.

LONG-TERM INCENTIVE PLAN (LTIP) - PERFORMANCE SHARES

Our long-term incentive compensation program includes a long-term incentive plan (LTIP), in the form of grants of Performance Shares, which is designed to offer award opportunities aligned with the long-term performance of Lincoln Electric. Target share amounts for the plan are set each year at the beginning of a three-year performance cycle based on a 7-day historical average of the stock price, up to and including the grant date. Because awards are made each year and because each award relates to a three-year performance cycle, three different cycles will be running at any point in time. The percentage of the target shares actually paid at the end of the applicable three-year cycle will be based upon achievement of three-year company performance as interpolated against pre-established performance thresholds. Each plan has performance thresholds with percentage payouts attributable to those thresholds ranging from 0% to 200% of target. The Committee retains discretion to modify payments to any participant, to modify targets and/or to modify the performance thresholds (up or down).

PERFORMANCE SHARES FINANCIAL METRICS

Since its inception, the LTIP has used a performance measure of growth in Adjusted Net Income for Compensation Purposes over the three-year cycle. Beginning in 2009, the Committee added a second metric of ROIC for Compensation Purposes and gave these two financial metrics a 50/50 weighting. The awards granted for the 2021 to 2023 performance cycle utilize these same metrics and same weighting, including as described below, just with different goals for the new three-year period.

The Adjusted Net Income for Compensation Purposes metric is an absolute metric. For the 2019 to 2021 performance cycle, the growth in Adjusted Net Income for Compensation Purposes over the three-year cycle is based on growth above $311,031,000 (which was the Adjusted Net Income for Compensation Purposes for 2018 when the 2019 to 2021 performance cycle was set). As the 2019 to 2021 Performance Share LTIP table demonstrates, to pay 100% of target, Adjusted Net Income for Compensation Purposes over the three-year cycle must be at or above 140% of $311,031,000 (or $435,443,000).

From time to time, the Committee has considered and approved certain limited adjustments to reported net income (both positive and negative) in determining achievement of performance against the thresholds. Each adjustment is reviewed in detail before it is made. The types of adjustments the Committee has considered include: rationalization charges, certain asset impairment charges, the gains and losses on certain transactions including the disposal of certain assets and other special items, which generally align with the special items disclosed in the Adjusted Net Income table in Appendix A. To the extent an adjustment relates to restructuring or rationalization charges that are intended to improve organizational efficiency, a corresponding charge (equal to the adjustment) is amortized against future years’ adjusted net income until that adjustment is fully offset against the intended savings (generally this amortization occurs over a three-year period).

The ROIC for Compensation Purposes metric for the 2019 to 2021 performance cycle is a relative value that is derived based on our performance as compared to our proxy peer group (as opposed to an absolute value). In 2021, the Committee approved excluding pension settlement charges primarily related to the purchase of a group annuity contract from the ROIC calculations and related comparisons to our proxy peer group. For further information on the pension annuitization, see Lincoln Electric's Annual Report on Form 10-K, filed with the SEC on February 18, 2022.

Both the Adjusted Net Income for Compensation Purposes metric and the ROIC for Compensation Purposes metric were set in 2019, prior to the onset of the COVID-19 pandemic. The ability to achieve these goals was impacted by the challenges associated with the COVID-19 pandemic. Notwithstanding the challenging environment, these goals were not modified in response to the COVID-19 pandemic.

PERFORMANCE THRESHOLDS

In setting the performance thresholds for a new three-year period (including the 2021 to 2023 performance cycle), the Committee considers various factors, including historical performance against established thresholds, to try to achieve a 50% probability of the target thresholds for any cycle. For the 2019 to 2021 Plan, the Committee did not make any modifications to the three-year adjusted net income growth performance thresholds or the three-year average ROIC relative to peer thresholds.

57

58

TIMING FOR SETTING PERFORMANCE METRIC GOALS

Performance targets are set at the beginning of the first fiscal year in the cycle. This timing allows the Committee to see our final financial results for the prior year and allows for more current macro-economic projections to be used.

Historical LTIPs. The following is a summary of the historical combined LTIP results for the last five completed LTIP cycles, including the most recently completed cycle (2019 to 2021):

Historical LTIP to Budget (Results for the last five completed LTIP cycles)
Results
Average	108.7%
Highest Level	130.2%
Lowest Level	87.4%

2019 to 2021 Performance Share LTIP. For the 2019 to 2021 LTIP cycle, the Adjusted Net Income for Compensation Purposes performance threshold and the ROIC for Compensation Purposes performance target were exceeded, resulting in payouts being made 116.3% of target. The following is a summary of the performance metric goals and results for the most recently completed LTIP cycle (2019 to 2021):

2019 to 2021 Performance Share LTIP

	Payout Amount	3-Year Growth in Adjusted Net Income for Compensation Purposes		3-Year Average ROIC for Compensation Purposes Relative to LECO Peer Group
	% of Target	3-Year Cumulative Growth Rate	Absolute LECO Net Income (’000s)	%ile Rank in Peer Group	ROIC result
Threshold	25%	10%	$342,134	40th %ile	9.2%
2021 Actual	32.7%	14.6%	$356,445
	50%	25%	$388,789	50th %ile	10.2%
Target	100%	40%	$435,443	65th %ile	11.8%
	150%	60%	$497,650	70th %ile	12.3%
Maximum	200%	80%	$559,856	80th %ile	15.9%
2021 Actual	200%			84th %ile	18.1%

Actual Payout	116.3%	32.7%	@ 50% Weighting	16.3%	200%	@ 50% Weighting	100%

As shown above, the current plan cycle contains two metrics, each with a 50% weighting. Lincoln Electric's Adjusted Net Income for Compensation Purposes over the three-year period increased 14.6% to $356 million, which generated a 32.7% of target payout for this metric. Lincoln Electric's three-year average ROIC for Compensation Purposes, as compared to its peer group, was at the 84th percentile, which generated a 200% of target payout for this metric. The following chart shows the target and maximum number of shares of common stock that may be issued for the 2019 to 2021 Performance Share LTIP based on actual performance. Combining the payouts for both metrics, the resulting final payout for the 2019 to 2021 Performance Share LTIP was 116.3% of the target award opportunity. As previously noted, neither of these metrics were modified specifically in response to the COVID-19 pandemic.

NEO	Target Award Opportunity (# of shares)	Maximum Award Opportunity Based on Thresholds (# of shares)	Actual Performance Share Payout %	Actual Award (# of shares)
Christopher L. Mapes	15,098	30,196	116.3%	17,558
Gabriel Bruno	1,321	2,642	116.3%	1,536
Steven B. Hedlund	2,321	4,642	116.3%	2,699
Jennifer I. Ansberry	2,012	4,024	116.3%	2,339
Michele R. Kuhrt	1,090	2,180	116.3%	1,267

2021 LONG-TERM INCENTIVE ARRANGEMENTS

In evaluating 2021 long-term incentive compensation (at the beginning of 2021), the Committee reviewed 2019 and 2020 compensation versus the competitive benchmarks, and considered the management and leadership demands on the executives. The Committee concluded that overall the long-term incentive compensation program for the NEOs was below our 50th percentile target when compared to both survey and peer proxy data. Due to Mr. Bruno's and Mr. Hedlund's recent promotions, to bring each of their long-term incentive compensation within the competitive framework, Mr. Bruno received a 2021 long-term incentive compensation increase of 75% and Mr. Hedlund received a 2021 long-term incentive compensation increase of 47.4%. Excluding Mr. Bruno and Mr. Hedlund, the Committee adjusted 2021 long-term incentive compensation opportunities for the NEOs on average 34.4%, placing their LTI targets above the 50th percentile but still within the competitive framework. All of these awards are subject to our Recovery of Funds Policy, which is discussed below. For more information about the quantities of the 2021 stock option, RSU and Performance Share awards actually granted to the NEOs, see the 2021 Grants of Plan-Based Awards table and the Outstanding Equity Awards at 2021 Fiscal Year-End table (and their related narrative disclosure) below.

2022 LONG-TERM INCENTIVE ARRANGEMENTS

In evaluating 2022 long-term incentive compensation (at the beginning of 2022), the Committee reviewed 2020 and 2021 compensation versus the competitive benchmarks. The Committee concluded that overall the long-term incentive compensation program for the NEOs remained on average above the 50th percentile target but still within the competitive framework. Mr. Hedlund received a 2022 long-term incentive compensation increase of 12.6%, which progressed his long-term incentive compensation opportunities, however maintained his overall target direct compensation within the competitive framework. Excluding Mr. Hedlund, the Committee adjusted 2022 long-term incentive compensation opportunities for the NEOs on average 2%, placing their LTI targets above the 50th percentile however still within the competitive framework.

Valuation of Equity Awards. We use standard valuation methods to convert long-term incentive compensation values to shares upon the grant date. These methods consider a 7-day historical average of our stock price, up to and including the grant date, for RSUs and Performance Shares and the grant date Black-Scholes valuation for stock options.

Normal Cycle and Out-of-Cycle Equity Awards. The Committee has discretion in awarding grants to EMIP participants and does not delegate its authority to management, nor does management select or influence the award dates. Occasionally, the Committee may approve limited, out-of-cycle special awards for specific business purposes or in connection with executive promotions or the hiring of new executive employees. However, the date used for awards to all EMIP participants, including the continuing NEOs, is the date of a regularly scheduled Committee meeting, which is fixed well in advance and generally occurs at the same time each year.

The Committee has approved delegated authority to the CEO to designate awards through 2022 to certain employees under our equity plan, subject to specific limits established. The CEO can only grant RSU awards and cannot grant awards to any executive officers, Section 16 officers or greater-than-10% beneficial owners of the Company, and such awards must be granted per the agreements and vesting terms already approved by the Committee.

OTHER ARRANGEMENTS, POLICIES AND PRACTICES

OVERVIEW OF BENEFITS

We intend to provide a competitive group of benefits for all of our employees targeted at the 50th percentile of the market. Some aspects of our benefit programs are considered non-traditional due to their relationship with our pay for performance and incentive-based philosophies. For example, the premiums for Lincoln Electric-provided medical coverage are primarily paid by employees, including the NEOs, on a pre-tax basis. Premiums for dental coverage, which is a voluntary benefit, are 100% paid by employees. Life insurance coverage paid fully by Lincoln Electric is set at $50,000 per employee, including the NEOs, although employees may purchase additional insurance at their own cost. The NEOs participate in this same cost-sharing approach. We attempt to balance our various non-traditional programs (such as those with a significant portion of the cost borne by the employee) with more traditional programs.

We also provide accidental death and dismemberment benefits to officers, due to the significant amount of travel required in their jobs. Under this program, the premiums of which are paid by the Company, a participant’s beneficiary would receive a payment of five times annual total cash compensation up to a maximum of $3,000,000 for executive officers and $2,000,000 for other officers upon an officer’s accidental death. The policy also provides dismemberment benefits of up to 100% of the death benefit in the event an officer is permanently and totally disabled as a result of an accident, and it provides for medical evacuation coverage in the event of an accident.

PERQUISITES

Consistent with our pay for performance philosophy, we offer limited perquisites. We pay for an annual physical for officers and other senior management to preserve our investment in them by encouraging them to maintain healthy lifestyles and be proactive in preventative care. We also make available financial planning services to certain officers, enabling them to concentrate on business matters rather

59

60

than on personal financial planning. However, the cost of these financial planning services is included in the income of the participants. We also pay the cost of certain club dues for some officers to encourage social interaction with peers from other companies, local leadership in the community and to provide the ability to hold business meetings at a convenient offsite location. All personal expenses are borne entirely by the executive and the club dues are included in the income of the participants. Initiation fees for club memberships are paid by the executive. Different perquisites are provided from time to time to non-U.S. based executives; however, they are customary and reasonable in nature and amount relative to local market practices (for example, a car lease).

RETIREMENT PROGRAMS

Retirement benefits are provided to our NEOs through the following programs:

The Lincoln Electric Company Retirement Annuity Program (RAP)

•	This defined benefit pension plan was frozen to new entrants effective January 1, 2006 (no new employees eligible to join the RAP after January 1, 2006; eligible employees participate in The Lincoln Electric Company Employee Savings Plan described below)
•	Benefit accruals frozen effective as of December 31, 2016 (participants have not earned any additional benefits under the RAP since December 31, 2016)
•	The RAP was terminated as of December 31, 2020; distribution of pension plan assets in the form of lump sum payments and the purchase of a group annuity contract from a highly rated insurance company occurred in 2021

The Lincoln Electric Company Employee Savings Plan (401(k) Plan)

•	Each eligible employee of The Lincoln Electric Company and certain affiliate companies is eligible to receive up to 6% of annual compensation in Company contributions through:
•	matching employer contributions equal to 100% of before-tax contributions made to the 401(k) Plan, but not in excess of 3% of annual compensation; and
•	automatic employer contributions equal to 3% of annual compensation
•	Matching and automatic contributions are 100% vested when made
•	Certain employees affected by the RAP freeze (described above) are also eligible to receive employer contributions equal to 6% of annual compensation for a minimum period of five years, up to the end of the year in which they complete 30 years of service

•	All of the NEOs deferred amounts under the 401(k) Plan in 2021

Restoration Plan

•	Created effective January 1, 2017, this unfunded plan is maintained primarily for the purpose of providing deferred compensation for eligible employees whose annual compensation is expected to be in excess of the Internal Revenue Code limit on compensation (Code Limit) applicable to the 401(k) Plan
•	Each participant’s account is credited each year with deferred amounts generally as follows:
•	matching employer contributions equal to 3% of annual compensation in excess of the Code Limit; and
•	non-elective employer contributions equal to 3% of annual compensation in excess of the Code Limit
•	All amounts deferred are fully vested at all times
•	Certain employees affected by the RAP freeze are also eligible to receive employer contributions equal to 6% of annual compensation in excess of the Code Limit for a minimum period of five years, up to the end of the year in which they complete 30 years of service
•	Upon a separation from service prior to age 55, distribution of the account will be made in a single lump sum on the first business day of the seventh month immediately following the separation from service
•	Upon a separation from service on or after age 55, distribution of the account will be made or commence on the first business day of the seventh month immediately following the separation from service in the form of (1) a single lump sum payment; or (2) substantially equal annual installments over a period of at least two but not more than 15 years, as elected
•	All NEOs participated in the Restoration Plan in 2021

Amended and Restated 2005 Deferred Compensation Plan for Executives (Top Hat Plan)

•	Participants can defer current income on a pre-tax basis, receiving tax-deferred returns on those deferrals
•	Up to 80% of base salary and/or annual bonus can be deferred; and
•	Up to 100% of RSUs or Performance Shares can be deferred
•	For cash deferrals, 27 total investment options available, 26 of which mirror the funds available under the 401(k) Plan, plus the Moody’s Corporate Bond Average Index (which provides “above market” earnings as reported in the Summary Compensation Table)
•	RSUs and Performance Shares that are deferred are deemed invested in a Lincoln Electric Stock fund; these deferrals can be reallocated to other investment options on the later of 6 months after the date on which the amounts are allocated to the participant’s account or the date the participant has satisfied his or her stock ownership guidelines
•	Plan includes a recovery of funds provision consistent with the requirements of Dodd-Frank
•	Distributions are permitted in the event of a separation from service, disability, death, change in control or unforeseeable emergency
•	Distributions can also be made at a specified time or under a fixed schedule
•	Distributions may be made in a lump-sum, or by payment in five, ten or fifteen annual installments
•	As of December 31, 2021, there were 14 active employee participants in the Top Hat Plan

More information on these programs can be found in the 2021 Pension Benefits section and 2021 Deferred Compensation Benefits section.

CHANGE IN CONTROL ARRANGEMENTS

We have entered into change in control agreements with all of our NEOs. The agreements are designed generally to help assure continued management in the event of a change in control of Lincoln Electric.

The change in control agreements are operative only if a change in control occurs and payments are made if the officer's employment is terminated under certain circumstances (or if the officer terminates employment due to certain adverse employment changes). The agreements provide our NEOs with the potential for continued employment following a change in control, which helps to retain these executives and provide for management continuity in the event of an actual or threatened change in control of Lincoln Electric. They also help ensure that our executives' interests remain aligned with shareholders' interests during a time when their continued employment may be in jeopardy. For a more detailed discussion of our change in control agreements, see Termination and Change in Control Arrangements below. Outside of these change in control agreements, we do not maintain written employment or other severance agreements for U.S.-based employees.

RECOVERY OF FUNDS POLICY

We have adopted a Recovery of Funds Policy (clawback policy) consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank). Our policy is more extensive than what Dodd-Frank requires and is applicable to all of our officers, including our NEOs. The policy applies in the event that there is an accounting restatement involving our financial statements due to material non-compliance with the financial reporting requirements under the U.S. federal securities laws. The policy applies to both current and former officers and covers incentive compensation received by the officers in the 3-year period prior to the restatement.

Awards of incentive compensation would include annual bonus payments, stock option awards, restricted stock awards, RSUs, and Performance Shares, unless Dodd-Frank regulations provide otherwise. Under the policy, in the event of an accounting restatement of our financial statements, the Committee would review all incentive compensation received during the 3-year covered period and would seek recovery of the amount of incentive compensation paid in excess of what would have been paid if the accounts had been properly stated. We believe that this policy is in the best interests of Lincoln Electric and its shareholders.

ANTI-HEDGING/PLEDGING POLICY

Consistent with our philosophy to encourage long-term investment in our common stock, our Directors, executive officers and certain other employees are prohibited from engaging in any speculative transactions involving our securities, including buying or selling puts or calls, or engaging in any derivative or hedging transaction that has the effect of limiting or hedging economic exposure with respect to such person's position in our securities, short sales and margin purchases. In addition, our insider trading policy prohibits future pledging of Lincoln Electric securities by our Directors, executive officers and certain other employees. There are no pledges of our common stock in place for any of our Directors or executive officers.

61

62

STOCK OWNERSHIP GUIDELINES

In keeping with our philosophy that officers should maintain an equity interest in Lincoln Electric, we have stock ownership guidelines for officers. The guidelines were reviewed in 2021 and no changes were recommended based on a review of our peer group. Under the current guidelines, our officers are required to own and hold a certain number of our common shares, currently at the levels set forth in the table below:

Executive Group	Ownership Guideline
Chief Executive Officer[1]	5 times base salary
Executive Vice Presidents[2]	3 times base salary
Senior Vice Presidents and all other Executive Officers[3]	2 times base salary

(1)	Mr. Mapes.

(2)	Includes Messrs. Bruno, and Hedlund and Mses. Ansberry and Kuhrt.

(3)	Includes other EMIP participants.

Each officer has five years to satisfy his or her applicable stock ownership guideline. An officer must satisfy the applicable stock ownership guideline before he or she is permitted to sell shares, including shares issued as a result of RSUs vesting or Performance Shares vesting (other than shares withheld to cover taxes) and shares obtained from the exercise of stock options (other than shares withheld to cover exercise cost and taxes). Unless an officer is promoted into a higher guideline level, the stock ownership guideline will reset every 5 years utilizing updated base pay and stock price information. RSU awards count towards an officer’s stock ownership amount, however common shares underlying stock options, Performance Shares and shares held in another person’s name (including a relative) do not. As of December 31, 2021, all of our NEOs met the applicable stock ownership guideline.

DEDUCTIBILITY OF COMPENSATION

Our general philosophy has historically been to qualify future compensation for tax deductibility wherever applicable and appropriate. Although a portion of the amount we recorded as compensation to our NEOs in 2021 was non-deductible, this did not have a significant impact to our income tax position.

As part of the 2017 Tax Cuts and Jobs Act (the "Tax Reform Act"), the ability to rely on the performance-based compensation exception under Section 162(m) of the U.S. Internal Revenue Code ("Section 162(m)") was generally eliminated, and the limitation on deductibility generally was expanded to include all NEOs (as well as certain former officers). As a result of the Tax Reform Act, after 2017 and subject to certain grandfathered provisions, we are no longer able to deduct any compensation paid to our NEOs in excess of $1 million.

COMPENSATION

COMMITTEE REPORT

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with our management and, based on this review and discussion, recommends that it be included in our Annual Report on Form 10-K for the year ended December 31, 2021 and this Proxy Statement.

By the Compensation and Executive Development Committee:
Michael F. Hilton, Chair

Kathryn Jo Lincoln
Phillip J. Mason

William E. MacDonald, III
Hellene S. Runtagh
Kellye L. Walker

63

64

EXECUTIVE COMPENSATION TABLES

Summary of 2021 Compensation Elements

		Purpose	Competitive Target	Financial Metrics Used	When the 2021 Amount Was Set	The Period to Which the Amount Relates	Where Reported in the SCT[1]
Short-Term	Base Pay	Rewards responsibility, experience and individual performance	Below Market	—	Beginning of 2021	2021	Salary column
	Annual Bonus (EMIP)	Rewards strong annual financial results and individual performance	Above Market (target total cash compensation)	EBITB[2] and AOWC/Sales[2]	Beginning of 2021	2021 Performance	Non-Equity Incentive Plan Compensation column
Long-Term	Stock Options	Rewards the creation of shareholder value	At Market	Share Price Appreciation	Beginning of 2021	2021 Based Award	Option Awards column
	RSUs	Rewards the creation of shareholder value and strong long-term financial results		Share Price Appreciation	Beginning of 2021	2021 Based Award	Stock Awards column
	Performance Shares	Rewards the creation of long-term growth and the efficient use of capital		Adjusted Net Income[2] Growth and ROIC[2]	Beginning of 2021	2021 through 2023 Performance	Stock Awards column
Both	Benefits other than Pension	Includes 401(k) contributions, Restoration Plan contributions, insurance and standard expatriate benefits	At Market	—	Various	2021	All Other Compensation column
	Pension Benefits	Income replacement in retirement, and includes above-market earnings in the Top Hat Plan		—	Various	For above-market earnings, shows 2021 amounts	Change in Pension Value and Nonqualified Deferred Compensation Earnings column
	Perquisites	Meets specific business needs—includes financial planning, annual physical and certain club dues		—	Various	2021	All Other Compensation column

(1)	Summary Compensation Table.

(2)	Financial metrics used for compensation purposes are defined in Appendix A.

2021 Summary Compensation Table

This table details total compensation for our NEOs for 2021, 2020 and, where required, 2019.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)[1]	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)[3]	All Other Compensation ($)[4]	Total($)
Christopher L. Mapes Chairman, President and Chief Executive Officer	2021	1,030,000	3,483,636	1,766,662	2,569,567	157,838	206,117	9,213,820
	2020	1,000,000	2,583,316	1,333,335	1,868,760	100,170	191,955	7,077,536
	2019	1,000,000	2,670,534	1,333,333	1,718,830	51,059	208,213	6,981,969
Gabriel Bruno Executive Vice President, Chief Financial Officer and Treasurer	2021	445,000	747,554	379,164	698,528	364	119,322	2,389,932
	2020	364,500	518,648	116,661	419,362	185,194	94,298	1,698,663
	2019
Steven B. Hedlund Executive Vice President, President, Americas and International Welding	2021	440,000	595,576	302,086	659,373	—	225,282	2,222,317
	2020	427,500	601,608	205,007	428,765	—	643,190	2,306,070
	2019	425,000	410,538	204,998	399,825	—	426,711	1,867,072
Jennifer I. Ansberry Executive Vice President, General Counsel and Secretary	2021	424,000	455,938	231,257	530,871	—	114,018	1,756,084
	2020	411,730	344,180	177,650	399,073	56,384	109,606	1,498,623
	2019	411,730	355,882	177,656	375,602	67,829	112,493	1,501,192
Michele R. Kuhrt Executive Vice President, Chief Human Resources Officer	2021	413,000	314,928	159,669	546,773	—	109,640	1,544,010
	2020	343,000	341,400	113,674	420,841	253,353	78,863	1,551,131
	2019

(1)	The amounts reported for 2021 reflect the grant date fair value under FASB ASC Topic 718 for the RSU, Performance Share and stock option awards in 2021. The grant date fair value disclosed for Performance Share awards is based on target performance. Assumptions used in the calculation of these amounts are included in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2021 included in our Annual Report on Form 10-K filed with the SEC on February 18, 2022.

The amounts shown for stock awards for 2021 represent RSU awards as follows: Mr. Mapes $1,741,818, Mr. Bruno $373,777, Mr. Hedlund $297,788, Ms. Ansberry $227,969, and Ms. Kuhrt, $157,464. The amounts shown also include Performance Shares at target as follows: Mr. Mapes $1,741,818, Mr. Bruno $373,777, Mr. Hedlund $297,788, Ms. Ansberry $227,969, and Ms. Kuhrt, $157,464.

The maximum Performance Share award amount with respect to each of the NEOs for 2021 is shown in the table below. The amounts reported reflect the grant date fair value under FASB ASC Topic 718 for the Performance Share awards based on maximum performance.

Name	Year	Maximum Payout (# of Performance Shares)	Maximum Grant Date Fair Value Payout
Christopher L. Mapes	2021	30,486	$3,483,635
Gabriel Bruno	2021	6,542	$ 747,554
Steven B. Hedlund	2021	5,212	$ 595,575
Jennifer I. Ansberry	2021	3,990	$ 455,937
Michele R. Kuhrt	2021	2,756	$ 314,928

(2)	The amounts shown for 2021 represent payments under our annual bonus (EMIP).

65

66

(3)	The amounts shown for 2021 represent the difference in earnings under the Moody's Corporate Bond Index fund in our Top Hat Plan and a hypothetical rate.

2021 INCREASE IN PENSION VALUE & PREFERENTIAL EARNINGS (TOP HAT PLAN)
Name	Difference in 2021 Earnings Credited in the Top Hat Plan ($)	Moody’s Corporate Bond Index Earnings($)	Hypothetical Market Rate($)*
Christopher L. Mapes	157,838	553,403	395,565
Gabriel Bruno	364	1,308	944
Steven B. Hedlund	—	—	—
Jennifer I. Ansberry	—	—	—
Michele R. Kuhrt	—	—	—

*	This rate is specified by the SEC rules for proxy disclosure purposes and is based on 120% of the applicable federal long-term rate, compounded monthly for 2021.

(4)	The amounts shown for 2021 are comprised of the following:

2021 ALL OTHER COMPENSATION
	Other Benefits and Perquisites*
Name	Company Retirement Contributions ($)[a]	Travel Insurance Premiums ($)	Financial Planning ($)	Physical Examination ($)	Club Dues ($)	Spousal Travel ($)	Standard Expatriate Benefits ($)[b]	Total All Other Compensation ($)
Christopher L. Mapes	173,926	834	13,015	2,850	14,305	1,187	—	206,117
Gabriel Bruno	103,723	834	11,565	3,200	—	—	—	119,322
Steven B. Hedlund	52,126	834	11,565	3,125	13,387	1,914	142,331	225,282
Jennifer I. Ansberry	98,769	834	14,415	—	—	—	—	114,018
Michele R. Kuhrt	100,061	834	8,745	—	—	—	—	109,640

*	The methodology for computing the aggregate incremental cost for the amounts is below:
(a)	Includes amounts contributed to both the 401(k) Plan and the Restoration Plan
(b)	The expatriate benefits shown relate to Mr. Hedlund's previous international assignment and are provided to all U.S. employees who take an international assignment. Amounts are converted to U.S. dollars on a monthly basis based on a month-end conversion price, in local currency, as reported by Bloomberg. The conversion price for Pound Sterling was £1.43 to $1.00 during the period in 2021 that Mr. Hedlund was receiving tax services associated with his previous expatriate assignment under our standard expatriate package for all employees.

2021 Grants of Plan-Based Awards

The following table provides information relating to plan-based awards granted in 2021 to our NEOs.

Name	Grant Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[5]
			Threshold [$]	Target [$]	Maximum [$]	Threshold [#]	Target [#]	Maximum [#]
Christopher L. Mapes	EMIP	2/17/2021	0	1,493,500	2,688,300
	Options	2/17/2021								81,413	$114.27	1,766,662
	RSUs	2/17/2021							15,243			1,741,818
	PSUs	2/17/2021				0	15,243	30,486				1,741,818
Gabriel Bruno	EMIP	2/17/2021	0	415,000	747,000
	Options	2/17/2021								17,473	$114.27	379,164
	RSUs	2/17/2021							3,271			373,777
	PSUs	2/17/2021				0	3,271	6,542				373,777
Steven B. Hedlund	EMIP	2/17/2021	0	390,000	702,000
	Options	2/17/2021								13,921	$114.27	302,086
	RSUs	2/17/2021							2,606			297,788
	PSUs	2/17/2021				0	2,606	5,212				297,788
Jennifer I. Ansberry	EMIP	2/17/2021	0	330,000	594,000
	Options	2/17/2021								10,657	$114.27	231,257
	RSUs	2/17/2021							1,995			227,969
	PSUs	2/17/2021				0	1,995	3,990				227,969
Michele R. Kuhrt	EMIP	2/17/2021	0	336,000	604,800
	Options	2/17/2021								7,358	$114.27	159,669
	RSUs	2/17/2021							1,378			157,464
	PSUs	2/17/2021				0	1,378	2,756				157,464

(1)	The performance-based amounts shown represent the range of cash payouts (from zero to the maximum amount listed) for 2021 under the EMIP. Payments are based on the achievement of company financial performance and the NEO's individual performance. Target awards are set by the Committee in the first quarter each year. Actual payment amounts are determined by the Committee in the first quarter of the following year. The targets shown above are pursuant to the EMIP matrix for 2021 (which allows for potential payouts of up to 180% of target), which is reflected in the CD&A.
(2)	These columns show the potential number of shares of our common stock to be paid out to our NEOs under our Performance Shares (PSUs) at threshold, target and maximum performance. The measures and potential payouts are described in more detail in the CD&A. The grant date fair value, based on target performance for PSUs, is included in the "Stock Awards" column of the Summary Compensation Table. The PSUs generally vest based on performance during the applicable performance period. Dividend equivalents are sequestered by us until the shares underlying the PSUs are distributed, at which time the dividend equivalents are paid in cash. The dividend rate for dividend equivalents paid on the PSUs to the NEOs is the same as for all other shareholders (in other words, it is not preferential). Recipients of PSUs who participate in our EMIP bonus program (which includes all of the NEOs) are eligible to elect to defer all or a portion of their PSUs under our Top Hat Plan-see the 2021 Nonqualified Deferred Compensation section for a description of this plan.
(3)	The RSUs generally vest upon the recipient remaining in continuous employment for three years from the date of grant and are paid out in our common stock. Dividend equivalents are sequestered by us until the shares underlying the RSUs are distributed, at which time the dividend equivalents are paid in cash. The dividend rate for dividend equivalents paid on the RSUs to the NEOs is the same as for all other shareholders (in other words, it is not preferential). Recipients of RSUs who participate in our EMIP bonus program (which includes all of the NEOs) are eligible to elect to defer all or a portion of their RSUs under our Top Hat Plan-see the 2021 Nonqualified Deferred Compensation section for a description of this plan.
(4)	The stock options were granted at the closing price of our common shares on the date of the grant. All stock options are non-qualified for tax purposes. We value stock options using the Black-Scholes valuation method. The stock options generally vest over a three-year period (in equal annual increments). All stock options have 10-year terms.
(5)	The amounts shown represent the full value of the RSU awards, the stock option grants and the target value for the PSU awards calculated in accordance with FASB ASC Topic 718 as of the date of the grant. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. The actual amount realized upon vesting of RSUs will depend upon the market price of our common shares at the time of vesting. The actual number and value of PSUs earned will be based upon our actual performance during the three-year long-term incentive plan cycle and the market price at time of vesting. There is no assurance that the hypothetical full values of the awards reflected in this table will actually be realized.

67

68

NARRATIVE DISCLOSURE REGARDING 2021 SUMMARY COMPENSATION TABLE AND 2021 GRANTS OF PLAN-BASED AWARD TABLE

The following highlights the salary and annual bonus percentages of total compensation reported in the 2021 Summary Compensation Table, based on the value of 2021 base salary and 2021 actual annual bonus (EMIP) for each of our NEOs:

Name	% of Base Salary and Annual Bonus To Total Compensation
Christopher L. Mapes	39.1%
Gabriel Bruno	47.8%
Steven B. Hedlund	49.5%
Jennifer I. Ansberry	54.4%
Michele R. Kuhrt	62.2%

The above percentages were based, in each case, on the value of the executive's 2021 base salary and 2021 actual EMIP (or annual bonus). For information regarding the amount of salary and annual bonus compensation in proportion to total compensation, see the "Our Compensation Philosophy" section of the CD&A. Further, the grants made in 2021 to the NEOs are described more fully in the CD&A, and information about the change in control severance agreements and the amounts payable to the NEOs pursuant to those arrangements is provided under the section titled "Termination and Change in Control Arrangements" in this Proxy Statement.

HOLDINGS OF EQUITY-RELATED INTERESTS

The following provides information relating to exercisable and unexercisable stock options, RSUs and Performance Shares at December 31, 2021.

Outstanding Equity Awards at 2021 Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)[4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)[3]
Christopher L. Mapes	2/17/2016	89,030	—	58.14	2/17/2026	—	—	—	—
	2/22/2017	68,610	—	85.30	2/22/2027	—	—	—	—
	2/21/2018	65,894	—	90.70	2/21/2028	—	—	—	—
	2/18/2019	50,910	25,455	88.44	2/18/2029	15,098	2,105,718	—	—
	2/19/2020	27,830	55,660	89.63	2/19/2030	14,411	2,009,902	14,411	2,009,902
	2/17/2021	—	81,413	114.27	2/17/2031	15,243	2,125,941	15,243	2,125,941
Gabriel Bruno	4/24/2013	—	—	—	—	4,030	562,064	—	—
	2/5/2015	4,465	—	69.67	2/5/2025	—	—	—	—
	2/17/2016	9,295	—	58.14	2/17/2026	—	—	—	—
	2/22/2017	6,670	—	85.30	2/22/2027	—	—	—	—
	2/21/2018	6,150	—	90.70	2/21/2028	—	—	—	—
	2/18/2019	4,454	2,228	88.44	2/18/2029	1,321	184,240	—	—
	2/19/2020	2,435	4,870	89.63	2/19/2030	1,261	175,872	1,261	175,872
	4/21/2020	—	—	—	—	4,027	561,646	—	—
	2/17/2021	—	17,473	114.27	2/17/2031	3,271	456,206	3,271	456,206
Steven B. Hedlund	4/24/2013	—	—	—	—	5,495	766,388	—	—
	2/5/2015	6,155	—	69.67	2/5/2025	—	—	—	—
	2/17/2016	8,235	—	58.14	2/17/2026	—	—	—	—
	2/22/2017	6,005	—	85.30	2/22/2027	—	—	—	—
	5/24/2017	6,875	—	88.74	5/24/2027	—	—	—	—
	2/21/2018	9,313	—	90.70	2/21/2028	—	—	—	—
	2/18/2019	7,826	3,915	88.44	2/18/2029	2,321	323,710	—	—
	2/19/2020	4,279	8,558	89.63	2/19/2030	2,216	309,066	2,216	309,066
	10/20/2020	—	—	—	—	2,004	279,498	—	—
	2/17/2021	—	13,921	114.27	2/17/2031	2,606	363,459	2,606	363,459
Jennifer I. Ansberry	2/21/2018	8,962	—	90.70	2/21/2028	—	—	—	—
	2/18/2019	6,782	3,393	88.44	2/18/2029	2,012	280,614	—	—
	2/19/2020	3,708	7,416	89.63	2/19/2030	1,920	267,782	1,920	267,782
	2/17/2021	—	10,657	114.27	2/17/2031	1,995	278,243	1,995	278,243

69

70

Outstanding Equity Awards at 2021 Fiscal Year-End (Continued)

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)[4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)[3]
Michele R. Kuhrt	2/5/2015	2,620	—	69.67	2/5/2025	—	—	—	—
	2/17/2016	3,505	—	58.14	2/17/2026	—	—	—	—
	2/22/2017	4,290	—	85.30	2/22/2027	—	—	—	—
	2/21/2018	3,954	—	90.70	2/21/2028	—	—	—	—
	2/18/2019	3,676	1,838	88.44	2/18/2029	1,090	152,022	—	—
	2/19/2020	2,372	4,746	89.63	2/19/2030	2,580	359,833	1,229	171,409
	2/17/2021	—	7,358	114.27	2/17/2031	1,378	192,190	1,378	192,190

(1)	Stock options vest in three equal annual installments, commencing on the first anniversary of the date of the grant.
(2)	Amounts shown in this column represent RSU awards. The RSU awards generally vest in full three years from the date of grant. The RSU award granted to Mr. Bruno in 2013 vests over seven years following his attainment of age 55. The RSU award granted to Mr. Hedlund in 2013 vests over seven years following his attainment of age 55.
(3)	The amounts shown in these columns represent the value of RSU and Performance Share awards granted pursuant to our 2006 and 2015 Equity and Performance Incentive Plans. Value is calculated using the close price of our common stock on the last trading day of 2021.
(4)	This column shows the target number of Performance Shares awarded. The payout can range from 0 to 200% of the target and is based upon performance during the three-year cycle ending on December 31 of the applicable period, as determined by the Committee. See the CD&A on how Performance Share payouts are determined.

2021 Option Exercises and Stock Vested Table

The following table provides information on stock options exercised, as well as RSUs and Performance Shares that vested during 2021.

	Option Awards[1]		Stock Awards[2]
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Christopher L. Mapes	110,590	8,364,541	31,366	4,029,421
Gabriel Bruno	—	—	4,031	524,114
Steven B. Hedlund	—	—	6,117	801,669
Jennifer I. Ansberry	10,844	629,749	4,769	608,199
Michele R. Kuhrt	2,530	180,698	2,647	337,156

(1)	The number of shares acquired on exercise reflects the gross number of shares acquired, without considering any shares that were withheld to pay the option exercise price and/or to satisfy tax withholding requirements. The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of our common stock on the exercise date, less the per share exercise price.
(2)	The number of shares acquired on vesting reflects the gross number of shares acquired, without considering any shares that were withheld to satisfy tax withholding requirements. The value realized on vesting for RSUs represents the gross number of shares acquired, multiplied by the closing price of our common stock on each applicable vesting date, plus the value of dividend equivalents. The value realized on vesting for Performance Shares represents the gross number of shares acquired, relative to the 2019-2021 performance cycle that was considered earned as of December 31, 2021 but paid out in March 2022, multiplied by the closing price of our common stock on such date, plus the value of dividend equivalents. Amounts are not reduced to reflect any elections by our NEOs to defer receipt of RSUs or Performance Shares award payouts into our Top Hat Plan: Mr. Mapes, 13,808 RSUs and $76,220 in dividend equivalents deferred; and Mr. Bruno, 1,536 Performance Shares and $9,170 in dividend equivalents deferred. For more information about this deferral program, see the CD&A in the "Overview of Benefits” section.

2021 PENSION BENEFITS

RETIREMENT ANNUITY PROGRAM (RAP) (TERMINATED DURING 2020)

The RAP was terminated effective December 31, 2020 and distribution of pension plan assets in the form of lump sum payments and the purchase of a group annuity contract from a highly rated insurance company occurred in late 2021. Mr. Bruno and Mses. Ansberry and Kuhrt were participants in the RAP at the time of the termination.

2021 PENSION BENEFITS TABLE

The following provides information relating to payments made under our RAP based on elections made by such participant in connection with the plan termination. The amounts were rolled over into the 401(k) Plan. Mr. Mapes and Mr. Hedlund were not participants in the RAP.

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Christopher L. Mapes	RAP	—	—	—
Gabriel Bruno	RAP	21[1]	—	855,037
Steven B. Hedlund	RAP	—	—	—
Jennifer I. Ansberry	RAP	12[1]	—	336,237
Michele R. Kuhrt	RAP	19[1]	—	1,327,361

(1)	Under the RAP, credited years of service equals actual years of service from the date of hire with Lincoln Electric through December 31, 2016, the date that the RAP was amended to cease all future benefit accruals.

2021 DEFERRED COMPENSATION BENEFITS

We maintain two nonqualified deferred compensation plans in which our NEOs are eligible to participate.

DEFERRED COMPENSATION PLAN (TOP HAT PLAN)

Our Amended and Restated 2005 Deferred Compensation Plan for Executives (Top Hat Plan) is designed to be a "top-hat" plan that complies with Section 409A of the Internal Revenue Code. Participation is limited to management and highly compensated employees as approved by the Committee. A summary of the Top Hat Plan is provided in the CD&A in the "Other Arrangements, Policies and Practices" section.

RESTORATION PLAN

Our Restoration Plan is designed to provide deferred compensation for eligible employees whose annual compensation is expected to be in excess of the Internal Revenue Code limit on compensation (Code Limit) applicable to the 401(k) Plan. A summary of the Restoration Plan is provided in the CD&A in the "Other Arrangements, Policies and Practices" section.

71

72

2021 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table reflects any NEO contributions and Company contributions for 2021 to our nonqualified deferred compensation plans.

Name	Plan Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)[1]	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year-End($)[2]
Christopher L. Mapes	Top Hat Plan	—	1,669,801[3]	2,179,096[4]	—	27,649,140
	Restoration Plan	—	156,526	157,283	—	1,136,354
Gabriel Bruno	Top Hat Plan	—	146,313[5]	138,366[6]	—	802,873
	Restoration Plan	—	68,923	43,169	—	375,571
Steven B. Hedlund	Top Hat Plan	—	—	7,322	—	63,113
	Restoration Plan	—	34,726	28,892	—	241,889
Jennifer I. Ansberry	Top Hat Plan	—	—	—	—	—
	Restoration Plan	—	63,969	51,978	—	399,276
Michele R. Kuhrt	Top Hat Plan	—	—	—	—	—
	Restoration Plan	—	65,261	35,618	—	302,176

(1)	Amounts reported with respect to the Restoration Plan are included in compensation for 2021 in the "All Other Compensation" column of the Summary Compensation Table above and is described in its footnotes.

(2)	The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those years to the extent the individual was a NEO for those years.

(3)	Represents 13,808 RSUs and $76,220 in cash attributable to dividend equivalents that vested during 2021 and were deferred into the Top Hat Plan.

(4)	Of the amount reported, $157,838 is included as compensation for 2021 in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table and is described in its footnotes.

(5)	Represents 1,212 Performance Shares and $6,690 in cash attributable to dividend equivalents that vested during 2021 and were deferred into the Top Hat Plan.

(6)	Of the amount reported, $364 is included as compensation for 2021 in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table and is described in its footnotes.

TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

The Key Compensation Programs table below highlights the standard benefits and payments available to NEOs in the event of a termination of employment and/or a change in control. The Termination and Change in Control Table below reflects the estimated additional amounts of compensation each NEO would receive in the event of a termination of employment and/or a change in control. Termination events include: a voluntary termination by the executive; normal retirement of the executive; an involuntary, not-for-cause termination by Lincoln Electric; a for-cause termination by Lincoln Electric; a termination upon a change in control; and a termination due to death or disability. In addition, estimated additional compensation amounts are shown in the event of a change in control without termination of employment. The amounts shown assume that each event occurred on December 31, 2021, the last business day of the calendar year.

TERMINATION OF EMPLOYMENT

No written agreements exist that provide additional payments to a NEO in the event of a voluntary termination of employment with Lincoln Electric or a termination of employment initiated by Lincoln Electric (whether for cause or not). We do not have employment agreements or severance agreements, except for our change in control severance agreements described below.

Pursuant to our standard employment policies, upon termination of employment, a NEO would be entitled to receive the same benefits and payments that are generally available to salaried employees:

• Earned but unpaid base pay, up to the date of termination; • Earned and unused paid time off, up to the date of termination; • Vested amounts held in the executive's account under our 401(k) Plan;	• Amounts held in the executive's account under our Top Hat Plan (based on the executive's election); • Amounts held in the executive's account under our Restoration Plan.

CHANGE IN CONTROL

We have entered into change in control severance agreements with our NEOs. Pursuant to our change in control severance agreements, in the event of a "change in control," if the NEO's employment is terminated without "cause" (as defined in the change in control severance agreement) or the NEO terminates employment for "good reason" (as defined in the change in control severance agreement) during the severance period (as described below) (or for certain other employment terminations prior to and related to the change in control, as described in the change in control severance agreement), we will make severance payments and provide certain benefits as indicated in the Key Compensation Programs table below.

The severance period commences on the date of the first occurrence of a change in control and ends on the earlier of (a) the second anniversary of the change in control, or (b) the executive's death. Our NEOs are required to abide by certain restrictive covenants and execute a release of claims in order to receive certain severance payments and benefits under the change in control severance agreements.

The following events in general would constitute a change in control:

•  Any individual, entity or group is or becomes the beneficial owner of 30% or more of the combined voting power of the then- outstanding voting stock of Lincoln Electric;

•  A majority of the Board ceases to be comprised of incumbent Directors;

•  Certain reorganizations, mergers or consolidations, or the sale or other disposition of all or substantially all of the assets of Lincoln Electric, or certain other corporate transactions are consummated; or

•  Approval by the shareholders of a complete liquidation or dissolution of Lincoln Electric.

73

74

Key Compensation Programs

	Voluntary Termination/ Termination with Cause	Involuntary Termination/ Termination without Cause	Normal Retirement[1]	Change in Control (with Termination)[2]	Change in Control (No Termination)	Death or Disability
Severance	None	Company has discretion	None	Lump-sum payment equal to the sum of base pay and bonus as described in the severance agreement times three for the CEO and times two for other NEOs	None	None
Annual Bonus (EMIP)	Forfeited	Forfeited	Pro-rata portion of EMIP[3]	Pro-rata portion of EMIP payment equal to the greater of the actual or target amount	Pro-rata EMIP payment equal to the greater of the actual or target amount	Pro-rata portion of EMIP[3]
Long-Term Incentive Plan (Performance Shares)	Forfeited	Forfeited	Full vesting of Performance Shares, based on actual performance for awards granted in 2021[4]	Accelerated vesting of Performance Shares at target, if replacement award provided and subsequent qualifying termination for awards granted in 2020 and 2021[5]	No accelerated vesting if replacement award provided and continued employment

					Accelerated vesting of Performance Shares granted prior to the change in control at target, if no replacement award provided for awards granted in 2020 and 2021[5]	Accelerated vesting of Performance Shares at target
Stock Options	Unvested stock options forfeited Entitled to exercise vested stock options for a period of three months after termination[6,7]	Unvested stock options forfeited Entitled to exercise vested stock options for a period of three months after termination[6,7]	Accelerated vesting of any unvested stock options with right to exercise such vested options for the remaining period of the original 10-year term for awards granted in 2021[7,8]	Accelerated vesting of unvested stock options, if replacement award provided and subsequent qualifying termination

				Entitled to exercise vested stock options for the remaining period of the original 10-year term[7]	No accelerated vesting if replacement award provided and continued employment Accelerated vesting of unvested stock options granted prior to change in control, if no replacement award provided	Accelerated vesting of unvested stock options Entitled to exercise stock options for a period of three years after death or disability[6,7]
RSUs	Forfeited	Forfeited	Accelerated vesting of RSU awards for awards granted in 2021[9]	Accelerated vesting of RSU awards, if replacement award provided and subsequent qualifying termination	No accelerated vesting if replacement award provided and continued employment Accelerated vesting of RSU awards granted prior to change in control, if no replacement award provided	Accelerated vesting of RSU awards
Outplacement	None	None	None	Maximum of $100,000 for CEO and $50,000 for the other NEOs	None	None

Key Compensation Programs (continued)

	Voluntary Termination/ Termination with Cause	Involuntary Termination/ Termination without Cause	Normal Retirement[1]	Change in Control (with Termination)[2]	Change in Control (No Termination)	Death or Disability
280G Treatment	N/A	N/A	N/A	10	N/A	N/A
Other	Continuing medical and/ or dental coverage under COBRA, for which the executive would pay 102% of the applicable premium	Continuing medical and/ or dental coverage under COBRA, for which the executive would pay 102% of the applicable premium	Continuing medical and/or dental coverage under COBRA, for which the executive would pay 102% of the applicable premium	Continuing medical insurance (102% of the premium paid by the executive) and life insurance for a period of three years following the NEO’s termination date[11]	11	Continuing medical and/or dental coverage with 102% of the premium paid by the executive (or his or her surviving dependents)

(1)	Subject to any 409A deferred payment requirements. For purposes of the Annual Bonus (EMIP), Normal Retirement is defined as termination at age 60 and 5 years of service or at age 55 and 25 years of service. For purposes of Performance Shares, stock options and RSUs, commencing with awards granted in 2021, Normal Retirement is defined as termination at age 60 and 5 years of service or age 55 and 15 years of service.
(2)	Provision applicable in the event of a termination without Cause or termination for Good Reason in connection with a Change in Control. With respect to Performance Shares, stock options and RSUs, such termination without Cause or termination for Good Reason must occur within a period of two years after the Change in Control (or in certain employment terminations prior to and related to the change in control) to receive the accelerated vesting treatment.
(3)	Based on the executive's period of employment during the calendar year, subject to achievement of the applicable personal and financial goals.
(4)	Pro-rata vesting of Performance Shares, based on length of employment during performance period, based on actual performance for awards granted prior to 2021.
(5)	Pro-rata vesting of Performance Shares, based on length of employment during the applicable performance period, at the greater of target or actual performance, for awards granted prior to 2020.
(6)	After which time the vested stock options would expire.
(7)	Vested stock options canceled if the executive is terminated for cause or the executive engaged in competitive conduct within six months of termination.
(8)	Pro-rata vesting of stock options with right to exercise such vested options for the remaining period of the original 10-year term for awards granted prior to 2021.
(9)	Pro-rata vesting of RSUs, based on length of employment, for awards granted prior to 2021.
(10)	Severance payments reduced to the 280G (excess parachute payment) safe harbor limit, unless the executive would achieve a better after-tax result paying the excise tax imposed on excess parachute payments. No payment, net of taxes, to compensate for any excise tax imposed.
(11)	Amounts and/or shares (from vested RSUs or Performance Shares) held in executives' accounts under the Top Hat Plan automatically paid out.

75

76

Termination and Change in Control Table

The following table sets forth estimates of the potential incremental payments to each of our NEOs upon the specified termination events and upon a change in control, both with and without a qualified termination, assuming that each such event took place on the last business day of 2021.

The table does not quantify benefits under plans that are generally available to salaried employees that do not discriminate in favor of NEOs, including the 401(k) Plan, the health care plan and the life insurance plan.

The Annual Bonus (EMIP) amounts represent the difference between target EMIP and actual EMIP payments (as disclosed in the Non-Equity Incentive Plan Compensation column of the 2021 Summary Compensation Table) if target EMIP exceeds actual EMIP in connection with a hypothetical change in control as of the last business day of 2021. The LTIP (Performance Shares) amounts include amounts for the 2020-2022 cycle and 2021-2023 cycles, represented by the target amounts for the two cycles that were open as of the last business day of 2021. There is no amount included for the 2019-2021 cycle because actual performance exceeded target performance.

The following table assumes, in the event of a change in control, replacement awards are provided pursuant to the 2015 Equity and Incentive Compensation Plan's respective Stock Option Agreement, Restricted Stock Unit Agreement, and Performance Share Agreement ("Agreements"). Pursuant to the Agreements, if the respective equity awards are not replaced, all outstanding equity awards will accelerate as of the closing date of the change in control. In the event of a change in control where no replacement awards are provided, the accelerated equity values are consistent with the accelerated equity values under Change in Control (Replacement Awards; Qualified Termination).

In addition, the table includes all equity that is accelerated as a result of termination but does not include the value of outstanding equity awards that have previously vested, such as stock options, which awards are set forth above in the Outstanding Equity Awards at December 31, 2021 table. For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our change in control agreements, see the "Elements of Executive Compensation" discussion contained in the CD&A.

Under the normal retirement scenario, 2021 equity awards have a retirement definition of either age 60 and 5 years of service or age 55 and 15 years of service, and, as of December 31, 2021, one NEO was eligible for normal retirement under the 2021 equity awards. Awards prior to 2021 had a retirement definition of only age 60 and 5 years of service, under which no NEOs were eligible for normal retirement as of December 31, 2021. The Annual Bonus (EMIP) has a retirement definition of either age 55 and 25 years of service or age 60 and 5 years of service, under which no NEOs were eligible for normal retirement as of December 31, 2021.

	Christopher L. Mapes	Gabriel Bruno	Steven B. Hedlund	Jennifer I. Ansberry	Michele R. Kuhrt
Involuntary Termination/Termination without Cause before Normal Retirement:	$0	$0	$0	$0	N/A
Normal Retirement:	Not Eligible	Not Eligible	Not Eligible	Not Eligible	$575,562
LTIP (Performance Shares)	N/A	N/A	N/A	N/A	$195,070
Stock Options–Accelerated Vesting	N/A	N/A	N/A	N/A	$185,422
RSUs–Accelerated Vesting	N/A	N/A	N/A	N/A	$195,070
Change in Control (Replacement Awards; Qualified Termination):	$25,344,617	$5,238,082	$5,570,560	$3,892,565	$3,210,252
Severance	$8,471,385	$1,720,000	$1,708,590	$1,622,675	$1,549,118
Annual Bonus (EMIP)	$0	$0	$0	$0	$0
LTIP (Performance Shares)	$4,226,354	$644,047	$686,990	$558,009	$371,480
Stock Options–Accelerated Vesting	$6,124,671	$796,701	$977,054	$811,247	$515,722
RSUs–Accelerated Vesting	$6,422,207	$2,027,334	$2,147,926	$850,634	$723,932
Outplacement Estimate	$100,000	$50,000	$50,000	$50,000	$50,000
280G Cutback	$0	$0	$0	$0	$0

	Christopher L. Mapes	Gabriel Bruno	Steven B. Hedlund	Jennifer I. Ansberry	Michele R. Kuhrt
Change in Control (Replacement Awards; No Termination):	$0	$0	$0	$0	$0
Annual Bonus (EMIP)	$0	$0	$0	$0	$0
LTIP (Performance Shares)	$0	$0	$0	$0	$0
Stock Options–Accelerated Vesting	$0	$0	$0	$0	$0
RSUs–Accelerated Vesting	$0	$0	$0	$0	$0
Death or Disability:	$16,773,232	$3,468,082	$3,811,970	$2,219,890	$1,611,134
LTIP (Performance Shares)	$4,226,354	$644,047	$686,990	$558,009	$371,480
Stock Options–Accelerated Vesting	$6,124,671	$796,701	$977,054	$811,247	$515,722
RSUs–Accelerated Vesting	$6,422,207	$2,027,334	$2,147,926	$850,634	$723,932

77

78

PAY RATIO

For 2021, we estimate that the ratio of the annual total compensation of our CEO ($9,213,820, which is the same amount reported for our CEO in the 2021 Summary Compensation Table) to the annual total compensation of our median employee ($48,154) is 191:1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.

In accordance with Item 402(u) of Regulation S-K, in calculating our CEO pay ratio for 2021, we determined our median employee based on total cash and equity compensation paid to our active employees as of October 1, 2021 for the period beginning on January 1, 2021 and ending on December 31, 2021. We included all full time, part time, seasonal and temporary employees, whether employed domestically or overseas, and whether employed directly or by a consolidated subsidiary. Compensation for employees hired during 2021 was annualized for all employees other than seasonal employees.

Annual total compensation for the median employee for 2021 was calculated using the same methodology used for our NEOs as set forth in the 2021 Summary Compensation Table. Of the employees that were identified as potential median employees, we selected an employee based in the U.S. that was representative of the largest portion of our workforce. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

MANAGEMENT
OWNERSHIP OF SHARES

The following table sets forth certain information regarding ownership of shares of common stock of Lincoln Electric as of December 31, 2021 (except as otherwise indicated) by each of our Directors and NEOs, as well as our Directors and executive officers as a group. Except as otherwise indicated, voting and investment power with respect to shares reported in this table are not shared with others.

RSUs and Performance Shares are generally not reflected in the table as there is no ability to acquire the shares attributable to them within 60 days of December 31, 2021. In addition, any vested RSUs and Performance Shares that are deferred into the Top Hat Plan or the Non-Employee Directors’ Deferred Compensation Plan are generally not reflected in the table as there is no ability to acquire the shares attributable to them within 60 days of December 31, 2021. The table includes shares that would be received upon the vesting of RSUs within 60 days of December 31, 2021.

BENEFICIAL OWNERSHIP TABLE
Directors	Number of Shares of Lincoln Electric Common Stock Beneficially Owned[1]		Percent of Class
Brian D. Chambers	—	[2]	*
Curtis E. Espeland	14,620		*
Patrick P. Goris	574	[3]	*
Stephen G. Hanks	22,055	[3]	*
Michael F. Hilton	5,313	[3]	*
G. Russell Lincoln	266,842	[4]	*
Kathryn Jo Lincoln	835,386	[3,5]	1.42%
William E. MacDonald, III	14,384		*
Phillip J. Mason	17,005		*
Ben P. Patel	1,113	[3]	*
Hellene S. Runtagh	27,413		*
Kellye L. Walker	1,313		*
NEOs
Christopher L. Mapes	427,885	[5]	*
Gabriel Bruno	47,603	[7]	*
Steven B. Hedlund	83,268	[8]	*
Jennifer I. Ansberry	40,390	[9]	*
Michele R. Kuhrt	36,637	[10]	*
All Directors and Executive Officers as a group (20 persons)	1,875,441	[11]	3.16%

*	Indicates less than 1%
(1)	Reported in compliance with the beneficial ownership rules of the SEC, under which a person is deemed to be the beneficial owner of a security, for these purposes, if he or she has, or shares, voting power or investment power over the security or has the right to acquire the security within 60 days of December 31, 2021. With respect to the NEOs and executive officers, the amounts reported do not include any Performance Shares that vested and paid out in March 2022, as the number of Performance Shares to be received by each executive officer was unknown within 60 days of December 31, 2021.
(2)	Mr. Chambers was elected to the Board on February 16, 2022. In connection with Mr. Chambers' election, he received an initial grant of 927 RSUs that will vest on the first anniversary of the date of grant.
(3)	Each of Messrs. Goris, Hanks, Hilton, Patel and Ms. Lincoln had 4,077 RSUs deferred under the Non-Employee Directors' Deferred Compensation Plan which are not reflected in the above table.

79

80

(4)	Of the shares reported, Mr. Lincoln held of record 217,999 shares. 514 shares held of record by his spouse. The remaining shares were held of record as follows: 35,154 shares by the Laura R. Heath Family Trust for which Mr. Lincoln serves as a trustee; 13,175 shares by The G.R. Lincoln Family Foundation for which Mr. Lincoln serves as a trustee. Mr. Lincoln disclaims beneficial ownership of the shares held by his spouse, the trusts and the Foundation.
(5)	Of the shares reported, 35,109 shares were held of record by a trust established by Ms. Lincoln, under which she has sole investment and voting power. The remaining 800,277 shares were held of record by The Lincoln Institute of Land Policy, of which Ms. Lincoln is the Chair, as to which shares Ms. Lincoln disclaims beneficial ownership. Ms. Lincoln has shared voting and shared investment power on these 800,277 shares.
(6)	Of the shares reported, Mr. Mapes held of record 45,189 shares. Mr. Mapes has or had the right to acquire 382,696 shares upon the exercise of stock options within 60 days of December 31, 2021. Mr. Mapes had 64,178 RSUs deferred under the Top Hat Plan which are not reflected in the above table.
(7)	Of the shares reported, Mr. Bruno held of record 2,326 shares, of which 277 shares are held jointly with spouse. Mr. Bruno has or had the right to acquire 1,321 shares upon the vesting of RSUs within 60 days of December 31, 2021. Mr. Bruno has or had the right to acquire 43,956 shares upon the exercise of stock options within 60 days of December 31, 2021. Mr. Bruno had 5,400 Performance Shares deferred under the Top Hat Plan which are not reflected in the above table.
(8)	Of the shares reported, Mr. Hedlund held 19,425 shares of record, 546 shares of which are held in the Stock Purchase Plan, and 2,321 shares of which are held in the 401(k) Plan. Mr. Hedlund has or had the right to acquire 2,321 shares upon the vesting of RSUs within 60 days of December 31, 2021. Mr. Hedlund has or had the right to acquire 61,522 shares upon the exercise of stock options within 60 days of December 31, 2021.
(9)	Of the shares reported, Ms. Ansberry held of record 8,273 shares, 20 shares of which are held jointly with her spouse. Ms. Ansberry has the right to acquire 2,012 shares upon the vesting of RSUs within 60 days of December 31, 2021. Ms. Ansberry has or had the right to acquire 30,105 shares upon the exercise of stock options within 60 days of December 31, 2021.
(10)	Of the shares reported, Ms. Kuhrt held 8,468 shares of record, 181 shares of which are held in the 401(k) Plan. Ms. Kuhrt has the right to acquire 1,090 shares upon the vesting of RSUs within 60 days of December 31, 2021. Ms. Kuhrt has or had the right to acquire 27,079 shares upon the exercise of stock options within 60 days of December 31, 2021.
(11)	Includes 8,292 shares that are RSUs held by all executive officers, as a group, that vest within 60 days of December 31, 2021 and 567,822 shares which all executive officers, as a group, have or had the right to acquire upon the exercise of stock options within 60 days of December 31, 2021.

In addition to the above management holdings, as of December 31, 2021, the 401(k) Plan held 918,531 shares of our common stock, or approximately 1.56% of the shares of our common stock outstanding.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding outstanding Stock Options, RSUs and Performance Shares and shares reserved for issuance under our equity compensation plans as of December 31, 2021:

Plan category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)[1]	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)[2]	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)[3]
Equity compensation plans approved by security holders	1,670,033	$86.28	1,656,888
Equity compensation plans not approved by security holders[4]	—	—	—
Total	1,670,033	—	1,656,888

(1)	The amount shown in column (a) includes the following: 1,068,224 Nonqualified Stock Options; 107,654 deferred RSUs and deferred Performance Shares; 180,658 Performance Shares (assuming payout levels at maximum-as a result, this aggregate reported number may overstate actual dilution); and 313,497 RSUs.
(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.
(3)	The amount shown in column (c) represents common shares remaining available under the 2015 Equity and Incentive Compensation Plan ("Employee Plan") and the 2015 Stock Plan for Non-Employee Directors ("2015 Director Plan"). The Employee Plan provides for the granting of options, appreciation rights, restricted shares, RSUs and performance-based awards. The 2015 Director Plan provides for the granting of options, restricted shares and RSUs. Under the Employee Plan, for any award that is not an Option Right or Appreciation Right, 3.24 common shares are subtracted from the maximum number of common shares available under the plan for every common share issued under the award. For awards of Option Rights or Appreciation Rights, however, only one common share is subtracted from the maximum number of common shares available under the Employee Plan for every common share granted. The amount in the table assumes payout levels at maximum for Performance Shares. Under the Director Plan only one common share is subtracted from the maximum number of common shares available for every common share granted.
(4)	The Company does not maintain equity compensation plans that have not been approved by its shareholders.

OTHER
OWNERSHIP OF SHARES

Set forth below is information about the number of shares held by any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be an owner of more than 5% of the shares of our common stock as of December 31, 2021.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,903,603[1]	10.04%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,162,009[2]	8.78%
JPMorgan Chase & Co. 383 Madison Avenue New York, New York 10179	3,362,982[3]	5.72%

(1)	According to its Schedule 13G/A filed on February 10, 2022, The Vanguard Group has sole voting power over 0 shares, shared voting power over 34,366 shares, sole dispositive power over 5,822,733 shares and shared dispositive power over 80,870 shares. In its Schedule 13G/A filing, The Vanguard Group states that the shares of our common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

(2)	According to its Schedule 13G/A filed on January 31, 2022, BlackRock, Inc. has sole voting power over 5,009,626 shares and sole dispositive power over 5,162,009 shares. In its Schedule 13G/A filing, BlackRock states that the shares of our common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(3)	According to its Schedule 13G filed on January 12, 2022, JPMorgan Chase & Co. has sole voting power over 3,261,405 shares and sole dispositive power over 3,362,969 shares. In its Schedule 13G filing, JPMorgan Chase & Co. states that the shares of our common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

81

82

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

During 2021, each of Messrs. Hilton, MacDonald, and Mason and Ms. Lincoln, Ms. Runtagh and Ms. Walker served on the Compensation and Executive Development Committee. No Compensation and Executive Development Committee member was an employee of Lincoln Electric or any of its subsidiaries, and there were no reportable business relationships between Lincoln Electric and the Compensation and Executive Development Committee members. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation and Executive Development Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board.

ANNUAL MEETING PROPOSALS

PROPOSAL 1 Election of 10 Directors to serve until 2023 Annual Meeting or until their successors are duly elected and qualified

The Board recommends a vote FOR all Director Nominees.

Our Nominating and Corporate Governance Committee and our Board of Directors have determined that each of the Director Nominees possesses the right skills, qualifications and experience to effectively oversee Lincoln Electric's long-term business strategy.

	➜	See "Proposal 1-Election of Directors" beginning on page 21 of this Proxy Statement for additional information.

PROPOSAL 2 Ratification of independent registered public accounting firm

The Board recommends a vote FOR this proposal.

Our Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of Ernst & Young LLP as Lincoln Electric's independent registered public accounting firm for the year ending December 31, 2022.

Fees for professional services provided by Ernst & Young LLP as our independent auditors in each of the last two fiscal years, in each of the following categories are:

	2021	2020
Audit Fees	$2,459,000	$2,713,000
Audit-Related Fees	404,000	—
Tax Fees	436,000	445,000
All Other Fees	—	—
Total Fees	$3,299,000	$3,158,000

Audit Fees include fees associated with the annual integrated audit of the financial statements and internal control over financial reporting in 2021 and 2020, the reviews of our quarterly reports on Form 10-Q, certain statutory audits required for our international subsidiaries and services provided in connection with regulatory filings with the SEC. Audit-Related Fees for 2021 primarily relate to audit-related services associated with acquisitions. Tax Fees include tax compliance, transfer pricing and tax advisory services.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services performed by our independent auditors, including the scope of and fees for such services. Generally, requests for audit, audit-related and tax services, each as defined in the policy, must be presented for approval prior to the performance of such services, to the extent known at that time. For 2021, the Audit Committee has resolved that four specific categories of services, namely audit services, audit-related services, tax advisory services, and tax compliance services, are permissible without itemized pre-approval in an amount not to exceed for each service:

Pre-Approval Amount	Services
$951,000	Audit, and Audit-Related services for acquisitions, new accounting pronouncements and other international statutory requirements
$1,000,000	Tax Advisory and Tax Compliance services

Itemized detail of all such services performed is subsequently provided to the Audit Committee. In addition, our independent auditors are prohibited from providing certain services described in the policy as prohibited services. All of the fees included in Audit Fees, Audit- Related Fees and Tax Fees shown above were pre-approved by the Audit Committee (or included in the pre-approved fee limits, as applicable, for certain services as detailed above).

Generally, requests for independent auditor services are submitted to the Audit Committee by our Executive Vice President, CFO and Treasurer (or other member of our senior financial management) and our independent auditors for consideration at the Audit Committee's regularly scheduled meetings. Requests for additional services in the categories mentioned above may be approved at subsequent Audit Committee meetings to the extent that none of such services is performed prior to its approval (unless such services are included in the

83

85

categories of services that fall within the dollar limits detailed above). The Chairman of the Audit Committee is also delegated the authority to approve independent auditor services requests under certain dollar thresholds provided that the pre-approval is reported at the next meeting of the Audit Committee. All requests for independent auditor services must include a description of the services to be provided and the fees for such services.

Representatives of Ernst & Young LLP are expected to be available at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as our independent auditors would be considered by the Board in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not our shareholders ratify the appointment.

MAJORITY VOTE NEEDED

Ratification requires the affirmative vote of the majority of the shares of our common stock present or represented and entitled to vote on the matter at the Annual Meeting. Unless otherwise directed, shares represented by proxy will be voted FOR ratification of the appointment of Ernst & Young LLP. Abstentions will have the same effect as a vote "against" the proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

PROPOSAL 3 Approval, on an advisory basis, of NEO Compensation	The Board recommends a vote FOR this proposal. Our Board recommends that shareholders vote "FOR" the approval, on an advisory basis, of the compensation of our NEOs for 2021.

The Compensation and Executive Development Committee believes that the historically positive say-on-pay shareholder votes reinforce the philosophy and objectives of our executive compensation program. We conduct annual say-on-pay votes. Our next say-on-pay vote will be held at the 2023 Annual Meeting.

Our compensation philosophy is to pay for performance, a philosophy that has been rooted in our history and tradition for over 125 years. Our compensation program consists of elements designed to complement one another and focus on both short-term and long-term performance. The Compensation and Executive Development Committee regularly reviews peer group data and best practices and trends related to executive compensation to help ensure that our programs are properly aligned with our business strategy and philosophy, as well as promote shareholder value. The Committee receives advice from independent consultants. In addition to the information provided earlier in the CD&A section, we believe shareholders should consider the following in determining whether to approve this proposal:

OUR CULTURE AND PERFORMANCE

To maintain a performance-driven culture, we:

• Expect our executives to deliver above-market financial results;	• Take action when needed to address specific business challenges; and
• Provide systems that tie executive compensation to superior financial performance;	• Maintain good governance practices in the design and operation of our executive compensation programs.

We have a long track record of delivering increased value to our shareholders.

PAY FOR PERFORMANCE

In designing our executive compensation programs, a core philosophy is that our executives should be rewarded when they deliver financial results that provide value to our shareholders. Therefore, we have established a program that ties executive compensation to superior financial performance.

85

86

We have a balanced pay mix between short-term and long-term incentives:

•  Base Salaries. Base salaries for our NEOs are generally targeted at the 45th percentile of benchmark data (below market median). For 2021, the average base salary increase for the NEOs was 2.6% excluding salary increases for promotions and assigned temporary duties.

•  Annual Bonus Awards Are Aligned with Our Performance and Contain a Balanced Mix of Metrics. The total cash compensation for our NEOs, which includes base pay and the annual bonus (EMIP), is targeted at the 65th percentile of benchmark data (above market median). The EMIP is based on a balance of metrics-both financial and personal-with the financial components based on EBITB and AOWC/Sales for Compensation Purposes and with a mix of consolidated and, if applicable, segment performance. For 2021, annual bonus payments for the NEOs increased 44%.

•  Performance Share Payouts Were Above Target. For the 2019- 2021 performance cycle, the Performance Shares paid out slightly above target, as a result of ROIC for Compensation Purposes performance above maximum and Adjusted Net Income for Compensation Purposes performance above threshold.

•  Long-Term Incentives Are Aligned with the Interests of Our Shareholders. We believe that incentives should be based on factors that deliver long-term sustainability for Lincoln Electric. Therefore, the NEOs receive three types of long-term incentives. The three components are: (1) stock options, (2) RSUs and (3) Performance Shares. Total awards are targeted at the 50th percentile of benchmark data (at market median).

GOOD GOVERNANCE PRACTICES

In addition to our emphasis on pay for performance, we design our programs to be current with best practices and good corporate governance. We also consider the risks associated with any particular program, design or compensation decision. We believe these assessments result in sustained, long-term shareholder value. Some of the governance practices include:

•  Officers Are Subject to Stock Ownership Guidelines

•  Compensation and Executive Development Committee Receives Regular Updates

•  Compensation and Executive Development Committee Retains Independent Advisors

•  No Compensation Consultant Conflicts of Interest

•  No Multi-Year Guarantees on Compensation

•  No Dividends on Unvested RSUs or Performance Shares

• Broad Clawback Policy • Change in Control Agreements Require a Double-Trigger • No Tax Gross-Ups • No Hedging or Pledging of Lincoln Electric Stock by Officers • Limited Perquisites

As illustrated above, the Compensation and Executive Development Committee has and will continue to take action to structure our executive compensation program in a manner that is performance-based, current with best practices and good corporate governance and aimed at sustaining long-term shareholder value. The Board believes that the executive compensation disclosed in the CD&A section, tabular disclosures (including the 2021 Summary Compensation Table) and other narrative disclosures in this Proxy Statement aligns with our peer group pay practices and compensation philosophy.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation awarded to our NEOs, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure) in this Proxy Statement, as required by the rules of the Securities and Exchange Commission, is hereby approved on an advisory basis.

YOUR VOTE MATTERS TO US

As an advisory vote, this proposal is not binding on us. However, the Compensation and Executive Development Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by shareholders in their vote on this proposal and expects to consider the outcome of the vote when making future compensation decisions for NEOs.

MAJORITY VOTE NEEDED

A favorable vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote on the matter is necessary for approval of the proposal. Abstentions will have the same effect as a vote "against" the proposal and broker non-votes will not be counted for determining whether the proposal is approved.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE, FOR APPROVAL, ON AN ADVISORY BASIS, OF
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

87

88

AUDIT COMMITTEE
REPORT

The Audit Committee consists solely of independent Directors within the meaning of the Nasdaq listing standards. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. In addition, the Audit Committee has received and has discussed with the independent auditors written disclosures regarding their independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

The Audit Committee discussed with our internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The Audit Committee and the Board have also recommended the selection of Ernst & Young LLP as our independent auditors for the year ending December 31, 2022 and the ratification thereof by the shareholders.

By the Audit Committee:
Stephen G. Hanks, Chair
Curtis E. Espeland
Patrick P. Goris
G. Russell Lincoln
Ben P. Patel

FAQS

Who is soliciting proxies and why? Who is paying for the cost of this proxy solicitation?

The Board solicits the proxy and the Company pays the solicitation cost. Certain officers and employees may also solicit proxies, but do not receive compensation for these activities. We also reimburse custodians, nominees and fiduciaries for reasonable expenses incurred to forward and obtain proxy materials from beneficial holders.

How do we distribute proxy materials to shareholders sharing the same address?

We use "householding" rules to deliver only one set of voting materials (Annual Report and Proxy Statement) to shareholders who share the same address, unless we receive contrary instructions from one or more shareholders at that address. Each shareholder receives a separate proxy card. We will promptly deliver upon request a separate set of proxy materials.

How do I obtain a separate set of proxy materials at no cost?

Send a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 St. Clair Avenue, Cleveland, Ohio 44117-1199.

Who may vote?

Record holders as of the close of business on February 28, 2022 (the record date) are entitled to vote at the Annual Meeting. As of the record date, 58,624,726 shares of our common stock were outstanding and each share is entitled to one vote per proposal brought before the meeting.

What is required for there to be a quorum at the Annual Meeting?

Holders of at least a majority of the shares of our common stock issued and outstanding on the record date (February 28, 2022) must be present, in person or by proxy, to constitute a quorum.

How do I attend and participate in the Annual Meeting?

Any shareholder of record as of the record date (February 28, 2022) can attend the Annual Meeting online at www.virtualshareholdermeeting.com/LECO2022. The webcast will start at 11:00 a.m. ET. Shareholders may submit pre-meeting questions online by visiting www.proxyvote.com. Questions must be submitted by Monday, April 18, 2022 at 5:00 p.m. ET. You will need your 16-digit control number that is printed on your proxy card or on the instructions that accompanied your proxy materials to access the meeting. Instructions on how to attend the Annual Meeting are posted at www.virtualshareholdermeeting.com/LECO2022. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process.

If you encounter any technical difficulties accessing the virtual meeting during check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Why is the Annual Meeting a virtual, online meeting?

We believe that hosting a virtual meeting under the current environment will facilitate shareholder attendance and participation by enabling shareholders to participate from any location around the world and improves our ability to communicate more effectively with our shareholders. We have designed the virtual meeting to provide substantially the same opportunities to participate as you would have at an in-person meeting. We are providing opportunities for shareholders to submit questions prior to the meeting to enable us to address appropriate questions at the Annual Meeting.

What is the difference between holding shares as a registered shareholder or as a beneficial holder?

•	Registered Shareholders: If your shares are directly registered in your name with our transfer agent/registrar, you are considered the registered shareholder, or shareholder of record. Proxy materials will be sent directly to you and you may vote during the meeting at www.virtualshareholdermeeting.com/LECO2022, or by telephone, by Internet or by mail in the envelope provided.

•	Beneficial Holders: You are a beneficial holder if your shares are held indirectly in a brokerage account, by a trustee, or by another nominee. These entities are considered the shareholder of record and the shares are considered held in "street name." Proxy materials are sent to the entity and they forward a voting instruction card to you, the beneficial holder. As a beneficial holder, you have the right to direct the entity on how to vote your shares and you may also attend the Annual Meeting. Since you are not the shareholder of record, you may not vote during the meeting unless you obtain a legal proxy from the entity that holds your shares. Please refer to the information your broker, trustee or nominee provided to see what voting options are available to you. If you have not heard from your broker, trustee or nominee, please contact them.

89

90

What shares are included on the proxy card?

Shareholder type:	Registered Shareholder & participant in The Lincoln Electric Company Employee Savings Plan (401(k) Plan)	Beneficial Holder with shares held by a broker, trustee or nominee	Both a Registered Shareholder and a Beneficial Holder of shares
Shares included on the proxy card:	All shares registered in your name will be represented (including 401(k) plan shares) Note: If you do not have identical names on your accounts, we cannot consolidate your share information.	You will receive a voting instruction form from your broker, trustee or nominee instructing you on how to vote.	You will receive a proxy card from us and a voting instruction form from your broker, trustee or nominee instructing you on how to vote.

What is a broker non-vote and what effect does it have?

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial holder and is then unable to vote the shares. If you hold your shares beneficially through a broker, trustee or nominee, you must communicate your voting instructions to them to have your shares voted. Please note that your nominee cannot vote on your behalf on the election of Directors (Proposal 1) and the approval, on an advisory basis, of NEO compensation (Proposal 3) unless you provide specific voting instructions to them by following the instructions provided to you.

Broker non-votes, as well as abstentions, will be counted to determine whether a quorum is present at the Annual Meeting. Broker non-votes will not be counted when determining votes for a particular proposal (i.e., it will not be considered a vote "cast").

How do I vote?

Registered Shareholders

Vote during the meeting at www.virtualshareholdermeeting.com/LECO2022 or by proxy in any one of four ways outlined in the Proxy Summary section of this Proxy Statement.

Participants in the 401(k) Plan

The 401(k) Plan's independent Trustee, Fidelity Management Trust Company, will vote your 401(k) Plan shares according to your voting directions, which you can provide by Internet, telephone or mail. As 401(k) Plan shares are held in a qualified plan, you are not able to vote 401(k) Plan shares during the Annual Meeting. If you do not vote, the Trustee will not vote your plan shares.

Beneficial Holders

If your shares are held by a bank, broker, trustee or some other nominee (in street name), that entity will give you separate voting instructions.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on the proposals?

Registered Shareholders: Your shares will be voted FOR the election of all of the Director nominees, FOR the ratification of the appointment of our independent registered public accounting firm, and FOR the approval, on an advisory basis, of the compensation of our NEOs.

Beneficial Holders: Your nominee cannot vote your uninstructed shares on non-routine matters such as Proposal 1 (election of Directors) and Proposal 3 (approval, on an advisory basis, of NEO compensation). Your nominee can vote your uninstructed shares on routine matters such as Proposal 2 (ratification of the appointment of our independent registered public accounting firm).

May I revoke my proxy or change my vote?

Registered Shareholders: Yes, you may change or revoke your proxy prior to the closing of the polls in any one of the following FOUR ways:

1.	Send a written notice to our Corporate Secretary stating that you want to revoke your proxy;

2.	Mail a completed and signed proxy card with a later date, but prior to the cut-off dates prior to the Annual Meeting (which will automatically revoke the earlier proxy);

3.	Vote by telephone or Internet at a later date, but prior to the cut-off dates prior to the Annual Meeting (which will automatically revoke the earlier proxy); or

4.	Vote during the Annual Meeting at www.virtualshareholdermeeting.com/LECO2022. Because 401(k) plan shares are held in a qualified plan, you are not able to revoke or change your vote on 401(k) plan shares at the Annual Meeting.

Beneficial Holders: Check with your broker, trustee or nominee to determine how to change your vote.

Who counts the votes?

Broadridge Financial Solutions, Inc. is the independent agent who receives and tabulates the votes. They are also our inspector of elections at the Annual Meeting.

May I receive future shareholder communications over the Internet?

Registered Shareholders: Yes. Please mark the appropriate box on your proxy card, or follow the prompts if voting by telephone or Internet.

Beneficial Holders: Refer to the information provided by your nominee on how to select future shareholder communications by Internet.

When are shareholder proposals due to be considered for inclusion in next year’s Annual Meeting in 2023?

In order to have a shareholder proposal included in our proxy materials for the 2023 Annual Meeting, a shareholder proposal must be received in writing by the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 St. Clair Avenue, Cleveland, Ohio 44117-1199 on or before November 18, 2022.

If shareholders want to present proposals at our 2023 Annual Meeting that are not included in Lincoln Electric's proxy materials, they must comply with the requirements in our Amended and Restated Code of Regulations. These include providing a written notice containing certain information, and such notice must be received no earlier than December 22, 2022 and no later than January 21, 2023. If the Board of Directors chooses to present any information submitted after the applicable deadlines at the 2023 Annual Meeting, then the persons named in proxies solicited by the Board for the 2023 Annual Meeting may exercise discretionary voting power with respect to such information.

May I submit a nomination for Director?

Yes. A shareholder must send a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 St. Clair Avenue, Cleveland, Ohio 44117-1199. The notice must include information about the shareholder and the person he or she intends to nominate, which is required by our Amended and Restated Code of Regulations. Nominations must be received in the Corporate Secretary's Office at least 80 days before the date of the annual meeting at which the nomination is to be made.

If we have not publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date, shareholder nominations would have needed to be received in the Corporate Secretary's Office no later than the close of business on the tenth day following the day on which we publicly announced the date of the annual meeting. For the 2022 Annual Meeting, we had to receive nominations no later than the close of business on January 22, 2022, as we publicly announced the date of this year's Annual Meeting on January 11, 2022, which is more than 90 days prior to this year's Annual Meeting date. Accordingly, no additional nominations can be made for this year's Annual Meeting.

91

92

HOW DO I CONTACT LINCOLN ELECTRIC?

FOR GENERAL INFORMATION: Lincoln Electric Holdings, Inc. 22801 St. Clair Avenue Cleveland, Ohio 44117-1199 Attention: Amanda Butler, Vice President, Investor Relations & Communications	TO CONTACT THE DIRECTORS: Lincoln Electric Holdings, Inc. 22801 St. Clair Avenue Cleveland, Ohio 44117-1199 Attention: Corporate Secretary

Please name any specific intended Board recipient(s) in the communication. Prior to forwarding any correspondence, the Corporate Secretary will review the correspondence and, at his or her discretion, may not forward certain items if they are deemed of a frivolous nature or otherwise inappropriate for the Board's consideration. In such cases, some of that correspondence may be forwarded elsewhere within Lincoln Electric for review and possible response.

Please visit our website at www.lincolnelectric.com for current developments at Lincoln Electric. The information on our website is not incorporated by reference into this Proxy Statement or any of our periodic reports.

APPENDIX A—DEFINITIONS AND
NON-GAAP FINANCIAL MEASURES

The discussion of our results in the CD&A and other sections of this Proxy Statement includes reference to our EBIT, EBITB, Adjusted net income, Adjusted diluted earnings per share, Adjusted EBIT, Adjusted operating income, Adjusted operating income margin, Adjusted effective tax rate, Return on Invested Capital (ROIC), Average Operating Working Capital to Sales (AOWC/Sales), Total Shareholder Return (TSR), Organic Sales, Cash Conversion and Free Cash Flow (FCF) performance. Some of these metrics are considered Non- GAAP financial measures, as management uses various GAAP and non-GAAP financial measures in assessing and evaluating our underlying operating performance. Non-GAAP financial measures exclude the impact of special items on our reported financial results. Non-GAAP financial measures should be read in conjunction with the generally accepted accounting principles in the United States ("GAAP"), as non-GAAP measures are a supplement to, and not a replacement for, GAAP financial measures. The following defines the financial and non-GAAP financial measures discussed in the CD&A and other sections of this Proxy Statement. Certain reclassifications have been made to prior year financial statements and financial measures to conform to current year classifications.

ADJUSTED DILUTED EARNINGS PER SHARE

Adjusted Diluted Earnings Per Share is defined as reported Diluted Earnings Per Share excluding certain disclosed special items.

ADJUSTED EBIT

Adjusted EBIT is defined as reported EBIT excluding certain disclosed special items.

ADJUSTED EFFECTIVE TAX RATE

Adjusted Effective Tax Rate is defined as reported Effective Tax Rate excluding the tax effect of certain disclosed special items.

ADJUSTED NET INCOME

Adjusted Net Income is defined as reported Net Income excluding certain disclosed special items.

ADJUSTED NET INCOME FOR COMPENSATION PURPOSES

Adjusted Net Income for Compensation Purposes is defined as reported Net Income excluding certain disclosed special items and other adjustments as approved by the Compensation and Executive Development Committee.

ADJUSTED OPERATING INCOME

Adjusted Operating Income is defined as reported Operating Income excluding certain disclosed special items.

ADJUSTED OPERATING INCOME MARGIN

Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Net sales.

AVERAGE OPERATING WORKING CAPITAL TO SALES (AOWC/SALES)

Average operating working capital to Net Sales (AOWC/Sales) is defined as the sum of Accounts receivable, Inventories and contract assets less Trade accounts payable and contract liabilities as of a period end divided by annualized rolling three months of Net sales.

AVERAGE OPERATING WORKING CAPITAL TO SALES FOR COMPENSATION PURPOSES (AOWC/SALES FOR COMPENSATION PURPOSES)

Average operating working capital to Net Sales for Compensation Purposes (AOWC/Sales for Compensation Purposes) is defined as the sum of Accounts receivable, Inventories (excluding LIFO inventory reserves) and contract assets less Trade accounts payable and contract liabilities as of a period end divided by annualized rolling three months of Net sales.

93

94

CASH CONVERSION

Cash Conversion is defined as Free Cash Flow divided by Adjusted Net Income.

EBIT

EBIT is an amount equal to earnings before interest and tax defined as operating income plus Other income (expense).

EBITB

EBITB is an amount equal to earnings before interest, tax and bonus, calculated at budgeted exchange rates and adjusted for special items as determined by management. The adjustments for special items include such items as rationalization charges, certain asset impairment charges, the gains and losses on certain transactions including the disposal of assets and the results of businesses acquired during the year. Adjusted Operating Income is a representative measure of EBITB.

FREE CASH FLOW (FCF)

Free Cash Flow is defined as Net cash provided by operating activities less Capital expenditures.

ORGANIC SALES

Organic Sales is defined as sales excluding the effects of foreign currency and acquisitions.

RETURN ON INVESTED CAPITAL (ROIC)

ROIC is defined as rolling 12 months of Adjusted net income excluding tax-effected interest income and expense divided by Invested capital. Invested capital is defined as total debt, which includes Amounts due banks, Current portion of long-term debt and Long-term debt, less current portion, plus Total equity.

RETURN ON INVESTED CAPITAL (ROIC) FOR COMPENSATION PURPOSES

ROIC for Compensation Purposes is calculated by an independent third-party and is adjusted for certain transactions as approved by the Compensation and Executive Development Committee.

TOTAL SHAREHOLDER RETURN (TSR)

TSR is an amount equal to the net stock price change for our common stock plus the reinvestment of dividends paid over the prescribed period of time.

ADJUSTED OPERATING INCOME

The following table presents a reconciliation of Operating income as reported to Adjusted operating income for the years ended December 31, 2019 to 2021:

($ in thousand)	Year Ended December 31,
	2021	2020	2019
Operating income (as reported)	$461,669	$282,071	$370,910
Special items (pre-tax):
Rationalization and asset impairment charges	9,827	45,468	15,188
Gains on asset disposals	—	—	(3,045)
Acquisition transaction costs	1,923	—	1,804
Amortization of step up in value of acquired inventories	5,804	806	3,008
Adjusted operating income	$479,223	$328,345	$387,865
Adjusted operating income margin	14.8%	12.4%	12.9%

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

The following table presents reconciliations of Net income and Diluted earnings per share as reported to Adjusted net income and Adjusted diluted earnings per share for the years ended December 31, 2019 to 2021:

($ in thousands except per share amounts)	Year Ended December 31,
	2021	2020	2019
Net income (as reported)	$276,466	$206,115	$293,109
Special items:
Rationalization and asset impairment charges	9,827	45,468	15,188
Pension settlement charges	126,502	8,119	—
Gains on asset disposals	—	—	(3,554)
Gain on change in control	—	—	(7,601)
Acquisition transaction costs	1,923	—	1,804
Amortization of step up in value of acquired inventories	5,804	806	3,008
Tax effect of Special items	(47,188)	(10,594)	(7,386)
Adjusted net income	$373,334	$249,914	$294,568

Diluted earnings per share (as reported)	$4.60	$3.42	$4.68
Special items per share	1.62	0.73	0.02
Adjusted diluted earnings per share	$6.22	$4.15	$4.70

RETURN ON INVESTED CAPITAL (ROIC)

The following table presents calculations of ROIC for the years ended December 31, 2019 to 2021:

($ in thousands)	Year Ended December 31,
	2021	2020	2019
Adjusted net income	$373,334	$249,914	$294,568
Plus: Interest expense (after-tax)	17,794	17,933	19,465
Less: Interest income (after-tax)	1,172	1,486	1,896
Adjusted net income before tax-effected interest	$389,956	$266,361	$312,137
Invested capital	$1,633,728	$1,508,440	$1,566,348
Return on invested capital	23.9%	17.7%	19.9%

CASH CONVERSION

The following table presents calculations of Cash Conversion for the years ended December 31, 2019 to 2021:

($ in thousands)	Year Ended December 31,
	2021	2020	2019
Net cash provided by operating activities	$365,063	$351,362	$403,185
Less: Capital expenditures	62,531	59,201	69,615
Free Cash Flow	$302,532	$292,161	$333,570
Adjusted net income	$373,334	$249,914	$294,568
Cash Conversion	81%	117%	113%

95

22801 ST. CLAIR AVE. c/o JENNIFER ANSBERRY CLEVELAND, OH 44117

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 20, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LECO2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 20, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received no later than 11:59 P.M. Eastern Time the day before the cut-off date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D65040-P65590	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LINCOLN ELECTRIC HOLDINGS, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors Recommends a Vote FOR the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. All of the proposals have been proposed by Lincoln Electric. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below.
					☐	☐	☐

1.	Election of directors:
	Nominees:
	01)	Brian D. Chambers	06)	Christopher L. Mapes
	02)	Curtis E. Espeland	07)	Phillip J. Mason
	03)	Patrick P. Goris	08)	Ben P. Patel
	04)	Michael F. Hilton	09)	Hellene S. Runtagh
	05)	Kathryn Jo Lincoln	10)	Kellye L. Walker
										For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.									☐	☐	☐

3.	To approve, on an advisory basis, the compensation of our named executive officers.									☐	☐	☐

In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) to the Annual Meeting.

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.								If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast FOR all nominees in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

LINCOLN ELECTRIC HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 21, 2022
11:00 a.m. (ET)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

D65041-P65590

LINCOLN ELECTRIC HOLDINGS, INC.	PROXY AND VOTING INSTRUCTION

THIS PROXY AND THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 21, 2022.

The shareholder signing this card appoints Christopher L. Mapes, Gabriel Bruno and Jennifer I. Ansberry, together or separately, as proxies, each with the power to appoint a substitute. They are directed to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares held by the signing shareholder on the record date, at the Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Time, on April 21, 2022, via live webcast at www.virtualshareholdermeeting.com/LECO2022 or at any postponement(s) or adjournment(s) of the meeting, and, in their discretion, on all other business properly brought before the meeting or at any postponement(s) or adjournment(s) of the meeting.

As described more fully in the proxy statement and below, this card also provides voting instructions to Fidelity Management Trust Company, as Trustee under The Lincoln Electric Company Employee Savings Plan (“401(k) Plan” or “Plan”). The signing Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares credited to the account of the signing Plan participant as of the record date, at the Annual Meeting of Shareholders, and in the Trustee's discretion, on all other business properly brought before the meeting.

NOTE TO PARTICIPANTS IN THE 401 (K) PLAN. As a participant in the 401(k) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Plan, to vote the shares allocated to your Plan account. Participant voting directions will remain confidential. To direct the Trustee by mail to vote the shares allocated to your Plan account, please mark the voting instruction form and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Plan account, please follow the instructions and use the Company Number given on the reverse side. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) Plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

If you do not give specific voting directions on the voting instruction form or when you vote by phone or over the Internet, the Trustee will vote the Plan shares as recommended by the Board of Directors. If you do not return the voting instruction form or do not vote by phone or over the Internet by 11:59 p.m. Eastern Time on April 18, 2022, the Trustee shall not vote the Plan shares. Plan shares representing forfeited account values that have not been reallocated at the time of the proxy solicitation will be voted by the Trustee in proportion to the way other 401(k) Plan participants directed their Plan shares to be voted.

See reverse for voting instructions.